Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

AMONG

EP ENERGY CORPORATION,

EP ENERGY HOLDING COMPANY

AND

EL PASO BRAZIL, L.L.C.,

AS SELLERS,

AND

EPE ACQUISITION, LLC,

AS PURCHASER

DATED AS OF FEBRUARY 24, 2012

i

EXHIBITS:

Exhibit A	Form of Parent Guarantee

Exhibit B	Form of El Paso Guarantee

Exhibit C	Form of Transition Services Agreement
	Exhibit A	IT Services
	Exhibit B	Payroll Administration
	Exhibit C	Human Resources Services
	Exhibit D	Benefits Administration
	Exhibit E	Legal, Corporate Secretary and Related Services
	Exhibit F	Tax Services
	Exhibit G	Telephone Services
	Exhibit H	Data Subscription Services
	Exhibit I	Access to Travis Place
	Exhibit J	Consulting Services
	Exhibit K	Marketing Services
	Exhibit L	Brazilian Power Services
	Exhibit M	Company Group Consulting Services
Schedule 2.3(b) Approved Third Party Providers
	Schedule 4.1	Payment Instructions
	Schedule 8.4	Insurance Coverage

Exhibit D	Form of Lease
	Exhibit A	Floor Plan for Leased Premises
	Exhibit B	Additional Leasehold Improvements and Tenant Finish
	Exhibit C	Rules and Regulations
	Exhibit D	Parking
	Exhibit E	Letter Confirming Commencement Date
	Exhibit F	Operating Expenses
	Exhibit G	Insurance Requirements
	Exhibit H	Renewal, Expansion and Contraction Options
	Exhibit I	Lease Memorandum
	Exhibit J	Building Access and Visitor Desk
	Exhibit K	Tenant Property

Exhibit E	Form of Personal Property Assignment
	Exhibit A	List of Equipment
	Exhibit B	List of Contracts

ANNEX:

Annex 1	Title Matters

	Exhibit C-1, Part 1	Wells
	Exhibit C-1, Part 2	Michigan Undeveloped Leases
	Exhibit C-2	Payment Accounts

Annex 2	Transition Committee Provisions

SCHEDULES:

Schedule 1.2(n)	Capital Expenditure Plans
Schedule 1.2(tt)	Financial Statements
Schedule 1.2(oooo)	Service Employees
Schedule 1.3	Excluded Assets
Schedule 2.4(e)	Bank Account Information
Schedule 3.1(d)	Consents
Schedule 3.2(e)	The Shares
Schedule 3.3	Company Subsidiaries and the JV Entity
Schedule 3.3(f)	Certain Stock Ownership
Schedule 3.5	No Undisclosed Liabilities
Schedule 3.6	Labor Matters
Schedule 3.7	Employee Benefits
Schedule 3.7(e)	Payments Under Benefit Plans
Schedule 3.9(a)	Litigation
Schedule 3.10	Taxes and Assessments
Schedule 3.11	Environmental Laws
Schedule 3.12	Compliance with Laws
Schedule 3.13	Company Contracts Disclosure
Schedule 3.14	Preferential Purchase Rights
Schedule 3.16	Outstanding Capital Commitments
Schedule 3.17	Absence of Certain Changes
Schedule 3.19	Assets of the E&P Business
Schedule 3.20	Insurance
Schedule 3.21(a)	Intellectual Property
Schedule 3.22(b)	Major Midstream Assets
Schedule 3.22(d)	Imbalances
Schedule 3.22(f)	Brazil Concessions
Schedule 3.25	Affiliate Transactions
Schedule 3.27(c)	Sellers Knowledge Persons
Schedule 5.3	Operation of the E&P Business
Schedule 5.4	Conduct of the Companies and the Company Subsidiaries
Schedule 5.8(b)	Certain Third Person Indebtedness
Schedule 5.9	Hedges
Schedule 5.11(b)	Business Employees
Schedule 5.11(c)	Severance Plans
Schedule 5.13	Guarantees, Bonds and Letters of Credit to be Replaced
Schedule 5.14	Surviving Agreements
Schedule 5.15	Preference Rights; Consents
Schedule 5.16	Certain Personal Property
Schedule 6.1(d)	Governmental Consents

v

Index of Defined Terms

Term	Section
2008-2010 Audited Financials	1.2(tt)
2011 Unaudited Financials	1.2(tt)
Accounting Principles	1.2(a)
Action	1.2(b)
Adjustment Notice	2.4(b)
Affiliate	1.2(c)
Affiliated Apollo Persons	1.2(c)
Affiliated Riverstone Persons	1.2(c)
Affiliate Transaction	3.25
Agreed Rate	1.2(d)
Agreement	Preamble (pg. 1)
Alleged Required Consent	5.15(c)
Allocated Value	Annex 1
Alternate Debt Commitment Letter	5.19(c)
Alternate Financing	5.19(c)
ANP	1.2(e)
Antitrust Laws	5.6(a)
Anti-Corruption Laws	1.2(f)
Asset Unadjusted Purchase Price Allocations	2.2(a)
Audited Reserve Report	3.8
Bank Execution Date	1.2(g)
Bond Escrow Date	1.2(h)
Bond Interests Costs	1.2(i)
BrazilCo	Recitals (pg. 1)
BrazilCo Shares	3.2(e)(iv)
BrazilCos	Recitals (pg. 1)
Brazil Concession Contracts	3.22(f)
Brazil Concessions	1.2(j)
Brazil Holdings	Recitals (pg. 1)
Brazil Holdings Shares	3.2(e)(iii)
Brazil O&G	Recitals (pg. 1)
Brazil O&G Shares	3.2(e)(iv)
Brazil Tax Loss	1.2(k)
Brazilian Shares	1.1
Business Day	1.2(l)
Business Employees	1.2(m)
Capital Expenditure Plan	1.2(n)
Claim	10.2(b)
Claim Notice	10.2(b)
Closing	7.1
Closing Date	7.1
Closing Payment	2.4(a)
Closing Settlement Statement	2.4(a)
Code	1.2(o)
Companies	1.2(p)
Companies Employee Plans	3.7(a)
Company	1.2(p)
Company Contract	1.2(q)

Term	Section
Company Equipment	1.2(r)
Company Mineral Interests	1.2(s)
Company Properties	1.2(t)
Company Records	1.2(u)
Company Representative	1.2(v)
Company Subsidiary	1.2(w)
Company Wells	1.2(x)
Compliant	1.2(y)
Confidentiality Agreement	5.1(a)
Consent Claim Notice	1.2(z)
Consent Notice	5.15(c)
Consent Period	5.15(e)
Contract	1.2(aa)
Controlled Group Liability	1.2(bb)
Covered Persons	11.20
Damages	10.1(d)
Data Room	1.2(cc)
Debt Commitment Letter	4.7(a)(ii)
Debt Financing	4.7(a)(ii)
Debt Financing Expenses	1.2(dd)
Debt Payoff Amount	1.2(ee)
Debt Payoff Letters	1.2(ff)
Debt Providers	4.7(a)(ii)
Defensible Title	Annex 1
Derivatives	1.2(gg)
Determination Date	2.4(b)(ii)
Dispute Auditor	2.4(b)(ii)
Due Date	8.2(d)
E&P Business	1.2(hh)
Effective Time	1.2(ii)
Effective Time Net Working Capital	1.2(jj)
EgyptCos	1.2(kk)
Egypt Production	1.2(ll)
El Paso	6.1(e)
El Paso Guarantee	11.15
El Paso Guarantor	11.15
Employee Plans	1.2(mm)
End Date	9.1
Environmental Laws	3.11
EP Brazil	Preamble (pg. 1)
EP E&P Management	1.2(m); 8.10(a)
EP Energy	Preamble (pg. 1)
EP Egypt	Recitals (pg. 1)
EP Egypt Shares	3.2(e)(v)
EP Preferred Holding LLC	8.10(a)
EP Revolver	1.2(nn)
EPC Insurance Policies	5.13(d)
EPE LLC	Recitals (pg. 1); 8.10(a)
EPE LLC Membership Interests	3.2(e)(i)
Equity Financing	4.7(a)(i)

Term	Section
Equity Funding Letters	4.7(a)(i)
Equity Interests	3.3(d)
Equity Providers	4.7(a)(i)
ERISA	1.2(oo)
ERISA Affiliate	1.2(pp)
Exchange Act	1.2(qq)
Excluded Assets	1.3
Excluded Company Records	1.2(u)(iv)
Execution Date	Preamble (pg. 1)
Existing Business	3.19
FCPA	1.2(f)
FCPA Government Official	1.2(rr)
FCPA Governmental Authority	1.2(ss)
Final Section 2.2(b) Schedule	2.2(b)
Financial Guaranties	5.13(a)
Financial Statements	1.2(tt)
Financing	4.7(a)(ii)
Financing Letters	4.7(a)(ii)
FMLA	1.2(m)
Foreign Loans	5.7
Funding Failure	1.2(uu)
Gathering and Transportation Contracts	1.2(nnn)(ii)
GIC	1.2(c)
Government Official	1.2(vv)
Governmental Authority	1.2(ww)
Governmental Authorizations	1.2(xx)
Hart-Scott-Rodino Act	1.2(yy)
Holly Gathering System	1.2(zz)
Hydrocarbons	1.2(aaa)
Impaired Reserve Asset	Annex 1
Income Tax	1.2(bbb)
Indebtedness	1.2(ccc)
Indemnified Person	10.2(a)
Indemnifying Person	10.2(a)
Independent Appraiser	2.2(b)
Intellectual Property	1.2(ddd)
Investment Grade	5.13(b)
IRS	1.2(eee)
JV Entity	1.2(fff)
Kinder Morgan	6.1(e)
Kinder Morgan Merger	1.2(ggg)
Kinder Morgan Merger Agreement	6.1(e)
KM Transaction Costs and Expenses	1.2(hhh)
Laws	1.2(iii)
Lease	7.2(e)
Liability	1.2(jjj)
LIBOR	1.2(kkk)
Liens	1.2(lll)
Loan(s)	2.3(c)
Major Midstream Assets	3.22(b)

Term	Section
Marketing Period	1.2(mmm)
Material Adverse Effect	3.27(f)
Material Contract	1.2(nnn)
Merger EPE	8.10(a)
Michigan Undeveloped Leases	Annex 1
Multiemployer Plan	1.2(ooo)
Net Mineral Acre(s)	1.2(ppp); Annex 1
New EPE	Preamble (pg. 1)
Non-Income Tax	1.2(qqq)
Non-U.S. Employee Plans	3.7(a)
Obligors	5.13(b)
Occurrence Based Policies	5.13(c)
Operating and Development Agreements	1.2(nnn)(v)
Order	1.2(rrr)
Organizational Documents	1.2(sss)
Other Real Property Interests	Annex 1
Owned Intellectual Property	3.21(a)
Parent Guarantee	11.15
Parties	Preamble (pg. 1)
Party	Preamble (pg. 1)
PBGC	1.2(ttt)
Permit	1.2(uuu)
Permitted Encumbrances	Annex 1
Permitted Liens	1.2(vvv)
Person	1.2(www)
Personal Property Assignment	5.16
Post-Closing Period	1.2(xxx)
Post-Closing Statement	2.4(b)
Post-Effective Time Period	1.2(yyy)
Post-Execution Date Returns	5.4(m)
Pre-Closing Income Taxes	8.1(a)(i)
Pre-Closing Period	1.2(zzz)
Pre-Effective Time Non-Income Taxes	8.1(a)(ii)
Pre-Effective Time Period	1.2(aaaa)
Preliminary Section 2.2(b) Schedule	2.2(b)
Purchase Price	2.1
Purchaser	Preamble (pg. 1)
Purchaser Employee Plans	5.11(e)
Purchaser Fundamental Representations	1.2(bbbb)
Purchaser Guarantors	11.15
Purchaser Indemnified Taxes	8.1(b)(i)
Purchaser Parties	1.2(cccc)
Purchaser Termination Fee	1.2(dddd)
RE Permitted Encumbrances	1.2(eeee)
Representatives	5.19(d)
Requested Swaps	5.9(a)
Required Amount	4.7(b)
Required Consent	5.15(e)
Required Consent Adjustment Amount	5.15(e)
Required Consent Dispute	5.15(d)

Term	Section
Required Information	1.2(ffff)
Reserve Assets	Annex 1
Reserve Reports	5.19(d)(v)
Revolving Credit Facility	1.2(gggg)
Rights of Way	1.2(hhhh)
SEC	1.2(iiii)
Securities Act	1.2(jjjj)
Seller	Preamble (pg. 1)
Seller Employee Plans	3.7(a)
Seller Fundamental Representations	1.2(kkkk)
Seller Fundamental Tax Covenants	1.2(llll)
Seller Fundamental Tax Representations	1.2(mmmm)
Seller Termination Fee	1.2(nnnn)
Sellers	Preamble (pg. 1)
Sellers Indemnified Taxes	8.1(a)(ii)
Sellers Knowledge Person	3.27(c)
Sellers Knowledge Persons	3.27(c)
Service Employees	1.2(oooo)
Severance Plans	5.11(c)
Share Unadjusted Purchase Price Allocation	2.2(a)
Shares	1.1; 1.3
Straddle Income Period	1.2(pppp)
Straddle Non-Income Period	1.2(qqqq)
Subsidiary	1.2(rrrr)
Surviving Agreements	5.14
Tax	1.2(ssss)
Tax Actions	5.4(o)
Tax Affidavits	6.2(f)
Tax Audit	8.5(a)
Tax Indemnified Person	8.5(a)
Tax Indemnified Purchaser Parties	8.1(a)
Tax Indemnified Purchaser Party	8.1(a)
Tax Indemnified Seller Party	8.1(b)
Tax Loss	8.1(a)
Tax Losses	8.1(a)
Tax Return	8.2(a)
Tax Sharing Agreement	8.3
Third-Party Loans	1.2(tttt)
Title Arbitrator	Annex 1
Title Assets	Annex 1
Title Benefit	Annex 1
Title Benefit Amount	Annex 1
Title Claim Date	Annex 1
Title Deductible	Annex 1
Title Defect	Annex 1
Title Defect Amount	Annex 1
Title Defect Notice	Annex 1
Title Threshold	Annex 1
Transaction Costs and Expenses	1.2(uuuu)
Transfer Taxes	11.3

x

Term	Section
Transition Committee	Annex 2
Transition Services Agreement	7.2(e)
Treasury Regulations	1.2(vvvv)
Unadjusted Purchase Price	2.1
U.S. Employee Plans	3.7(a)
UnoPaso	Recitals (pg. 1)
UnoPaso Shares	3.2(e)(ii)
Unreleased Financial Guaranties	5.13(b)
WARN Act	1.2(wwww)
Well	Annex 1
Wells	Annex 1
Wholly-Owned Subsidiary	1.2(xxxx)
Willful and Material Breach	1.2(yyyy)
Willful and Material Breach Fee	9.2(d)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of February 24, 2012 (the “Execution Date”), by and among EP Energy Corporation, a corporation organized under the Laws of the State of Delaware (“EP Energy”), EP Energy Holding Company, a corporation organized under the Laws of the State of Delaware (“New EPE”), El Paso Brazil, L.L.C., a limited liability company organized under the Laws of the State of Delaware (“EP Brazil” and together with EP Energy and New EPE, “Sellers” and each a “Seller”), and EPE Acquisition, LLC, a limited liability company organized under the Laws of the State of Delaware (“Purchaser”). Sellers, on the one hand, and Purchaser, on the other hand, are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

A. New EPE desires, after giving effect to the actions contemplated by Section 8.10, to sell, and Purchaser desires to purchase (a) all of the issued and outstanding membership interests of EP Energy, LLC, a limited liability company to be organized under the Laws of the State of Delaware resulting from the conversion of EP Energy to a limited liability company in accordance with Section 8.10 (“EPE LLC”) and (b) all of the issued and outstanding shares of El Paso E&P S. Alamein Cayman Company, a company incorporated under the Laws of the Cayman Islands (“EP Egypt”).

B. EP Brazil desires to sell, and Purchaser desires to purchase (a) all of the issued and outstanding quotas of (i) UnoPaso Exploracao e Producao de Petroleo e Gas Ltda., a company incorporated under the Laws of Brazil (“UnoPaso”) and (ii) El Paso Oleo e Gas do Brasil Ltda., a company incorporated under the Laws of Brazil (“Brazil O&G”) and (b) all of the issued and outstanding shares of El Paso Brazil Holdings Company, a company incorporated under the Laws of the Cayman Islands (“Brazil Holdings” and, together with UnoPaso and Brazil O&G, the “BrazilCos” and each a “BrazilCo”).

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

PURCHASE AND SALE

Section 1.1. Purchase and Sale. On the terms and conditions contained in this Agreement, Sellers agree to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, accept and pay for (i) in the case of New EPE as Seller, the EPE LLC Membership Interests and the EP Egypt Shares, and (ii) in the case of EP Brazil as Seller, the UnoPaso Shares, the Brazil Holdings Shares and the Brazil O&G Shares (the UnoPaso Shares, the Brazil Holdings Shares and the Brazil O&G Shares, collectively, the “Brazilian Shares” and together with the EPE LLC Membership Interests and the EP Egypt Shares, the “Shares”). For the avoidance of doubt, through its acquisition of the Shares hereunder, Purchaser shall also acquire (and Sellers shall use reasonable best efforts to ensure that Purchaser does acquire) one hundred percent (100%) of the Derivatives (as the same may be impacted by Section 5.9) held by any of the Companies or the Company Subsidiaries or otherwise held in respect of the E&P Business; provided, however that the foregoing shall not impose any independent obligation to provide funding from the Sellers.

Section 1.2. Certain Definitions. Capitalized terms set forth in this Agreement have the meanings set forth in this Section 1.2 or in the Sections referenced in the “Index of Defined Terms” at the front of this Agreement. As used herein:

(a) “Accounting Principles” means United States generally accepted accounting principles.

(b) “Action” means any action, complaint, suit, arbitration or other proceeding, whether civil, criminal, administrative or otherwise, at law or in equity, in each case, instituted by or pending before any Governmental Authority.

(c) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meanings, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. Notwithstanding anything to the contrary, the term “Affiliate” shall not include (i) (A) any investment fund controlled or managed by any affiliate of Purchaser other than Apollo Investment Fund VII, L.P. and (B) any entities owned, managed or controlled by Apollo Investment Fund VII, L.P., any other investment fund Affiliated with Apollo Investment Fund VII, L.P. or any portfolio company or Affiliate of any of the foregoing, other than those entities that directly or indirectly own equity in Purchaser (the “Affiliated Apollo Persons”), (ii) (A) any investment fund controlled or managed by any affiliate of Purchaser other than Riverstone Global Energy and Power Fund V, L.P. and (B) any entities owned, managed or controlled by Riverstone Global Energy and Power Fund V, L.P., other than those entities that directly or indirectly own equity in Purchaser (the “Affiliated Riverstone Persons”) or (iii) any Person that controls Government of Singapore Investment Corporation Pte Ltd (“GIC”) or that, solely by virtue of its control by GIC, would be considered under common control with GIC.

(d) “Agreed Rate” means the lesser of (i) LIBOR plus two percentage points (LIBOR + two percent (2%)) and (ii) the maximum rate allowed by applicable Laws.

(e) “ANP” means Agência National do Petróleo, Gas Natural e Biocombustiveis of the Federative Republic of Brazil.

(f) “Anti-Corruption Laws” means all Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to the E&P Business, including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, including under the relevant laws of Brazil and Egypt, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”) and all other Laws that apply to the E&P Business enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(g) “Bank Execution Date” means the date on which both (i) a definitive form of credit agreement in respect of the bank lending component of the Debt Financing has been agreed by or on behalf of the parties to the Debt Commitment Letter as being in final form for execution by Purchaser and (ii) Purchaser has provided notice to Sellers of such agreement.

(h) “Bond Escrow Date” means the date on which any proceeds from the bond offering component of the Debt Financing are placed into escrow.

(i) “Bond Interest Costs” means if, and only if, proceeds from the bond component of the Debt Financing have been funded into escrow, the amount of interest paid in connection with the escrow thereof on the applicable bonds prior to the redemption thereof that are funded into such escrow, minus (A) any such interest that is actually released from escrow back to the party or parties that pre-funded such interest and not paid to the holders of the applicable bonds and (B) any net interest or other net earnings on the funds deposited into the applicable escrow.

(j) “Brazil Concessions” means the Concessions set forth on Schedule 3.22(f).

(k) “Brazil Tax Loss” means any Tax Loss attributable to a claim for indemnity pursuant to Section 8.1(a)(ii) to the extent that such Tax Loss relates to a Tax imposed by any Governmental Authority of Brazil.

(l) “Business Day” means any day other than a Saturday, a Sunday, or a day on which either the SEC or banks are closed for business in New York, New York, United States of America.

(m) “Business Employees” means individuals who are (i) employed as common law employees by El Paso Exploration & Production Management, Inc. to be converted into a limited liability company prior to Closing in accordance with Section 8.10(a) (“EP E&P Management”), Brazil O&G or Egypt Production or (ii) Service Employees, in each case including any such employees who are not actively at work on the Closing Date due to a leave of absence covered by the Family and Medical Leave Act of 1993 (“FMLA”) or any other authorized leave of absence.

(n) “Capital Expenditure Plan” means the Capital Expenditure Forecast for 2012 set forth in Schedule 1.2(n).

(o) “Code” means the United States Internal Revenue Code of 1986, as amended.

(p) “Companies” means, collectively, EPE LLC, the BrazilCos and the EgyptCos (and, each, a “Company”).

(q) “Company Contract” means any Contract, agreement or instrument to which any Company or any Company Subsidiary is a party or by which any of their respective assets or properties are bound, provided that the defined term “Company Contract” shall not include any Right of Way or any lease, exploration license, concession, risk service or technical service Contract, development lease or license, or production sharing Contract included in the Company Mineral Interests and other instruments constituting any Company’s or Company Subsidiary’s chain of title to the Company Mineral Interests.

(r) “Company Equipment” means all equipment, machinery, vehicles, materials, platforms, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, water disposal facilities, processing and separating facilities, compression facilities, gathering systems, platforms, casing, rods, tanks, boilers, tubing, pumps, motors, machinery, monitoring equipment, fixtures, pipe, tubular goods, equipment inventory, fixtures and other tangible personal property and improvements located on the Company Properties or Rights of Way or used or held for use in connection with the ownership and/or operation of the Company Properties or Rights of Way or the production of Hydrocarbons from the Company Properties.

(s) “Company Mineral Interests” means all of the Companies’ or the Company Subsidiaries’ rights, titles, and interests in and to all Hydrocarbon leases and subleases; production sharing Contracts, risk service or technical service Contracts, exploration or production concessions, development leases or licenses, and any rights or interests issued thereunder or in connection therewith; royalties, overriding royalties, net profit interests, mineral fee interests, mineral interests and carried interests; other rights to Hydrocarbons in place; Hydrocarbon entitlements, rights to explore for, appraise, and/or produce Hydrocarbons or receive a share of (or payment with respect to) Hydrocarbons produced pursuant thereto; mineral servitudes, and all other mineral fee, Hydrocarbon leasehold or other interests in any lands, including (i) all pooled, communitized or unitized acreage which includes all or a part of any such interests or other rights and (ii) all tenements, hereditaments and appurtenances belonging thereto.

(t) “Company Properties” means the Company Mineral Interests and the Company Wells and all surface fee interests, easements, permits, licenses, servitudes, rights-of-way (including Rights of Way), surface leases and other surface rights or interests appurtenant to, and used or held for use in connection therewith.

(u) “Company Records” means all data, information, software, books, files and records of the Companies and the Company Subsidiaries that relate to any period of time prior to the Closing, including all production records, operating records, correspondence, lease records, well logs and other records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); Contract files; and geological and seismic data (including interpretive data), maps, electric logs, core data, pressure data and decline curves; excluding, however:

(i) any data, information, software and records to the extent disclosure or change in ownership in connection with a sale of Shares is prohibited, other than pursuant to any Contract with Sellers or any of their Affiliates, or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than Affiliates of Sellers, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;

(ii) all legal records and legal files of Sellers including all work product of and attorney-client communications with any Seller’s legal counsel (other than title opinions and Sellers’ legal records and legal files for litigation, claims or proceedings (including insurance claims) involving or relating to any Company, any Company Subsidiary or the JV Entity or assets of the E&P Business, including any files or records necessary or useful to defend or prosecute any such lawsuit or claim);

(iii) data and records relating to the sale of the Shares, any of the Companies or Company Subsidiaries, or any assets of the E&P Business to the extent the data and records pertain to a proposed sale where there is no Contract of sale by any Seller or any of its Affiliates imposing any current or future obligations on, or providing for any current or future benefits or rights of, any Company or Company Subsidiary, including bids received from and records of negotiations with third Persons; and

(iv) those original data, information, software and records retained by any Seller pursuant to Section 11.5(b) (the records referred to in clauses (i) through (iii) above, the “Excluded Company Records”).

(v) “Company Representative” means any Company, Company Subsidiary, Seller or other Affiliate of a Company, as well as any director, officer, agent, employee, representative, consultant, or agent for any of the foregoing (individually and collectively).

(w) “Company Subsidiary” means any Subsidiary of any of the Companies.

(x) “Company Wells” means any and all oil, gas, water, CO2, water disposal or injection wells located on any of the Company Mineral Interests or on the pooled, communitized or unitized acreage that includes all or any part of the Company Mineral Interests.

(y) “Compliant” means, with respect to the Required Information, that such Required Information (other than projections, interpretations and other forward-looking information, and information of a general economic or industry-specific nature) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances.

(z) “Consent Claim Notice” means a notice from (or on behalf of) any Person to the effect that the consent of such Person is or may be (or was or may have been) required with respect to any of the Company Mineral Interests, Company Wells or Rights of Way as a result of the transactions contemplated by this Agreement.

(aa) “Contract” means any agreement, contract, obligation, commitment, franchise, indenture, lease, license or other undertaking or legally binding arrangement, whether written or oral.

(bb) “Controlled Group Liability” means all Liabilities (i) under Section 302 of ERISA, (ii) under Title IV of ERISA, (iii) under Sections 412 or 4971 of the Code, in the case of clauses (i), (ii) and (iii), that are imposed on the Companies or the Company Subsidiaries under or in respect of an Employee Plan solely by reason of the treatment of the Companies or the Company Subsidiaries as a single employer with another Person as a result of the application of Sections 414(b), (c), (m) or (o) of the Code or by reason of the treatment of the Companies or the Company Subsidiaries as under common control with another Person as a result of the application of Section 4001(b) of ERISA, and (iv) in respect of a Multiemployer Plan that are imposed on the Companies or the Company Subsidiaries on a so-called “controlled group” basis, including under Section 414 of the Code.

(cc) “Data Room” means the electronic data room established by or on behalf of Sellers and made available to Purchaser, but solely to the extent of the contents thereof on February 23, 2012, a date prior to the Execution Date.

(dd) “Debt Financing Expenses” means an amount equal to (i) the sum of all documented out-of-pocket costs and expenses incurred by or on behalf of Purchaser in connection with the Debt Financing other than the Bond Interest Costs plus (ii) the Bond Interest Costs.

(ee) “Debt Payoff Amount” means, with respect to any of the Companies and the Wholly-Owned Subsidiaries as of the Closing Date, the amount set forth in each corresponding Debt Payoff Letter in connection with the payment and discharge of all Third-Party Loans referenced in such Debt Payoff Letter as contemplated by this Agreement.

(ff) “Debt Payoff Letters” means customary payoff letters, in form and substance reasonably acceptable to Purchaser, from each lender (or the agent for one or more lenders) of a Third-Party Loan (other than any Loan set forth on Schedule 5.8(b)) setting forth (i) the aggregate amount, including interest, breakage costs, premiums, prepayment penalties, and other fees and related expenses, required to be paid to satisfy fully all Third-Party Loans owed to such lender (or the agent for one or more lenders) as of the anticipated Closing Date (other than any existing letters of credit relating to the E&P Business that, pursuant to Section 5.13(a)), are being cash collateralized, backstopped by a third Person or replaced by the Closing in a manner that permits the applicable Debt Payoff Letter to be received), and a per diem amount for each day thereafter and (ii) wire transfer instructions for such lender. Each Debt Payoff Letter shall provide that, if such amount is paid to such lender (or the agent for one or more lenders) or counterparty on the Closing Date, then such lender or counterparty will automatically release any and all Liens securing such Third-Party Loan that it may have with respect to any Seller’s, any Company’s or any Company Subsidiary’s assets (other than cash collateral that is not prohibited pursuant to Section 5.3 or 5.4) and will take all actions necessary to effect such release, including executing and delivering all reasonably necessary documentation and forms suitable for filing with all appropriate Governmental Authorities.

(gg) “Derivatives” means futures, options, swaps and other derivatives.

(hh) “E&P Business” means the oil and gas exploration and production business and operations, including gathering, treating, pumping, processing and marketing operations related thereto, conducted on the Execution Date by the Companies and the Company Subsidiaries, but excluding such business and operations of the JV Entity and any other Subsidiary of any Seller that is not a Company or Company Subsidiary.

(ii) “Effective Time” means 7:00 a.m., local time at the respective location of the assets of the E&P Business, on January 1, 2012.

(jj) “Effective Time Net Working Capital” means a negative amount equal to $100,657,908.87.

(kk) “EgyptCos” means all or any of (i) El Paso Egypt S. Alamein Company, a company incorporated under the Laws of the Cayman Islands; (ii) El Paso Egypt Tanta Company, a company incorporated under the Laws of the Cayman Islands; (iii) Egypt Production; and (iv) EP Egypt.

(ll) “Egypt Production” means El Paso Egypt Production Company, a company incorporated under the Laws of the Cayman Islands.

(mm) “Employee Plans” means any employee benefit plans, programs, arrangements and agreements (whether or not written), including (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans and (iii) all employment, incentive, deferred compensation, equity compensation, perquisites, severance, employment, change of control, vacation and other similar plans, programs, practices or agreements, whether or not subject to ERISA and whether covering one person or more than one person.

(nn) “EP Revolver” means the Fourth Amended and Restated Credit Agreement dated as of May 27, 2011, among El Paso Corporation, El Paso Natural Gas Company, Tennessee Gas Pipeline Company, the several banks and other financial institutions from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.

(oo) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(pp) “ERISA Affiliate” means any other Person that is required to be treated as a single employer with any Seller or any Company under Section 414(b), (c), (m) or (o) of the Code.

(qq) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(rr) “FCPA Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any FCPA Governmental Authority, (ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).

(ss) “FCPA Governmental Authority” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a governmental nature, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii) or (v) any political party.

(tt) “Financial Statements” means (i) EP Energy’s audited consolidated balance sheet and related statements of income, cash flows, retained earnings and capitalization as of and for the fiscal years ended as of December 31, 2010, December 31, 2009 and December 31, 2008 prepared in a manner to comply with Regulation S-X (the “2008-2010 Audited Financials”) and (ii) EP Energy’s unaudited consolidated balance sheet as of December 31, 2011 and related statements of income, cash flows, retained earnings and capitalization for the twelve (12) month period then ended prepared in a manner to comply with Section 3-05 of Regulation S-X (the “2011 Unaudited Financials”), each attached as Schedule 1.2(tt).

(uu) “Funding Failure” means Purchaser’s inability or failure for any reason to make (or obtain funds sufficient to make) the Closing Payment if (i) all conditions precedent to Purchaser’s obligations to make such payment under Section 6.2 are satisfied or waived in accordance with the terms of this Agreement (other than those conditions precedent which by their terms can only be satisfied simultaneously with the Closing but which are capable of being satisfied at the Closing); provided, that if the Marketing Period has not ended at such time, no Funding Failure will exist unless such inability or failure continues to exist at the time provided in Section 7.1 for the occurrence of the Closing, and (ii) Sellers stand ready, willing and able to close.

(vv) “Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority or (ii) any political party official or candidate for political office.

(ww) “Governmental Authority” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a governmental nature or (ii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii).

(xx) “Governmental Authorizations” means any governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor issued by, or submitted to, any Governmental Authority.

(yy) “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(zz) “Holly Gathering System” means the gathering system described on Schedule 3.22(b).

(aaa) “Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.

(bbb) “Income Tax” means any U.S. federal or state income Tax, excluding any such Taxes assessed or imposed on Black Warrior Methane Corporation, Black Warrior Transmission Corporation, and Four Star Oil & Gas Company.

(ccc) “Indebtedness” means, of any Person at any date and without duplication, (i) all indebtedness of such Person for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including loans, deferred consideration for the purchase of assets, ownership interests, businesses or other property or services (other than deferred consideration for the purchase of assets, ownership interests, businesses or other property or services or other obligations that would be included as current liabilities in accordance with the Accounting Principles) and any lease obligations that are required to be capitalized under the Accounting Principles, (ii) any other indebtedness of such Person which is evidenced by a bond (other than surety, performance, bid, appeal and other similar types of bonds), promissory note, debenture or similar instrument (including a deed of trust or mortgage given in connection with the acquisition of, or exchange for, any property or assets), (iii) all indebtedness of the type referred to in the clauses (i) or (ii) of third Persons guaranteed, directly or indirectly, by such Person or as to which such Person has an obligation, contingent or otherwise (other than a guarantee held in connection with the operation of the E&P Business in the ordinary course), including but not limited to bank debt, bank fees, shareholder debt and vendor debt, that is substantially the economic equivalent of a guarantee, including, in each case above, any interest accrued thereon and prepayment or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date, (iv) any amendment, renewal, extension, revision or refunding of any of the foregoing Indebtedness, or (v) net obligations of such Person under any Derivative as of any date of determination that would be payable by such Person were such Derivative terminated on such date (after giving effect to any netting agreements).

(ddd) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto and (vi) domain names, Internet addresses and other computer identifiers.

(eee) “IRS” means the United States Internal Revenue Service and any successor thereto.

(fff) “JV Entity” means Four Star Oil & Gas Company, a Delaware corporation.

(ggg) “Kinder Morgan Merger” means the Second Merger as contemplated by and defined in the Kinder Morgan Merger Agreement.

(hhh) “KM Transaction Costs and Expenses” means all reasonable and documented out-of-pocket costs and expenses actually incurred by or on behalf of Kinder Morgan in connection with the negotiation and execution of this Agreement with the Purchaser (without duplication of any Transaction Costs and Expenses actually incurred by or on behalf of Sellers or any Affiliate thereof).

(iii) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

(jjj) “Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect, known or unknown and whether accrued or contingent.

(kkk) “LIBOR” means, for each applicable day, the rate stated in the “Money Rates” section of The Wall Street Journal published on such day as the one (1) month London Interbank Offered Rate; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day; provided, however, if The Wall Street Journal ceases publication of the one (1) month London Interbank Offered Rate, the rate appearing on BBAM of Bloomberg Financial Markets Information Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to dollar deposits in the London Interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the applicable day, as the rate for dollar deposits with a maturity of one (1) month. In the event that such rate is not available from the publications described above for any reason, any data vendor or publication licensed by the British Banker’s Association may be substituted.

(lll) “Liens” means any lien, pledge, claim, charge, security interest or other encumbrance, option, title defect or other rights of any third Person with respect to the applicable property.

(mmm) “Marketing Period” means the first period of twenty-five (25) consecutive calendar days after the Execution Date (i) throughout and at the end of which Purchaser shall have (and the Debt Providers shall have) access to the Required Information and (ii) throughout and at the end of which the conditions set forth in Section 6.2 (other than those conditions that by their nature were to have been satisfied by actions taken at the Closing or during the Marketing Period, which conditions were, at the time of any termination of this Agreement, capable of being satisfied if the Closing had occurred at such times) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty-five (25) consecutive calendar day period; provided that such twenty-five (25) consecutive calendar day period shall not include July 2 through July 6, 2012 and shall be completed entirely prior to August 24, 2012 or entirely after September 3, 2012. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the twenty-five (25) consecutive calendar day period described above if the Debt Financing is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty-five (25) consecutive calendar day period: (A) any of the Companies or Sellers has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Companies or the Sellers have publicly announced, or informed Purchaser, that they have concluded no such restatement is required, (B) the applicable independent accountants of the Companies shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Companies for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to Purchaser, (C) the financial statements included in the Required Information that is available to Purchaser on the first day of any such twenty-five (25) consecutive calendar day period would be required to be updated under Regulation S-X in order to be sufficiently current on any day during such twenty-five (25) consecutive calendar day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such twenty-five (25) consecutive calendar day period, in which case, the Marketing Period shall not be deemed to commence unless and until, at the earliest, receipt by Purchaser of updated Required Information that would be required under of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty-five (25) consecutive calendar day period or (D) any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant.

If Sellers shall in good faith reasonably believe that they have delivered the Required Information, they may deliver to Purchaser written notice to that effect (stating when they believe they completed the applicable delivery), in which case the Required Information shall be deemed to have been delivered on the date of the applicable notice, in each case unless Purchaser in good faith reasonably believes that Sellers have not completed delivery of the Required Information and, within five (5) Business Days after its receipt of such notice from Sellers, Purchaser delivers a written notice to Sellers to that effect (stating with specificity the Required Information that has not been delivered).

(nnn) “Material Contract” means any Company Contract which is of one or more of the following types:

(i) Contracts for the purchase, sale or exchange of oil, gas or other Hydrocarbons reasonably expected, as of the Execution Date, to result in the purchase, sale or exchange of more than $25,000,000 of Hydrocarbons in any twelve (12) month period, which Contract is not terminable without penalty upon sixty (60) days’ or less notice by any Company or Company Subsidiary, as applicable;

(ii) Contracts for the gathering, treating, processing, handling, storing or transporting of Hydrocarbons (such Contracts, collectively, “Gathering and Transportation Contracts”) reasonably expected, as of the Execution Date, to result in the gathering, treating, processing, handling, storing or transporting in any twelve (12) month period of more than either (A) 3,650,000 MCF of gaseous Hydrocarbons or (B) 750,000 barrels of liquid hydrocarbons;

(iii) Contracts for the use of drilling rigs and other Contracts relating to the drilling, completion or hydraulic fracturing of wells including sand supply Contracts reasonably expected, as of the Execution Date, to result in expenditures in excess of $25,000,000 in any twelve (12) month period;

(iv) purchase and sale agreements, farmin and farmout agreements, exploration agreements, participation agreements, and similar agreements entered into on or after January 1,

2009 and either (A) providing for the purchase, sale, earning or other acquisition or disposition of assets or equity interests, individually, or (if part of a series of related transactions), in the aggregate, for more than $25,000,000 or (B) covering more than 10,000 Net Mineral Acres;

(v) to the extent the same will be binding on the Company Mineral Interests after Closing, any operating agreements, joint development agreements, area of mutual interest agreements, unit agreements and unit operating agreements (all such agreements, collectively, “Operating and Development Agreements”) covering more than 10,000 Net Mineral Acres;

(vi) master seismic licenses or agreements;

(vii) Contracts for the construction and installation of Company Equipment reasonably expected, as of the Execution Date, to result in expenditures in excess of $25,000,000 in any twelve (12) month period;

(viii) any Contract (other than any Gathering and Transportation Contracts and Operating and Development Agreements, or Contracts of the type described in another subsection of this Section 1.2(lll), without regard to Dollar, acreage, date or volume limitations in such subsections) which would reasonably be expected, as of the Execution Date, to result in expenditures by or revenues to any Company or Company Subsidiary in excess of $25,000,000 in any twelve (12) month period;

(ix) any partnership, joint venture or similar agreement(other than any Operating and Development Agreements);

(x) any Contract (A) relating to the license, disposition or acquisition (directly or indirectly) by any Company or Company Subsidiary of assets other than in the ordinary course of business consistent with past practice or (B) pursuant to which any Company or Company Subsidiary will acquire any material interest in any other Person;

(xi) any Contract relating to Derivatives, including any and all confirmations under any such Contract;

(xii) to the extent relating to Company Mineral Interests existing as of the Closing, any Contract which limits or otherwise restricts or limits in any material respect the right of any Company or Company Subsidiary to engage or compete in any line of business, in any county, parish or similar (local or foreign) geographic location in which any Company Mineral Interest is located or with any Person;

(xiii) any Contract that would prevent, materially delay or materially impede consummation of any of the transactions contemplated by this Agreement (disregarding for purposes of this clause (xiii) any consent or approval requirement that may be contained in any Contract);

(xiv) any indenture, loan, note, credit or similar Contract (excluding any such Contract filed in the real property records of a county or parish) under which any Company or Company Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of Indebtedness for borrowed money, sold and leased back assets or guaranteed Indebtedness for others and which imposes any current or future obligation on any Company or Company Subsidiary;

(xv) any guarantee by any Company or Company Subsidiary of any obligation of another Person other than another Company or Company Subsidiary;

(xvi) any lease for office space rented by any Company or Company Subsidiary;

(xvii) any Tax partnership to which any of the Company Mineral Interests are subject;

(xviii) any employment or similar Contract with any officer, employee or consultant (to the extent any such Contract with a consultant is not terminable without penalty by any Company or Company Subsidiary, as applicable, upon ninety (90) days’ notice or less) of any Company or any Company Subsidiary;

(xix) any Contract governing an Affiliate Transaction;

(xx) any Contract (other than a geophysical or seismic license or Contract) (i) pursuant to which the Companies or the Company Subsidiaries use any licensed Intellectual Property or (ii) pursuant to which the Companies or the Company Subsidiaries have granted to a third-party any right in or to any Owned Intellectual Property; and

(xxi) any Contract the expiration or termination of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and is not of a type required to be disclosed (without regard to Dollar, acreage, date or volume limitations therein) pursuant to clauses (i) through (xx) above.

(ooo) “Multiemployer Plan” means a multiemployer plan, within the meaning of 3(37) and Section 4001(a)(3) of ERISA.

(ppp) “Net Mineral Acre” has the meaning set forth in Annex 1.

(qqq) “Non-Income Tax” means any Tax other than an Income Tax.

(rrr) “Order” means any award, writ, assessment, injunction, judgment, order, ruling or decree entered, issued, made, or rendered by any Governmental Authority, excluding, however, any Law, regulation, authorization, permit, franchise, field or statewide order or other ruling or order of general applicability.

(sss) “Organizational Documents” means (i) the articles or certificate of incorporation and bylaws of a corporation; (ii) the certificate of formation and limited liability company agreement of a limited liability company; (iii) the limited partnership agreement and a certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person and (v) any amendment to any of the foregoing.

(ttt) “PBGC” means the Pension Benefit Guaranty Corporation.

(uuu) “Permit” means any approval, permit or license of any Governmental Authority.

(vvv) “Permitted Liens” means (i) any RE Permitted Encumbrance, (ii) Liens with respect to an obligation or liability that is not yet due or delinquent or that may thereafter be paid without penalty, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) incurred or made in the ordinary course of business consistent with past practice, (iii) any Lien created pursuant to any lease of property, real or personal, the obligations under which are capitalized on the relevant entity’s financial statements and which does not materially detract from the value of or materially interfere with the occupancy, use (or use contemplated by the Companies or Company Subsidiaries) or present or contemplated operation (if contemplated by the Companies or Company Subsidiaries) of the applicable property in the ordinary course of the E&P Business, (iv) any Lien created to secure purchase money indebtedness incurred or made in the ordinary course of business consistent with past practice, (v) any other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vi) Liens to secure indebtedness pursuant to the Revolving Credit Facility and (vii) any “Permitted Lien” as such term is defined in the Revolving Credit Facility.

(www) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(xxx) “Post-Closing Period” means any Tax period (or portion thereof) beginning after the Closing Date.

(yyy) “Post-Effective Time Period” means any Tax period (or portion thereof) beginning after December 31, 2011.

(zzz) “Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

(aaaa) “Pre-Effective Time Period” means any Tax period (or portion thereof) ending on or before December 31, 2011.

(bbbb) “Purchaser Fundamental Representations” means those representations and warranties set forth in Sections 4.1 through 4.3, Sections 4.4(i), (iii) and (iv), Section 4.8 and Section 4.10.

(cccc) “Purchaser Parties” means, collectively, Purchaser, the Purchaser Guarantors, the Equity Providers, the Debt Providers and any of their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, partners, controlling persons, Affiliates, agents, employees or Representatives.

(dddd) “Purchaser Termination Fee” means $200,000,000; provided, however, that in the event of any Funding Failure due to a failure of the Equity Financing to be funded, the Purchaser Termination Fee shall instead be an amount equal to one hundred and fifty percent (150%) of the foregoing.

(eeee) “RE Permitted Encumbrances” means (i) Liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and for which appropriate reserves have been established on the Financial Statements in accordance with the Accounting Principles; (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and for which appropriate reserves have been established on the Financial Statements in accordance with the Accounting Principles; (iii) any state of facts which an accurate on-the-ground survey would show and that, individually and in the aggregate, does not materially detract from the value of or materially interfere with the occupancy, use (or use contemplated by the Companies or Company Subsidiaries) or present or contemplated operation (if contemplated by the Companies or Company Subsidiaries) of the applicable property in the ordinary course of the E&P Business; (iv) any Liens, easements, rights of way, restrictions, rights, leases and other encumbrances affecting title, whether recorded or not, that, individually or in the aggregate, do not materially detract from the value of or materially interfere with the occupation, use (or use contemplated by the Companies or Company Subsidiaries) or present or contemplated operation (if contemplated by the Companies or Company Subsidiaries) of the applicable property in the ordinary course of the E&P Business; (v) legal highways and zoning and building Laws that do not materially interfere with the occupancy, use (or use contemplated by the Companies or Company Subsidiaries) or present or contemplated operation (if contemplated by the Companies or Company Subsidiaries) of the applicable property by the Companies and the Company Subsidiaries in the ordinary course of the E&P Business; (vi) Liens based solely on a lack of information in Sellers’, any Company’s or any Company Subsidiary’s files; (vii) Liens based on alleged defects in the authorization, execution, delivery, acknowledgment or approval of any instrument, unless Purchaser provides evidence that such defect results in a third Person’s superior claim of title to the relevant Company Property; (viii) Liens based on the failure to recite marital status in documents or omissions or lack of heirship, succession or probate proceedings, unless Purchaser provides evidence that such defects or irregularities results in a third Person’s superior claim of title; (ix) Liens arising solely out of lack of survey, overlapping survey or lack of metes and bounds descriptions, unless one is required by Law; (x) Liens that have been cured by applicable Laws of limitations or prescription, including adverse possession, the doctrine of laches and deemed marketable record title; (xi) Liens arising from any change in applicable Laws after the Execution Date; (xii) Liens with respect to which the true owner of the applicable Company Property is another Company or Company Subsidiary; (xiii) Liens based on a claim that none of the Companies or the Company Subsidiaries has title to any Company Property if any of the Companies or the Company Subsidiaries has a valid right to use such Company Property for the purposes for which it is being used; (xiv) Liens based solely on Sellers’ failure to have a title insurance policy or survey on any Company Property; (xv) Liens arising out of mortgages of liens that are unenforceable under applicable statutes of limitations; (xvi) all rights of first refusal, preferential purchase rights and similar rights with respect to the Company Properties; (xvii) all third party consent requirements and similar restrictions; (xviii) all rights to consent, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of properties (or rights or interests therein) if they are customarily obtained subsequent to the sale or conveyance of assets and properties similar to the applicable Company Property; (xix) all rights of reassignment arising upon final intention to abandon or release the Company Properties or any of them; (xx) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Company Properties in any manner or to assess Tax with respect to any of the Company Properties, the ownership, use or operation of any of the Company Properties, or the revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority; (xxi) all Liens on or affecting the Company Properties which are expressly waived (by Purchaser), assumed, bonded or paid at or prior to Closing or which is disregarded at or prior to Closing (in each case, at no cost to the Companies or any Company Subsidiary); (xxii) any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws and (xxiii) any Lien resulting from the failure to record leases issued by any Governmental Authority in the real property, conveyance or other records of the county or parish in which such leases are located.

(ffff) “Required Information” means (i) such pertinent and customary (as compared to other transactions of this size and nature) information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to Sellers, any Company or any Company Subsidiary, regarding any Company or any Company Subsidiary as may be reasonably determined by Purchaser to be necessary in order to consummate the arrangement and borrowings of the oil and gas reserve-based credit facility and loans, the bridge loan commitments and loans and offerings of debt securities contemplated by the Debt Financing and (ii) all financial statements, financial data, audit reports, production data, reserves information and other financial information regarding the Companies and the Company Subsidiaries (A) of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Companies’ fiscal year as such offering(s) of debt securities will be made and (B) such other financial or other information as otherwise reasonably required in connection with the Debt Commitment Letter or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Companies’ independent accountants (which “comfort” letters such accountants shall have confirmed they are prepared to issue) and customary reserve engineers’ “comfort” from independent nationally-recognized petroleum engineers, in each case in connection with offering(s) of debt securities and the syndication of such reserve-based credit facility contemplated by the Debt Commitment Letter.

(gggg) “Revolving Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of June 2, 2011, among El Paso Exploration & Production Company (n/k/a EP Energy Corporation), El Paso E&P Company, L.P. and the lenders and other parties thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(hhhh) “Rights of Way” means the rights of way, permits, licenses, easements and other authorizations and rights in real property comprising the land rights upon or under which any Company or any Company Subsidiary operates gathering, pipeline or other midstream assets and the Contracts creating such rights.

(iiii) “SEC” means the U.S. Securities and Exchange Commission.

(jjjj) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(kkkk) “Seller Fundamental Representations” means those representations and warranties set forth in Sections 3.1(a) through 3.1(c), 3.1(d)(i), 3.2(a) (other than clause (i) thereof), 3.2(b)(i), 3.2(d) and (e), 3.3(a) (other than clause (i) thereof), 3.3(b)(i), 3.3(d) and (e) and 3.15.

(llll) “Seller Fundamental Tax Covenants” means those covenants and agreements set forth in Sections 5.4(m) through 5.4(q), 8.3, 8.10(c) and 8.11.

(mmmm) “Seller Fundamental Tax Representations” means (i) those representations and warranties set forth in Sections 3.10(f), 3.10(i) and 3.10(l) through 3.10(o) and (ii) those representations and warranties set forth in the other subsections of Section 3.10 (but only, in the case of this clause (ii) to the extent such representations and warranties relate to an Income Tax).

(nnnn) “Seller Termination Fee” means an amount equal to $400,000,000.

(oooo) “Service Employees” means the individuals employed by El Paso or any of its Subsidiaries, other than the Companies or the Company Subsidiaries, who are listed on Schedule 1.2(oooo).

(pppp) “Straddle Income Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

(qqqq) “Straddle Non-Income Period” means any Tax period that begins on or before December 31, 2011 and ends after December 31, 2011.

(rrrr) “Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person and/or by one or more other subsidiaries of such Person, (b) a partnership of which such Person, or one or more other subsidiaries of such Person, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person and/or one or more other subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company and (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, and/or one or more other subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ssss) “Tax” means (i) any tax, assessment, unclaimed property, escheat obligation, fee or other governmental charge imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, environmental tax (including taxes under Section 59A of the Code), profits tax, severance tax, personal property tax, real property tax, sales tax, license tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security (or similar) tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax or other tax of any kind whatsoever, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i) and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation §1.1502-6 (or any predecessor or successor thereof or any analogous provision under state, local or other Law) or otherwise, and whether any item described in clauses (i), (ii) or (iii) is disputed or not.

(tttt) “Third-Party Loans” means all Loans owing by the Companies or Wholly-Owned Subsidiaries to Persons other than a Seller or its Affiliates.

(uuuu) “Transaction Costs and Expenses” means all reasonable and documented out of pocket costs and expenses actually incurred by or on behalf of either Party in connection with the negotiation and execution of this Agreement with the other Party.

(vvvv) “Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code, as amended.

(wwww) “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2109 et seq. and the regulations promulgated thereunder.

(xxxx) “Wholly-Owned Subsidiary” means any Person in which all issued and outstanding equity interests of such Person are owned, directly or indirectly, by the Companies.

(yyyy) “Willful and Material Breach” means (i) a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement (including, in the case of Purchaser and with respect to Sections 5.5 and 5.19, any such act or failure to act by its Affiliates) and which was undertaken with the knowledge that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (ii) the failure by any Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article 6 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions precedent which by their terms can only be satisfied simultaneously with the Closing but which are capable of being satisfied at the Closing); provided, that in the case of Purchaser, if the Marketing Period has not ended at such time, no Willful and Material Breach will exist under clause (ii) unless such inability or failure continues to exist at the time provided in Section 7.1; notwithstanding the foregoing, in the case of Purchaser, it shall not constitute a Willful and Material Breach if Purchaser is unable to consummate the transactions contemplated by this Agreement as a result of the failure of either of the Debt Financing or the Equity Financing to fund where either such failure to fund did not result from the breach by Purchaser of any covenant in this Agreement.

Section 1.3. Excluded Assets. Notwithstanding anything to the contrary in Article 1 or elsewhere in this Agreement, the “Shares” shall not include any rights with respect to any of the assets of the E&P Business set forth in Schedule 1.3 (the “Excluded Assets”) which, if owned by any Company or Wholly-Owned Subsidiary, the applicable Seller shall cause such Company or Wholly-Owned Subsidiary to transfer or distribute to the applicable Seller or any of its Affiliates via one or more steps, pursuant to instruments reasonably satisfactory to Purchaser, prior to the Closing, in each case at Sellers’ sole cost and expense (which instruments shall in any event provide that any such transfer or distribution shall be made without any representation or warranty on an “AS IS WHERE IS” basis and the assignee thereunder assumes all obligations and liabilities with respect to the Excluded Assets).

Article 2

PURCHASE PRICE

Section 2.1. Purchase Price. The purchase price for the Shares shall be $7,150,000,000 (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.3 (as so adjusted, the “Purchase Price”).

Section 2.2. Allocation of Purchase Price.

(a) The Unadjusted Purchase Price shall be allocated as follows: (i) first, among the Shares of each of the Companies (such allocation, the “Share Unadjusted Purchase Price Allocation”) and (ii) thereafter, the portion of the Unadjusted Purchase Price so allocated to the Shares of any Company (other than EP Egypt) shall be allocated among (A) the classes of assets of such Company and (B) with respect to EP Egypt and the BrazilCos, each of the exploration and production concessions of such Company (such allocations, the “Asset Unadjusted Purchase Price Allocations”). If any adjustment is made to the Unadjusted Purchase Price pursuant to Section 2.3, then the Share Unadjusted Purchase Price Allocation and the Asset Unadjusted Purchase Price Allocations shall each be revised to reflect such adjustment; provided that, in making any such revisions, proper account shall be given to the Company or the specific asset to which such adjustment relates.

(b) Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver to Purchaser, using and based upon the best information available to Sellers, a schedule (the “Preliminary Section 2.2(b) Schedule”), along with reasonably detailed supporting documentation, setting forth the following items:

(i) the Share Unadjusted Purchase Price Allocation and the Asset Unadjusted Purchase Price Allocations;

(ii) the liabilities of each Company and the Wholly-Owned Subsidiaries as of the Closing (as required for the allocations described in clause (iii) below), excluding any insurance liabilities insured by the Sellers’ captive insurance company; and

(iii) with respect to each Seller, an allocation among (A) the classes of assets of the Company or Companies to be sold by such Seller pursuant to this Agreement and (B) with respect to EP Brazil, its exploration and production concessions, in each case, of the sum of (x) the portion of the Unadjusted Purchase Price allocated to the Shares to be sold by such Seller pursuant to this Agreement (as reflected in the Share Unadjusted Purchase Price Allocation) and (y) the aggregate amount of liabilities described in the preceding clause (ii) that are includable in such Seller’s amount realized; provided that such allocation shall be consistent with the Asset Unadjusted Purchase Price Allocations and shall be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law, as appropriate).

Sellers shall at Purchaser’s request make reasonable documentation available to support the proposed allocation. As soon as reasonably practicable, but not later than forty-five (45) days following receipt of Sellers’ proposed allocation schedule, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes to be made in such schedule (and specifying the reasons therefor in reasonable detail). The Parties shall undertake to agree on a final schedule no later than fifteen (15) Business Days subsequent to the receipt by Sellers of Purchaser’s proposed changes.

Within thirty (30) days after the later of the determination of the Purchase Price under Section 2.4(b) and the agreement on the schedule described above in this Section 2.2(b), such schedule shall be amended by Sellers and delivered to Purchaser to reflect the Purchase Price following final adjustments. Purchaser shall cooperate with Sellers in the preparation of the amended schedule in a manner consistent with the provisions of Section 8.4. If Sellers’ amendments to the schedule to reflect the Purchase Price following the final adjustments are not objected to by Purchaser (by written notice to Sellers specifying the reasons therefor in reasonable detail) within thirty (30) days after delivery of Sellers’ adjustments to the schedule, it shall be deemed agreed upon by the Parties and shall constitute the “Final Section 2.2(b) Schedule.” In the event that the Parties cannot reach an agreement within twenty (20) days after Sellers receive notice of any objection by Purchaser, then, any Party may refer the matters in dispute to KPMG LLP or another mutually acceptable independent appraiser (the “Independent Appraiser”) to assist in determining the matters in dispute with respect to the allocation of the Purchase Price. Should KPMG LLP fail or refuse to agree to serve as Independent Appraiser within twenty (20) days after written request from any Party to serve, and the Parties fail to agree in writing on a replacement Independent Appraiser within ten (10) days after the end of that twenty (20) day period, or should no replacement Independent Appraiser agree to serve within forty-five (45) days after the original written request pursuant to this sentence, the Independent Appraiser shall be appointed by the Houston, Texas office of the American Arbitration Association. In connection with the engagement of the Independent Appraiser, each of Sellers and Purchaser shall execute such engagement, indemnity and other agreements as the Independent Appraiser shall require as a condition to such engagement. The Independent Appraiser shall be instructed to deliver to Purchaser and Sellers a written determination of the valuation and any revisions to the Preliminary Section 2.2(b) Schedule within thirty (30) days after the date of referral thereof to the Independent Appraiser. Purchaser and Sellers agree to accept the Independent Appraiser’s determinations as to the matters in dispute and the appropriate adjustments to the schedule to reflect those determinations, which as so adjusted shall constitute the Final Section 2.2(b) Schedule. The Independent Appraiser may determine the issues in dispute following such procedures and the provisions of this Agreement, as it reasonably deems appropriate in the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Appraiser, it being the desire and direction of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Appraiser shall act as an expert for the limited purpose of determining the specific disputed aspects of the allocation schedule submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Each Seller and Purchaser shall bear its own legal fees and costs of presenting its case. Sellers shall bear one half and Purchaser shall bear one half of the costs and expenses of the Independent Appraiser.

The allocations set forth in the Final Section 2.2(b) Schedule shall be used by Sellers, Purchaser and the Companies and Wholly-Owned Subsidiaries as the basis for reporting asset values and other items for purposes of all Tax Returns. The allocations set forth in the Final Section 2.2(b) Schedule shall also be used by Sellers and Purchaser in preparing IRS Form 8594, Asset Acquisition Statement, and other required forms. Such Form 8594 shall be completed by such Parties as soon as practicable after the Closing but in no event later than fifteen (15) days prior to the date such form is required to be filed. Sellers and Purchaser agree not to assert, and will cause their Affiliates not to assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the amounts set forth in the Final Section 2.2(b) Schedule unless otherwise required by a determination under Section 1313(a) of the Code.

Section 2.3. Adjustments to Purchase Price. The Unadjusted Purchase Price shall be adjusted as of the Closing pursuant to Section 2.4(a) and, after the Closing, pursuant to Section 2.4(b), but only with respect to matters identified in the Closing Settlement Statement, the Post-Closing Statement or an Adjustment Notice, in accordance with the following:

(a) (i) decreased by the amount of cash or cash equivalents of the Companies or any of their Wholly-Owned Subsidiaries distributed from and after the Effective Time until Closing to any Seller or any of its Affiliates (other than the Companies and their Wholly-Owned Subsidiaries) or (ii) increased by the amount of any cash or cash equivalents contributed to the Companies or the Wholly-Owned Subsidiaries (including intercompany debt of a Company or a Wholly-Owned Subsidiary that is capitalized in accordance with Section 5.7) from and after the Effective Time until Closing by any Seller or any Person who, directly or indirectly, owns an equity interest in any Seller;

(b) decreased by the amount (if the Effective Time Net Working Capital is negative, the absolute value) of the Effective Time Net Working Capital;

(c) decreased by the principal amount of all Indebtedness (for this purpose, ignoring clause (v) of the definition thereof) owing by the Companies and any Wholly-Owned Subsidiary to any Person other than a Company or a Wholly-Owned Subsidiary of any Company (“Loans”) at the Effective Time and all interest that has accrued and that accrues through the Closing Date on the principal amount of such Loans outstanding as of the Effective Time and all prepayment penalties, premiums, fees and other similar costs and expenses due and owing in connection with the repayment of Loans in accordance with the Debt Payoff Letters;

(d) increased by any amounts (other than in respect of Taxes) paid by any Seller (or any Person who, directly or indirectly, owns an equity interest in any Seller) on behalf of any of the Companies or any of their Subsidiaries, including the Wholly-Owned Subsidiaries, from and after the Effective Time and prior to Closing, including any payments by any such Person to satisfy Loans or other obligations pursuant to Section 5.7, Section 5.8 or Section 5.9 (other than, in any such case, any amounts that, based on historical practice, are included in the applicable corporate allocation of shared services from any Affiliate of any Seller to any Seller);

(e) increased or decreased, as appropriate, in accordance with Section 1.5 of Annex 1;

(f) increased by the amount of interest accrued on the Unadjusted Purchase Price from the Effective Time until the Closing Date at a rate of interest equal to the Agreed Rate; provided, that interest on that portion of the Unadjusted Purchase Price that is equal to the (i) portion of the bond offering component of the Debt Financing that is funded into escrow (in the event proceeds therefrom are deposited into escrow) shall only accrue from the Effective Time until the later of (x) the Bond Escrow Date applicable to the portion so funded and (y) the date that is ninety (90) calendar days after the Execution Date and (ii) bank lending component of the Debt Financing shall only accrue from the Effective Time until the later of (x) the Bank Execution Date and (y) the date that is ninety (90) calendar days after the Execution Date, at a rate of interest equal to the Agreed Rate;

(g) decreased by all amounts incurred by or (to the extent such amounts are subject to Section 2.3(d)) on behalf of any Company or any Company Subsidiary (net to Sellers’ indirect interest) (including (to the extent such amounts are subject to Section 2.3(d)) all amounts incurred by Sellers or any of their Affiliates) after the Effective Time until Closing in connection with curing or attempting to cure (i) any Title Defect or (ii) any breach of any representation or warranty set forth in Article 3 whether or not such breach of representation or warranty is claimed by Purchaser, but:

(A) in the case of clause (i) with respect to amounts incurred to cure or attempt to cure any Title Defect, decreased only to the extent the Unadjusted Purchase Price would have been decreased pursuant to Section 2.3(e) if such Title Defect had not been cured (and, if the amounts incurred to cure and attempt to cure such Title Defect with respect to any Title Asset are not applied to reduce the Unadjusted Purchase Price pursuant to this Section 2.3(g), then the aggregate of (x) such amounts plus (y) the portion of the Title Defect Amount associated with the uncured portion of the Title Defect pertaining to such Title Asset and asserted by Purchaser in accordance with Annex 1 shall (if such aggregate amount of clauses (x) and (y) exceeds the Title Threshold) be applied dollar for dollar to reduce the Title Deductible); provided, however, that costs incurred by (or on behalf of) any Company or Company Subsidiary to cure or to attempt to cure any Title Defect after the Title Claim Date shall not be subject to the foregoing provisions of this Section 2.3(g) (and, for the avoidance of doubt, such costs shall not be applied to reduce the Unadjusted Purchase Price) unless Purchaser has delivered a Title Defect Notice with respect to such Title Defect prior to the expiration of the Title Claim Date; and

(B) in the case of clause (ii) with respect to any breach of any such representation or warranty, decreased only to the extent Sellers would owe an indemnification payment under Article 10 if the representation and warranty had not been cured (after taking into account the limitations on indemnification under Sections 10.1(d)(iv) and 10.4(c)) and assuming Purchaser had timely asserted a claim for indemnification under Article 10) (and to the extent the amounts incurred to cure and attempt to cure any such breach of any such representation or warranty are not applied to reduce the Unadjusted Purchase Price pursuant to this Section 2.3(g) as a result of the application of the limitations on indemnification under Section 10.4(c), then such amounts shall be applied to reduce on a dollar for dollar basis the two percent (2%) deductible referred to in Section 10.4(c); and

(h) decreased by an amount equal to the Allocated Value of each Company Property set forth on Exhibit C-1 to Annex 1 that is sold (or otherwise disposed of) by any Company or Company Subsidiary (or any of their Affiliates) prior to the Effective time (and, where only a portion of any such Company Property is so sold or disposed of, decreased by the portion of such Allocated Value attributable to such portion so sold or otherwise disposed of).

In calculating the adjustment to the Unadjusted Purchase Price pursuant to this Section 2.3, no adjustment may be accounted for in more than one of the paragraphs (a) through (h) above. For clarity, (i) no payment by any Company or Wholly-Owned Subsidiary pursuant to Section 5.7 shall be deemed to have been distributed to any Seller or its Affiliates for purposes of Section 2.3(a), (ii) no payment by any Seller or its Affiliates (other than the Companies and Wholly-Owned Subsidiaries) pursuant to Section 5.7 shall be deemed to have been contributed to the Companies or the Wholly-Owned Subsidiaries for purposes of Section 2.3(a), (iii) any Loan amount that is capitalized in accordance with Section 5.7 shall be deemed to have been contributed to the Companies or the Wholly-Owned Subsidiaries for purposes of Section 2.3(a), (iv) no payment received or made in respect of any ordinary course sale of goods or services, respectively, by any Seller or its Affiliates (other than the Companies and Wholly-Owned Subsidiaries), on the one hand, from or to, respectively, any Company or Wholly-Owned Subsidiary, on the other hand, shall adjust the Unadjusted Purchase Price pursuant to this Section 2.3 and (v) distributions to any Seller or its Affiliates in respect of amounts that would be owed to Sellers pursuant to Section 8.7 if such amounts were received after the Closing shall not adjust the Unadjusted Purchase Price pursuant to this Section 2.3. For the avoidance of doubt, the Parties acknowledge and agree that no adjustments shall be made to the Effective Time Net Working Capital.

Notwithstanding anything to the contrary contained herein, there shall be no adjustments made (i) pursuant to Section 2.3(c) with respect to any of the obligations described in item 2 of Schedule 3.5 or (ii) pursuant to any provision of this Section 2.3 with respect to any actions taken between the Execution Date and the Closing with respect to such obligations pursuant to Section 5.7 or Section 8.10(a) or as described in Schedule 3.5.

Section 2.4. Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser a settlement statement (the “Closing Settlement Statement”) calculating the amount equal to the Unadjusted Purchase Price as adjusted to give effect to Sellers’ good faith estimate of the adjustments provided for in Section 2.3 (or, if then determinable, the final amounts thereof). Purchaser shall have three (3) Business Days to review the settlement statement from Purchaser’s receipt thereof. On the day following expiration of such three (3) Business Day review period, Purchaser shall submit a written report containing any changes Purchaser proposes to be made to the settlement statement. Sellers and Purchaser shall agree on a final settlement statement no later than one (1) Business Day prior to Closing; provided, however, if Sellers and Purchaser are unable to agree, then, subject to Section 2.4(b), Sellers’ determination shall be used for purposes of the payment to be made at the Closing. The calculation delivered by Sellers in accordance with this Section 2.4(a), as adjusted in accordance with the immediately preceding sentence, if applicable, shall constitute the dollar amount to be paid by Purchaser to Sellers at the Closing (the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than the later of the ninetieth (90th) day following the Closing Date and the day on which all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (but not, for the avoidance of doubt, any Required Consent Dispute) have been finally determined in accordance with Section 1.5(i) of Annex 1, Purchaser shall prepare and deliver to Sellers a draft statement (the “Post-Closing Statement”) setting forth the final calculation of the Purchase Price taking into account any adjustments pursuant to Section 2.3 (and any Title Defects finally resolved pursuant to Section 1.5 of Annex 1 after the Closing). As soon as reasonably practicable but not later than the sixtieth (60th) Business Day following receipt of Purchaser’s statement hereunder, Seller shall deliver to Purchaser a written report (an “Adjustment Notice”) containing any changes (other than with respect to Title Defects) Sellers propose be made in such statement. Sellers shall be deemed to have accepted and agreed to all items in the Post-Closing Statement other than such matters that are proposed to be changed in the Adjustment Notice and other than Title Defects. The Parties shall undertake to agree on the final Purchase Price no later than ten (10) Business Days after delivery of the Post-Closing Statement. If the final Purchase Price is:

(i) mutually agreed upon in writing by Sellers and Purchaser during such ten (10) Business Day period, the final Purchase Price shall be conclusive and binding on the Parties; or

(ii) not mutually agreed upon by Sellers and Purchaser during such ten (10) Business Day period, then KPMG LLP (the “Dispute Auditor”) shall resolve any disagreements (other than with respect to Title Defects). Should KPMG LLP fail or refuse to agree to serve as Dispute Auditor within ten (10) days after written request from any Party to serve, and the Parties fail to agree in writing on a replacement Dispute Auditor within five (5) days after the end of that ten (10) day period, or should no replacement Dispute Auditor agree to serve within fifteen (15) days after the original written request pursuant to this sentence, the Dispute Auditor shall be appointed by the Houston, Texas office of the American Arbitration Association. In connection with the engagement of the Dispute Auditor, each of Sellers and Purchaser shall execute such engagement, indemnity and other agreements as the Dispute Auditor shall require as a condition to such engagement. The Dispute Auditor shall determine as promptly as practicable, but in any event within thirty (30) days after the selection of the Dispute Auditor, based solely on written submissions provided by Purchaser and Sellers to the Dispute Auditor (and without independent investigation on the part of the Dispute Auditor) within ten (10) days following the Dispute Auditor’s selection, whether and to what extent (if any) Purchaser’s statement requires adjustment. In resolving any disputed item, the Dispute Auditor shall act as an expert and not an arbitrator, and shall resolve only the items set forth in the Adjustment Notice that are still in dispute and may not assign a value to any item greater than the highest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party. The fees and expenses of the Dispute Auditor shall be paid by the Parties in inverse proportion to the relative success of their claims. The determination of the Dispute Auditor shall be final, conclusive and binding on Purchaser and Sellers. The date on which the final Purchase Price is finally determined in accordance with this Section 2.4(b) is referred to as the “Determination Date.”

(c) Any difference in the Closing Payment and the final Purchase Price shall be paid by the owing Party to the owed Party within ten (10) Business Days of the Determination Date. Any post-Closing payment pursuant to this Section 2.4 shall bear interest from the Closing Date to the date of payment at the Agreed Rate.

(d) Sellers shall assist Purchaser in preparation of the Post-Closing Statement of the Purchase Price under Section 2.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Purchaser to facilitate such process post-Closing.

(e) All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to New EPE, acting as representative of Sellers, at the account set forth in Schedule 2.4(e), for the credit of the applicable Sellers, or to such other bank and account as may be specified by New EPE in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to New EPE, for the credit of Purchaser.

Section 2.5. Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Laws. To the extent that such amounts are so withheld by Purchaser, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the holders of the Shares in respect of which such deduction and withholding was made by Purchaser.

Article 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the provisions of this Article 3, Sellers, jointly and severally, represent and warrant to Purchaser the matters set out in Section 3.1 through Section 3.27.

Section 3.1. Sellers.

(a) Existence and Qualification. Each of New EPE and EP Energy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. EP Brazil is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Power. Each Seller has the corporate or limited liability company, as applicable, power and authority to enter into, deliver and perform this Agreement (and all documents required to be executed and delivered by such Seller pursuant hereto) and to consummate the transactions contemplated by this Agreement (and such documents).

(c) Authorization and Enforceability. Each Seller’s execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by each Seller pursuant hereto), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Seller and no other corporate or limited liability company, as applicable, proceedings are necessary in connection therewith. This Agreement has been duly executed and delivered by each Seller (and all documents required to be executed and delivered by each Seller pursuant hereto shall be duly executed and delivered by such Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of each Seller, enforceable in accordance with their terms.

(d) No Conflicts. Each Seller’s execution, delivery and performance of this Agreement (and all documents required to be executed and delivered at Closing by each Seller pursuant hereto), and the consummation of the transactions contemplated hereby and thereby, shall not (i) violate any provision of the Organizational Documents of such Seller, (ii) except for (A) any consent described in Schedule 3.1(d), (B) any consent covering (or created under) any of the Company Mineral Interests or any Contract relating to the licensing of seismic or geophysical data and (C) any preferential purchase right requirement described in Schedule 3.14, result in default (with or without due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any asset, Contract, note, bond, mortgage, indenture, or other financing instrument to which such Seller is a party or by which it is bound, (iii) except for (A) any consent described in Schedule 3.1(d), (B) any consent covering (or created under) any of the Company Mineral Interests and (C) any preferential purchase right requirement described in Schedule 3.14, require any authorization, consent or approval of, or notice to, any Person or Governmental Authority (except for the applicable requirements of the Hart-Scott-Rodino Act and any other applicable Antitrust Laws), (iv) violate any Order applicable to such Seller as a party in interest or (v) assuming that the consents of the applicable Governmental Authorities contemplated in clause (iii) above are obtained, violate any Laws applicable to such Seller, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2. The Companies.

(a) Existence and Qualification. Each Company is a corporation, limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction where it is incorporated (as set forth in the recitals to this Agreement). Each Company is (i) duly qualified to do business as a foreign corporation, limited liability company or partnership, as applicable, in, and is in good standing under the Laws of, each jurisdiction where such qualification is required and (ii) authorized and has all requisite corporate, limited liability company or partnership, as applicable, power to conduct business, own, lease and operate its material properties and assets as such are now being conducted, in each case except where the lack of such qualification, authorization or good standing has not or would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No Conflicts. The consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the Organizational Documents of any Company, (ii) except for (A) any consent described in Schedule 3.1(d), (B) any consent covering (or created under) any of the Company Mineral Interests or any Contract relating to the licensing of seismic or geophysical data and (C) any preferential purchase right requirement described in Schedule 3.14, result in default (with or without due notice or lapse of time or both), the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any asset, Company Contract, note, bond, mortgage, indenture, or other financing instrument to which such Company is a party or by which it is bound, (iii) except for (A) any consent described in Schedule 3.1(d), (B) any consent covering (or created under) any of the Company Mineral Interests and (C) any preferential purchase right requirement described in Schedule 3.14, require any authorization, consent or approval of, or notice to, any Person or Governmental Authority (except for the applicable requirements of the Hart-Scott-Rodino Act and any other applicable Antitrust Laws), (iv) violate any Order applicable to any Company as a party in interest or (v) assuming that the consents of the applicable Government Authority contemplated in clause (iii) above are obtained, violate any Laws applicable to any Company, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Organizational Documents. Sellers have delivered to Purchaser via the Data Room true, complete and correct copies of the Organizational Documents, each as amended to date, of the Companies and have made available to Purchaser for inspection the true, complete and correct ownership interest certificates, if any, and transfer books, and the minute books, of the Companies.

(d) Title to the Shares. Sellers have good and valid title to the Shares, as applicable, in each case, free and clear of Liens of any kind other than restrictions on transfer that may be imposed by applicable securities Laws. Other than this Agreement, the Shares are not subject to any voting agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of Shares. Upon delivery to Purchaser at the Closing of certificates representing the Shares held by such Seller, good and valid title to such Shares will pass to Purchaser, free and clear of Liens of any kind, other than restrictions on transfer that may be imposed by applicable securities Laws or the Organizational Documents of the issuer of the Shares.

(e) The Shares. Schedule 3.2(e) sets forth the names of the holders of the shares, quotas or units, as applicable, the number of shares, quotas or units, as applicable, held by each such holder, and the number of shares, quotas, or units, as applicable, authorized, of (i) the capital stock of EP Energy (any issued and outstanding capital stock of EP Energy set forth on Schedule 3.2(e) as converted into limited liability company interests of EPE LLC in connection with the actions contemplated by Section 8.10, the “EPE LLC Membership Interests”); (ii) the issued and outstanding capital stock of UnoPaso (any issued and outstanding quotas of UnoPaso set forth on Schedule 3.2(e), the “UnoPaso Shares”); (iii) the capital stock of Brazil Holdings (any issued and outstanding common stock of Brazil Holdings set forth on Schedule 3.2(e), the “Brazil Holdings Shares”); (iv) the capital stock of Brazil O&G (any issued and outstanding quotas of Brazil O&G set forth on Schedule 3.2(e), the “Brazil O&G Shares” and, together with the UnoPaso Shares and the Brazil Holdings Shares, the “BrazilCo Shares”); and (v) the issued and outstanding capital stock of EP Egypt (any issued and outstanding common stock of EP Egypt after giving effect to the actions contemplated by Section 8.10, the “EP Egypt Shares”). The Shares are duly authorized and validly issued and outstanding, fully paid, non-assessable and have not been issued in violation of any preemptive rights. Except for the Shares, there are no shares of capital stock, membership interests or other equity interests in any Company issued, reserved for issuance or outstanding, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Shares of any Company. Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which any Seller or a Company is or may become obligated to issue or sell any shares of capital stock, membership interests or other equity interest in such Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company. No Company has an obligation to repurchase, redeem, or otherwise acquire shares of its capital stock or other equity interests. No outstanding holders of Indebtedness of any Company have any right to vote (or to convert into, exchange or subscribe for or acquire securities having the right to vote) with the equity holders of any Company on any matter. No Person has any right of first offer, right of first refusal, consent right or preemptive right in connection with any offer, sale or issuance of the capital stock of any Company (including with respect to the transactions contemplated by this Agreement). There is no obligation to make any loan or capital contribution to any Company Subsidiary.

Section 3.3. Company Subsidiaries and the JV Entity.

(a) Existence and Qualification. Each Company Subsidiary and the JV Entity is a corporation, limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or formation as set forth on Schedule 3.3. Each Company Subsidiary and the JV Entity is (i) duly qualified to do business as a foreign corporation, limited liability company or partnership, as applicable, in, and is in good standing under the Laws of, each jurisdiction where such qualification is required and (ii) authorized and has all requisite corporate, limited liability company or partnership, as applicable, power to conduct business, own, lease and operate its material properties and assets as such are now being conducted, in each case except where the lack of such qualification, authorization or good standing has not or would not have, individually or in the aggregate, a Material Adverse Effect.

(b) No Conflicts. The consummation of the transactions contemplated by this Agreement shall not (i) violate any provision of the Organizational Documents of any Company Subsidiary or the JV Entity, (ii) except for (A) any consent described in Schedule 3.1(d), (B) any consent covering (or created under) any of the Company Mineral Interests or any Contract relating to the licensing of seismic or geophysical data and (C) any preferential purchase right requirement described in Schedule 3.14, result in default (with or without due notice or lapse of time or both) the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any asset, Contract, note, bond, mortgage, indenture, or other financing instrument to which any Company Subsidiary is a party or by which it is bound, (iii) except for (A) any consent described in Schedule 3.1(d), (B) any consent covering (or created under) any of the Company Mineral Interests and (C) any preferential purchase right requirement described in Schedule 3.14, require any authorization, consent or approval of, or notice to, any Person or Governmental Authority (except for the applicable requirements of the Hart-Scott-Rodino Act and any other applicable Antitrust Laws), (iv) violate any Order applicable to any Company

Subsidiary or the JV Entity as a party in interest or (v) assuming that the consents of the applicable Government Authority contemplated in clause (iii) above are obtained, violate any Laws applicable to any Company Subsidiary or the JV Entity, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Organizational Documents. Sellers have delivered to Purchaser via the Data Room true, complete and correct copies of the Organizational Documents, each as amended to date, of each Company Subsidiary and the JV Entity and have made available to Purchaser for inspection the ownership interest certificates, if any, and transfer books, and the minute books, of each Company Subsidiary.

(d) Title to Equity Interests of the Company Subsidiaries and the JV Entity. The issued and outstanding shares, membership interests or partnership interests, as appropriate, in each Company Subsidiary and the JV Entity are owned of record as described in Schedule 3.3. In the case of such issued and outstanding shares of capital stock owned of record by a Company, any Company Subsidiary or the JV Entity as shown on Schedule 3.3 (the “Equity Interests”), (i) each applicable owner has good and valid title to such shares, membership interests or partnership interests, as appropriate and (ii) such shares or interests are also owned beneficially and free and clear of any Liens of any kind, other than restrictions on transfers that may be imposed by applicable federal or state securities laws. Other than this Agreement, the Equity Interests are not subject to any voting agreement, proxies, stockholder agreements or other Contract relating to the voting, dividend rights or disposition of the Equity Interests.

(e) The Equity Interests. The names of the holders of the Equity Interests and the number of shares, quotas or units, as applicable, held by each such holder are set forth on Schedule 3.3. All the Equity Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable (except, in the case of Company Subsidiaries that are limited liability companies, as expressly authorized by the terms of the applicable Organizational Documents of such Company Subsidiaries) and have not been issued in violation of any preemptive rights. Except for the Equity Interests shown on Schedule 3.3, there are no shares, units or other equity interests in any Company Subsidiary or the JV Entity issued, reserved for issuance or outstanding, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Equity Interests. Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which any Company, any Company Subsidiary or the JV Entity is or may become obligated to issue or sell any capital stock, membership interests or other equity interests in such Company Subsidiary or the JV Entity. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary or the JV Entity. No Company Subsidiary or the JV Entity has an obligation to repurchase, redeem, or otherwise acquire shares of its capital stock or other equity interest. No outstanding holders of Indebtedness of any Company Subsidiary or the JV Entity have any right to vote (or to convert into, exchange or subscribe for or acquire securities having the right to vote) with the equity holders of any Company Subsidiary or the JV Entity on any matter. No Person has any right of first offer, right of first refusal, consent right or preemptive right in connection with any offer, sale or issuance of the capital stock of any Company Subsidiary or the JV Entity (including with respect to the transactions contemplated by this Agreement).

(f) Other than as set forth in Schedule 3.3(f), and other than the capital stock or other equity interests that any Company owns of its respective Company Subsidiaries and the JV Entity, no Company owns, directly or indirectly, any capital stock or other equity interests of any other Person. No Company, Company Subsidiary or the JV Entity is obligated to make any investment in or capital contribution to any Person.

Section 3.4. Financial Statements. The Financial Statements (i) are compliant with Regulation S-X, (ii) present fairly in all material respects in accordance with the Accounting Principles, applied consistently during the periods involved, the combined financial position of the Companies together with their respective consolidated Company Subsidiaries as of the respective dates thereof and the combined results of operations, cash flows and shareholders’ equity of the Companies together with their respective consolidated Company Subsidiaries for the periods covered thereby and (iii) are prepared in accordance with the books of account and records of the Companies and their respective consolidated Company Subsidiaries in all material respects. The accounting controls of the Companies have been and are sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization and (b) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with the Accounting Principles and to maintain proper accountability for items. Without limiting the foregoing, the Financial Statements provide an accurate statement of the Companies’ asset retirement obligations based on presently available information and the Accounting Principles to the extent that they are required to be disclosed in the Financial Statements in accordance with the Accounting Principles.

Section 3.5. No Undisclosed Liabilities. There are no Liabilities of or with respect to any of the Companies or any of the Company Subsidiaries that would be required by the Accounting Principles to be disclosed on a balance sheet other than (a) Liabilities disclosed on Schedule 3.5, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities for performance under (but not Liabilities for breach of) the Material Contracts listed on Schedule 3.13 or any other Contracts not required to be disclosed on Schedule 3.13 or (d) Liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2010, that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Companies and the Company Subsidiaries, taken as a whole.

Section 3.6. Labor Matters. Except as set forth in Schedule 3.6, none of the Companies or the Company Subsidiaries is a party to a collective bargaining agreement or other labor agreement with any labor union, works council or organization and no consent, approval or authorization from any labor organization is required for the execution, delivery and performance of this Agreement by Sellers and/or the consummation of the transactions contemplated hereby. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) (x) no labor organization or group of the Business Employees has made a demand for recognition or certification as a union or other labor organization with respect to any of the Business Employees and (y) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to any Seller’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any U.S. or non-U.S. labor relations tribunal or authority with respect to any of such employees, (ii) there are no organizing activities, (iii) there are no (and during the two (2) year period preceding the date of this Agreement, there have not been any) strikes, work stoppages, slowdowns, arbitrations, grievances or other labor disputes pending or, to any Seller’s knowledge, threatened, involving the Business Employees, (iv) the Companies and the Company Subsidiaries are in compliance with all collective bargaining and union Contracts, (v) there is no unfair labor practice charge or complaint against the Companies or the Company Subsidiaries pending or, to any Seller’s knowledge, threatened before the National Labor Relations Board or any similar state agency and (vi) none of the Companies or any of the Company Subsidiaries has incurred any Liability or obligation under the WARN Act or any similar state or local Law that remains unsatisfied.

Section 3.7. Employee Benefits.

(a) Part A of Schedule 3.7 lists all of the Employee Plans (i) under which any Business Employee has any present or future right to benefits that is maintained, sponsored or contributed to by Sellers or any of their ERISA Affiliates or (ii) with respect to which Sellers or any of their ERISA Affiliates has any present or future liability in respect of the Business Employees (the “Seller

Employee Plans”). The Seller Employee Plans maintained, sponsored or contributed to by Sellers or their ERISA Affiliates that are organized in the United States shall hereinafter be referred to as “U.S. Employee Plans” and the Seller Employee Plans which are not U.S. Employee Plans shall hereinafter be referred to as “Non-U.S. Employee Plans.” Part A of Schedule 3.7 separately indicates those Seller Employee Plans that are sponsored or maintained solely by the Companies or the Company Subsidiaries (the “Companies Employee Plans”).

(b) The El Paso Corporation Retirement Savings 401(k) Plan and any related trust agreement that is intended to qualify as tax exempt under Code Section 501(a) have received a favorable determination letter from the IRS that has not been revoked, and, to the knowledge of any Seller, nothing has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of the El Paso Corporation Retirement Savings 401(k) Plan or any related trust agreement.

(c) With respect to each U.S. Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) Sellers and their ERISA Affiliates have complied with the minimum funding requirements of Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived and (ii) there is no Controlled Group Liability, and no event has occurred, and to the knowledge of any Seller, no condition exists that could reasonably be expected to result in any Controlled Group Liability being imposed on Purchaser, the Companies or any of their ERISA Affiliates, except, in each case of (i) and (ii), as would not have, individually or in the aggregate, a Material Adverse Effect. The Companies and the Company Subsidiaries (i) do not have any Liability with respect to any Seller Employee Plan or other arrangement that provides for post-retirement or other post-employment medical or life insurance benefits (other than health care continuation coverage as required by applicable Laws) and (ii) have complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 8 of Title I of ERISA, and the regulations thereunder, except, in each case of (i) and (ii), as would not have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth on Part D of Schedule 3.7, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Seller Employee Plan and no “fiduciary” (as defined in ERISA Section 3(21)) has committed any breach of duty that could subject the Companies or the Company Subsidiaries to liability under Title I or ERISA or to Tax under Code Section 4975, except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

(e) Except as set forth on Schedule 3.7(e) or as would not have, individually or in the aggregate, a Material Adverse Effect or as specifically contemplated by this Agreement, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause or result in (either alone or in combination with another event): (i) any payment, compensation or benefit becoming due, or any increase in the amount of any payment, compensation or benefit due, or the acceleration of the time of payment or vesting or in any funding (through a grantor trust or otherwise) of compensation or benefits to any Business Employee or (ii) the payment of any amount to any Business Employee that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Code Section 280G(b)(1). Except as set forth on Part E of Schedule 3.7, no “disqualified individual” (within the meaning of Code Section 280G(c)) who is also a Business Employee is entitled to receive any additional payment from the Companies or any of the Company Subsidiaries or any other Person in the event that the excise Tax required by Code Section 4999(a) is imposed on such “disqualified individual.”

Section 3.8. Accuracy of Data. Except for any matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and excluding title information, the factual, non-interpretative data provided by any Seller or any Affiliate of any Seller to Ryder Scott Company, L.P. in connection with the preparation of its report dated as of December 31, 2011 (the “Audited Reserve Report”) that was material to Ryder Scott Company, L.P.’s estimates of the proved oil and gas reserves set forth in the Audited Reserve Report was, as of the issuance of the Audited Reserve Report, accurate in all respects, and to any Seller’s knowledge there were no errors in the assumptions and estimates provided by any Seller or any Affiliate of any Seller to Ryder Scott Company, L.P. in connection with the preparation of the Audited Reserve Report.

Section 3.9. Litigation.

(a) Except as disclosed in Schedule 3.9(a) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no Actions, inquiries or investigations pending or, to any Seller’s knowledge, threatened, involving any Seller, any of the Companies or, with respect to the E&P Business, any of their respective Affiliates. Except as set forth on Schedule 3.9(a), none of the Companies, nor the Company Subsidiaries are subject to any outstanding settlement or other similar agreement or Order that would reasonably be expected to result, or has resulted, individually or in the aggregate, in a Material Adverse Effect.

(b) There are no bankruptcy or other insolvency proceedings involving claims or Actions by or against any of the Companies or any of the Company Subsidiaries, nor, to any Seller’s knowledge, are any such claims or Actions threatened.

(c) This Section 3.9 shall not apply in respect of environmental matters, which are exclusively covered by Section 3.11.

Section 3.10. Taxes and Assessments. Except as disclosed in Schedule 3.10:

(a) Each Company and each Company Subsidiary has properly prepared and timely filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects;

(b) Each Company and each Company Subsidiary has timely paid (or, in the case of Taxes not yet due and payable or that are being contested in good faith, adequately reserved against in the Financial Statements) all Taxes shown on the Tax Returns described in Section 3.10(a) and all other material Taxes due from or with respect to it;

(c) (i) No action, suit, Governmental Authority proceeding or audit is now in progress or pending or has been threatened in writing with respect to any Company or any Company Subsidiary for and (ii) no Company or Company Subsidiary has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for, assessment or deficiency of material Taxes, and no such claim has been threatened in writing;

(d) No Company or Company Subsidiary has waived any statute of limitations in respect of any Taxes that is currently in effect or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect; there are no agreements or waivers currently in effect providing for an extension of time with respect to the filing of any Tax Returns of any Company or any Company Subsidiary, and no request for any such waiver or extension is pending;

(e) Except for deficiencies being contested in good faith, all deficiencies for Taxes asserted or assessed in writing against any Company or Company Subsidiary have been fully and timely paid, settled or properly reflected in the Financial Statements;

(f) No Company or Company Subsidiary is a party to any agreement relating to Taxes with any Governmental Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(g) No Company or Company Subsidiary has (i) participated in any reportable transaction within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Laws) or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Laws) and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Laws);

(h) No Company or Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was El Paso) or (ii) has any liability for the Taxes of any Person other than such Company or Company Subsidiary under Treasury Regulation §§ 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, or otherwise;

(i) There are no Liens for material Taxes upon the assets or properties of any Company or Company Subsidiary, except for statutory Liens for current Taxes not yet due;

(j) Since December 31, 2004, no Company or Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code;

(k) No Company or Company Subsidiary will be required to include in a Post-Closing Period taxable income attributable to income that accrued in a Pre-Closing Period but was not recognized for Tax purposes in such Pre-Closing Period (or to exclude from taxable income in a Post-Closing Period any deduction the recognition of which was accelerated from such Post-Closing Period to a Pre-Closing Period) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of state, local or foreign Tax Laws;

(l) Since January 1, 2009, and, prior to such time, to Sellers’ knowledge, no Company or Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Laws, and no Company or Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority;

(m) Since January 1, 2009, each Company’s and Company Subsidiary’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdictions for all periods prior to Closing and no portion of any Company’s or any Company Subsidiary’s property constitutes omitted property for property Tax purposes;

(n) As of the Closing Date, each Company (other than EP Egypt) and Wholly-Owned Subsidiary will be treated as an entity disregarded from its owner for U.S. federal income tax purposes; and

(o) Neither the quotas nor the assets of the BrazilCos constitute a “United States real property interest” as defined in Section 897(c)(1) of the Code.

Section 3.11. Environmental Laws. Except as disclosed in Schedule 3.11 or as would not have, individually or in the aggregate, a Material Adverse Effect:

(a) each Company Subsidiary is and, within the relevant time period specified under all applicable statutes of limitation, has been, in compliance with all applicable Environmental Laws;

(b) each Company and Company Subsidiary possesses or has obtained all Governmental Authorizations required for operation of the E&P Business, the operation of their facilities and the use of their respective assets pursuant to applicable Environmental Law, all such Governmental Authorizations are in effect, and, to any Seller’s knowledge, there is no actual or alleged proceeding to revoke, modify or terminate any of such Governmental Authorizations;

(c) there has been no pollution or contamination of groundwater, surface water, subsurface strata or soil on the Company Properties or adjacent property resulting from any Company’s or Company Subsidiary’s activities or, to any Seller’s knowledge, at any other property or location for which any Company or Company Subsidiary is or would be liable to remediate under applicable Environmental Laws on or before the date of this Agreement but which has not been remediated; and

(d) there are no actions, suits or proceedings pending, or, to any Seller’s knowledge, threatened by or before any Governmental Authority or arbitrator alleging violations of or Liability under Environmental Laws by any Company or Company Subsidiary or by any of their properties or operations, or claiming remediation obligations of any Company or Company Subsidiary under applicable Environmental Laws, nor have any of the Companies or Company Subsidiaries received a written complaint from any third-party asserting that any Company or Company Subsidiary has caused or is otherwise responsible for material damage to their property or material contamination of their water supply.

Purchaser acknowledges that naturally occurring radioactive material, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and Hydrocarbons that may be present in or on the Company Properties in quantities or concentrations that do not violate, and that do not give rise to any remediation obligations under Environmental Laws shall not in and of itself constitute a breach of this Section 3.11. For purposes of this Agreement, “Environmental Laws” means all Laws pertaining to prevention of pollution, remediation of contamination, or protection of human health or the environment (including natural resources), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Authorization Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the Execution Date, and all similar Laws as of the Execution Date of any Governmental Authority having jurisdiction over the property in question and all regulations implementing the foregoing.

Section 3.12. Compliance with Laws. Except (a) with respect to Environmental Laws, which are exclusively addressed in Section 3.11, (b) with respect to Anti-Corruption Laws, which are exclusively addressed in Section 3.26 and (c) as set forth on Schedule 3.12, the Companies and the Company Subsidiaries have been and are in compliance with all applicable Laws, except such failures to comply as would not have, individually or in the aggregate, a Material Adverse Effect. None of the Companies or the Company Subsidiaries have received any written notice or, to any Seller’s knowledge, oral notice, from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, other than such violation or failure that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Company Contracts. Except (a) as would not, individually or in the aggregate, have a Material Adverse Effect, (b) for confirmations under any Contract relating to Derivatives and (c) for Contracts (x) set forth on Schedule 3.13 and noted with an asterisk (*) and (y) seismic licenses and other similar Contracts the disclosure of the existence of which is prohibited or conditioned (the aggregate number of which is set forth on Schedule 3.13), there are no Material Contracts except as set forth on Schedule 3.13. The applicable Seller, Company or Company Subsidiary party thereto or subject thereto has (i) to any Seller’s knowledge, performed all obligations under each Material Contract and (ii) not received written notice of its being in breach or default under any Material Contract, in each case, except as disclosed in Schedule 3.13 and except for such breaches or defaults as would not have a Material Adverse Effect. All Material Contracts are valid and binding upon the applicable Seller, Company or Company Subsidiary party thereto or subject thereto, and to any Seller’s knowledge, in full force and effect and enforceable against the other parties thereto, except such failures to be in full force and effect as would not have, individually or in the aggregate, a Material Adverse Effect. No event has occurred with respect to any Material Contract that, after notice or lapse of time, or both, would constitute a default by any Seller, Company or Company Subsidiary party thereto or, to any Seller’s knowledge, any other party thereto that would have a Material Adverse Effect. Except for Contracts (x) set forth on Schedule 3.13 and noted with an asterisk (*) and (y) seismic licenses and other similar Contracts, the disclosure of which is prohibited or conditioned (the aggregate number of which is set forth on Schedule 3.13), true, complete and correct copies of the Material Contracts in existence as of the execution hereof have been included in the Data Room. No notice of default or breach has been received or delivered by any Seller, Company or Company Subsidiary under any Material Contract, or other Contract disclosed in Schedule 3.13, the resolution of which is currently outstanding, and no currently effective notices have been received by any Seller, Company or Company Subsidiary of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract or other Contract disclosed in Schedule 3.13. Sellers shall be permitted to update Schedule 3.13 to reflect any changes between the Execution Date and Closing that are made in compliance with Sellers’ obligations under Section 5.3 and Section 5.4, and Schedule 3.13, as so updated, shall be deemed to have been included as Material Contracts thereon on the Execution Date.

Section 3.14. Preferential Purchase Rights. Except as set forth in Schedule 3.14 and except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, there is no preferential purchase right which may be applicable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.15. Liability for Brokers’ Fees. Purchaser and the Companies shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Sellers, the Companies or any Wholly-Owned Subsidiary or any of its or their Affiliates or Kinder Morgan prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 3.16. Outstanding Capital Commitments. Except as described in Schedule 3.16, as of the Execution Date there is no outstanding authorization for expenditure or other commitment for capital expenditure which is binding on any Company or Company Subsidiary and which any Seller reasonably anticipates will require expenditure by any Company or Company Subsidiary after the Closing Date in excess of $5,000,000, individually, or in the case of any Well, on a Well-by-Well basis.

Section 3.17. Absence of Certain Changes. Since September 30, 2011, except as set forth in Schedule 3.17 or as provided in Section 8.10(a), the Companies and the Company Subsidiaries (a) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (b) have not taken any action or failed to take any action that, if taken after the date hereof, would have resulted in a breach of Section 5.3 or Section 5.4 or would require the consent of Purchaser pursuant to Section 5.3 or Section 5.4, except with regard to compliance with the Capital Expenditure Plans, which the Parties agree apply only to the period between January 1, 2012 and December 31, 2012.

Section 3.18. Governmental Authorizations; Permits. Except with respect to Environmental Laws, which are exclusively addressed in Section 3.11 and except as may be required to effectuate the actions contemplated by Section 8.10, each Company and Company Subsidiary has obtained and is maintaining all Governmental Authorizations and Permits that are necessary or required for the lawful ownership and operation of the E&P Business as currently owned and operated by such Person, except as would not have, individually or in the aggregate, a Material Adverse Effect. There has not occurred any default under any such Governmental Authorization or Permit, nor will one result from the execution of this Agreement or the Closing, except to the extent that such default would not have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2010, no Company or Company Subsidiary has received any written notice, or to any Seller’s knowledge, oral notice, from any Governmental Authority that such Governmental Authority intends to revoke, not renew, or adversely modify any such Governmental Authorization or Permit in a manner that would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19. Assets of the E&P Business. Except (a) as set forth in Schedule 3.19, (b) for any defects or deficiencies in title in any Company Properties, (c) for any defect in title with respect to any of the assets and properties of the Companies or the Company Subsidiaries described in Sections 3.22(b) and 3.22(c) and (d) as would not, individually or in the aggregate, have a Material Adverse Effect, the Companies and the Company Subsidiaries (or, to Sellers’ knowledge, the operator of any applicable Company Property) own or have the valid right to use all equipment, material, Contracts, data, records, rights, interests and other property and assets, tangible and intangible, necessary (together with the services to be provided pursuant to the Transition Services Agreement and the Business Employees required to be transferred pursuant to Section 5.11(a)) for the conduct of the E&P Business as conducted as of the date hereof (the “Existing Business”) in all material respects. Except as set forth in Schedule 3.19, no property, right or interest material to the continued operation of the Existing Business is being retained by or transferred to any Seller or Affiliate of any Seller (other than any Company or Company Subsidiary).

Section 3.20. Insurance. Set forth in Schedule 3.20 is a true, complete and correct list of (a) all Company or Company Subsidiary insurance policies currently in effect and (b) all “Occurrence Form” policies of insurance in force, owned, held by or maintained for the benefit of any Company, any Company Subsidiary or the E&P Business, in each case for this clause (b) within the four (4) year period prior to the Execution Date. The policies set forth in Schedule 3.20 that are listed as current are in full force and effect in all material respects and satisfy all requirements of applicable Laws and, other than as have not had or would not have, individually or in the aggregate, a Material Adverse Effect, any Contracts to which any Company or Company Subsidiary is a party. All known incidents and claims reportable under any claims-made policies have been reported. As of the Execution Date, the Companies and the Company Subsidiaries maintain, or are entitled to the benefits of, and subject to actions taken in compliance with Section 5.3 or Section 5.4, immediately prior to Closing will maintain, or will be entitled to the benefits of, insurance covering their properties, operations, personnel and business in amounts customary for the E&P Business. Except as would not have reasonably been expected to have, individually or in the aggregate, a Material Adverse Effect, none of Sellers (or any of their controlled Affiliates), the Companies or the Company Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 3.21. Intellectual Property.

(a) Schedule 3.21(a) sets forth a true, complete and correct list of (i) all Intellectual Property owned or purported to be owned by any Company or Company Subsidiary (the “Owned Intellectual Property”) that is registered, issued or the subject of a pending application and (ii) all material unregistered Owned Intellectual Property. All of the registrations, issuances and applications set forth on Schedule 3.21(a) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made.

(b) To any Seller’s knowledge, the conduct of the E&P Business does not infringe or otherwise violate any Intellectual Property of any other Person in any material respect. To the knowledge of any Seller, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Companies or the Company Subsidiaries in any licensed Intellectual Property in any material respect, other than with respect to any geophysical or seismic licenses.

Section 3.22. Oil and Gas Matters.

(a) Company Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from Company Properties are being received by a Company or Company Subsidiary in a timely manner and are not being held in suspense.

(b) Major Midstream Assets. Subject to the RE Permitted Encumbrances, the Companies and the Company Subsidiaries have good and defensible title to the Rights of Way and other real property interests used in their ownership and/or operation of the Holly Gathering System (as owned and/or operated as of the Execution Date) (the “Major Midstream Assets”), except for such failures to have good and defensible title to the Rights of Way and other real property interests used in such ownership and/or operation of the Holly Gathering System that would not be materially adverse to the value, ownership, use, or operation of the Major Midstream Assets. The Major Midstream Assets are located within or on property covered by such Rights of Way or other real property interests, except with respect to those instances in which the failure of such Major Midstream Assets to be located within or on such property would not be materially adverse to the value, ownership, use or operation of the applicable Major Midstream Asset. The Rights of Way and other real property interests used in the ownership and/or operation of the Major Midstream Assets as owned and/or operated as of the Execution Date constitute continuous land rights, except for gaps which would not be materially adverse to the value, ownership, use or operation of the applicable Major Midstream Asset. Notwithstanding the foregoing, no representation or warranty is given pursuant to this Section 3.22(b) with respect to the Title Assets.

(c) Company Equipment. The Companies and Company Subsidiaries (or, to Sellers’ knowledge, the applicable operator) have good and defensible title to, or a valid leasehold interest in, the Company Equipment, free and clear of any Liens, except such imperfections of title as, individually or in the aggregate, do not or would not be reasonably expected to have a Material Adverse Effect.

(d) Imbalances. There are no production imbalances with respect to Company Mineral Interests operated by any Company or Company Subsidiary, or to Sellers’ knowledge with respect to any Company Mineral Interests operated by any third party, as of November 1, 2011, except as set forth in Schedule 3.22(d) or except as would not exceed $100,000 on a well by well basis. There are no pipeline, transportation or processing imbalances existing with respect to the Company Mineral Interests as of November 1, 2011 that exceed $100,000, except as set forth on Schedule 3.22(d). In making this representation and warranty with respect to Company Properties operated by third Persons, Sellers shall be entitled to rely upon imbalance statements rendered by such operators as of November 1, 2011.

(e) Production. Other than gas balancing obligations, no Company or Company Subsidiary is obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties and similar arrangements established in the Company Mineral Interests) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any Company’s or Company Subsidiary’s interest in the Company Properties at some future time without receiving payment therefor at or after the time of delivery.

(f) Brazil Concessions. One or more of the BrazilCos own (directly or indirectly) the interests set forth on Schedule 3.22(f) in each Brazil Concession. Schedule 3.22(f) lists all exploration and production concessions granted by ANP for the exploration and production of Hydrocarbons in which any Company or Company Subsidiary holds a participating interest (directly or indirectly). None of Sellers, the Companies or the Company Subsidiaries have received any written notice or, to any Seller’s knowledge, oral notice, from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation, material breach or default of, or material failure to comply with, any of the Contracts creating the applicable Company’s or Company Subsidiary’s right, title and interest in and to the Brazil Concessions (such Contracts, the “Brazil Concession Contracts”). The applicable Seller, Company or Company Subsidiary party to (or guarantor with respect to) the Brazil Concession Contracts has performed all material obligations under each Brazil Concession Contract. All of the Brazil Concession Contracts are valid and binding upon the applicable Company or Company Subsidiary party thereto or subject thereto and, to Seller’s knowledge, in full force and effect and enforceable, in each case, in all material respects, against the other parties thereto. No event has occurred with respect to any Brazil Concession Contract that, after notice or lapse of time, or both, would constitute a material default by any Seller, Company or Company Subsidiary party thereto or subject thereto or, to any Seller’s knowledge, any other party thereto. True, complete and correct copies of the Brazil Concession Contracts in existence as of the execution hereof have been included in the Data Room. No notice of default or breach has been delivered by any Seller, Company or Company Subsidiary under any Brazil Concession Contract, the resolution of which is currently outstanding.

Section 3.23. Royalties. All rentals, delay rentals, shut-ins, royalties and other payments due under the Company Mineral Interests operated by any Company or Company Subsidiary, and to Sellers’ knowledge, all rentals, delay rentals, shut-ins, royalties and other payments due under the Company Mineral Interests operated by any third party, have been promptly and fully paid, except (a) to the extent such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) for amounts that are being held in suspense.

Section 3.24. Qualification. The Companies and the Company Subsidiaries that own Company Mineral Interests, rights of way and other rights issued by the United States government or other Governmental Authorities are qualified under applicable Laws to hold such Company Mineral Interests, rights of way and other rights, except for such non-compliance as may result from the actions contemplated by Section 8.10 and which non-compliance is cured on or before Closing.

Section 3.25. Affiliate Transactions. Except as set forth on Schedule 3.25, there are no Contracts or arrangements relating to transactions (other than related to continuing employment and benefit matters) between any Company or any Company Subsidiary, on the one hand, and any Seller, equity holder, manager or executive officer thereof or any member of such executive officer’s, director’s or stockholder’s immediate family, or any Affiliate or Person controlled by such executive officer, director or stockholder on the other hand (other than agreements related to their employment) (an “Affiliate Transaction”).

Section 3.26. Anti-Corruption Laws; Certain Regulatory Matters.

(a) In connection with the E&P Business, no Company, Company Subsidiary, Seller or other Affiliate of a Company, or any director, officer, or employee of any of the foregoing, nor, to the Sellers’ knowledge, any agent, representative or consultant of any Company, Company Subsidiary, Seller or other Affiliate of a Company, has either (i) in the past five (5) years violated in any material respect any Anti-Corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value:

(i) to any FCPA Government Official, whether directly or through any other Person, for the purpose of: (A) influencing any act or decision of a FCPA Government Official in his or her official capacity; (B) inducing a FCPA Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing a FCPA Government Official to influence or affect any act or decision of any FCPA Governmental Authority or (E) assisting any Company Representative in obtaining or retaining business for or with, or directing business to, any Person; or

(ii) to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) No Company, Company Subsidiary, Seller or other Affiliate of a Company, or any director, officer, or employee of any of the foregoing, nor, to the Sellers’ knowledge, any agent, representative or consultant of any Company, Company Subsidiary, Seller or other Affiliate of a Company, has, in connection with the E&P Business, either (i) (A) conducted or initiated any review, audit, or internal investigation or (B) made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Law or (ii) received any notice, request, or citation from any Person alleging noncompliance with any Anti-Corruption Law.

(c) To Sellers’ knowledge, no officer, director, or employee of any Company or any Company Subsidiary is a FCPA Government Official.

(d) Each Company and each Company Subsidiary has maintained complete and accurate books and record of any payments to or other expenses involving agents, consultants, representatives, customer employees, and FCPA Government Officials in accordance with the Accounting Principles.

(e) No Company or Company Subsidiary owns or operates any facility that is subject to regulation by the Federal Energy Regulation Commission under the Natural Gas Act, Natural Gas Policy Act, Interstate Commerce Act or the Public Utility Holding Company Act.

Section 3.27. Limitations.

(a) Except as and to the extent expressly set forth in this Article 3, in the certificate of Sellers to be delivered pursuant to Section 7.2(b), in any other agreement or document required to be executed and delivered at Closing pursuant to Article 7 or in any certificate delivered by Sellers pursuant to Section 1.2(c)(v) of Annex 1, (i) Sellers make no representations or warranties, express or implied, with respect to the Companies, the Company Subsidiaries, the E&P Business or the transactions contemplated hereby and (ii) Sellers expressly disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of any Seller or any of their Affiliates).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3, IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(b), IN ANY OTHER AGREEMENT OR DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED AT THE CLOSING PURSUANT TO ARTICLE 7 OR IN ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT TO SECTION 1.2(C)(V) OF ANNEX 1, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS (1) MAKE NO AND EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS OF THE E&P BUSINESS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS OF THE E&P BUSINESS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS OF THE E&P BUSINESS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OF THE E&P BUSINESS OR FUTURE REVENUES GENERATED BY THE ASSETS OF THE E&P BUSINESS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS OF THE E&P BUSINESS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OF THE E&P BUSINESS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (2) FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS SET FORTH IN ANNEX 1 AND EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3, IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(b), IN ANY OTHER AGREEMENT OR

DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED AT THE CLOSING PURSUANT TO ARTICLE 7 OR IN ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT TO SECTION 1.2(c)(v) of ANNEX 1, THE ASSETS OF THE E&P BUSINESS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 3.11, IN THE CERTIFICATE OF SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(b), IN ANY OTHER AGREEMENT OR DOCUMENT REQUIRED TO BE EXECUTED AND DELIVERED BY SELLERS AT CLOSING PURSUANT TO ARTICLE 7 OR IN ANY CERTIFICATE DELIVERED BY SELLERS PURSUANT TO SECTION 1.2(C)(V) OF ANNEX 1, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS OF THE E&P BUSINESS, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS OF THE E&P BUSINESS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(c) Any representation or warranty qualified by the phrase “to the knowledge of any Seller,” the phrase “to any Seller’s knowledge” or by any other phrase referring to the knowledge of one or more of Sellers, is limited to matters within the actual knowledge of the individuals set forth on Schedule 3.27(c) and the individuals (if any) who hereafter have substantially the same responsibilities as the individuals listed on Schedule 3.27(c) (all such individuals, collectively, the “Sellers Knowledge Persons” and each, individually, a “Sellers Knowledge Person”). For the avoidance of doubt, the actual knowledge of each Sellers Knowledge Person shall be imputed to each of the other Sellers Knowledge Persons and the actual knowledge of any Seller shall be imputed to each of the other Sellers.

(d) Inclusion of a matter on a Schedule attached hereto shall not be deemed an indication that such matter is, or may be, material or does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters not required to be disclosed are included.

(e) For purposes of the representations and warranties of Sellers contained in this Agreement, disclosure of any matter in any one of the Schedules shall be deemed to be a disclosure of such matter with respect to any other Schedule calling for disclosure of such information, if it is readily apparent on its face from such first Schedules. All matters of fact and of opinion disclosed by El Paso Corporation (relating directly or indirectly to the E&P Business) in publicly-available filings with the SEC, and all exhibits and schedules thereto, shall be deemed to be incorporated in the Schedules attached hereto and shall be exceptions to any representation or warranty to which it is readily apparent on its face from such document that such disclosure is applicable, in each case, to the extent such matters were disclosed in filings on or after January 1, 2010 and prior to January 1, 2012, but excluding all disclosures under the heading “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or similar headings and excluding all general cautionary statements customarily included under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” regardless of whether such general cautionary statements are included under those headings or elsewhere in the disclosure.

(f) As used herein, “Material Adverse Effect” means a change, event, circumstance, development, state of facts, or condition that has or would reasonably be expected to (A) materially impair, prevent or delay any Seller’s timely consummation of the transaction contemplated hereby or (B) have a material adverse effect on the E&P Business or the ownership, assets, operations or financial condition of the Companies and the Company Subsidiaries, taken as a whole; provided, however, that, for purposes of clause (B), Material Adverse Effect shall not include material adverse effects resulting from: (i) changes in the prices of Hydrocarbons; (ii) any declines in Company Well performance that do not result from the gross negligence of any Seller, Company, or Company Subsidiary; (iii) general changes in the industry in which the Companies and the Company Subsidiaries participate or in which the E&P Business is engaged; (iv) general changes in economic or political conditions, or financial markets; (v) changes in conditions or developments generally applicable to the oil and gas industry in any area or areas where the E&P Business is located; (vi) failure alone to meet internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the underlying reasons for such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (vii) acts of God, including hurricanes and storms, acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Sellers, Companies, the Company Subsidiaries or any of their respective Affiliates); (viii) civil unrest or similar disorder; terrorist acts; (ix) changes in applicable Laws or interpretations thereof by any Governmental Authority, including any changes in the deductibility of drilling completion or operating costs or other taxes; (x) any reclassification or recalculation of reserves in the ordinary course of business consistent with past practice; (xi) effects or changes that are cured (provided that, except to the extent they would generate a downward adjustment to the Purchase Price pursuant to Section 2.3(g) or reduce the two percent (2%) deductible referred to in Section 10.4(c), the costs of the cure to the Companies and the Company Subsidiaries shall be taken into account in determining whether there has been a Material Adverse Effect) or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to Article 9, (xii) performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein or (xiii) changes resulting from the announcement of the transactions contemplated hereby or the Kinder Morgan Merger. Notwithstanding the foregoing (1) for purposes of Sections 3.1(d)(ii), 3.1(d)(iii), 3.2(b)(ii), 3.2(b)(iii), 3.3(b)(ii), 3.3(b)(iii) and 3.14, “Material Adverse Effect” shall be determined without giving effect to clause (xii) of the definition thereof and (2) changes, events, circumstances, developments, states of facts, and conditions referred to in clauses (iii), (iv), (v) and (ix) in the definition of “Material Adverse Effect” shall be considered for purposes of determining whether there has been (or would reasonably be expected to be) a “Material Adverse Effect” if, and only to the extent, such change, event, circumstance, development, state of facts, or condition has had (or would reasonably be expected to have) a disproportionate adverse effect on the E&P Business or the ownership, assets, operations or financial condition of the Companies and the Company Subsidiaries, as opposed to other companies (and businesses) operating in the industries in which such Persons (and the E&P Business) operates.

Article 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers the following:

Section 4.1. Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2. Power. Purchaser has the limited liability company power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser pursuant hereto) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 4.3. Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser pursuant hereto),

and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser pursuant hereto will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

Section 4.4. No Conflicts. The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the Organizational Documents of Purchaser, (ii) result in a material default (with or without due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any asset, Contract, note, bond, mortgage, indenture, or other financing instrument to which such Company is a party or by which it is bound, (iii) violate any Order applicable to Purchaser as a party in interest or (iv) violate any Law applicable to Purchaser, except any matters described in clauses (ii), (iii) or (iv) above which would not have, individually or in the aggregate, a material adverse effect on Purchaser or its properties.

Section 4.5. Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by Purchaser will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for the approval and waiting period requirements under the Antitrust Laws.

Section 4.6. Litigation. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair or delay Purchaser’s ability to perform its obligations under this Agreement.

Section 4.7. Financing.

(a) Purchaser has delivered to Sellers correct and complete copies of:

(i) executed commitment letters dated as of the date hereof (including all exhibits, schedules and annexes thereto, collectively, the “Equity Funding Letters”) from the parties set forth therein (collectively, the “Equity Providers”) pursuant to which the Equity Providers have committed, subject to the terms and conditions therein, to invest the amounts set forth therein (the “Equity Financing”); and

(ii) an executed commitment letter dated as of the date hereof (as the same may be amended or replaced pursuant to Section 5.19(a) and including any executed commitment letter (or similar agreement) for Alternate Financing, in each case, pursuant to Section 5.19(c), including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letters, the “Financing Letters”) from the financial institutions identified therein (including any Affiliates thereof, the “Debt Providers”) pursuant to which, and subject to the terms and conditions therein, the Debt Providers have committed to provide or cause to be provided the debt financing in the amounts set forth therein (collectively, the “Debt Financing,” and together with the Equity Financing collectively referred to as the “Financing”).

(b) As of the date hereof, none of the Financing Letters have been amended or modified in any respect, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Purchaser has fully paid or has caused to be fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof. Assuming (i) the Financing is funded in accordance with the Financing Letters, (ii) the accuracy of the representations and warranties set forth in Article 3 and (iii) the performance by Sellers and the Companies of the covenants contained in this Agreement, the net cash proceeds contemplated by the Financing Letters will, together with available cash of Purchaser and cash on hand of the Companies, if any, on the Closing Date, in the aggregate be sufficient for Purchaser to pay the following (the “Required Amount”): the aggregate amounts required to be paid by Purchaser pursuant to Section 2.1, and all fees, costs and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement and by the Financing.

(c) The Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, the other parties thereto, except as such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties set forth in Article 3 and the performance by Sellers, the Companies and the Company Subsidiaries of their obligations contained in this Agreement as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser or, to the knowledge of Purchaser, any other parties thereto, under the Financing Letters. As of the date of this Agreement, Purchaser is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Financing Letters inaccurate in any material respect or that would cause any of the commitments provided in the Financing Letters to be terminated or ineffective or, assuming satisfaction of the condition precedent set forth in Section 6.2(a), any reason to believe that any of the conditions precedent set forth therein will not be met. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Purchaser on the terms therein, and there are no other conditions related to the funding of the full amount of the Financing. As of the date hereof, there are no side letters or other contracts, arrangements or understandings to which Purchaser or any of its Subsidiaries or the Equity Providers are a party related to the funding or investing, as applicable, of the full amount of the Financing (other than the Financing Letters), except for any customary fee, fee credit and engagement letters in respect of the Debt Financing (in each case, which shall not reduce, or contemplate the reduction of, the full amount of the Debt Financing below the amount of the Required Amount, after taking into account other sources of funds, including the Equity Financing and available cash of Purchaser).

(d) In no event shall the receipt or availability of any Financing by Purchaser or any of its Affiliates be a condition to any of Purchaser’s obligations hereunder.

Section 4.8. Investment Intent. Purchaser is acquiring the Shares for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

Section 4.9. Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Except for the representations and warranties expressly made by Sellers in Article 3, in the certificate to be delivered to Purchaser pursuant to Section 7.2(b), in any other agreement or document delivered pursuant to this Agreement or in any certificate delivered by Sellers pursuant to Section 1.2(c)(v) of Annex 1, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, assets, liabilities, equity, operations, business or prospects of the Companies, the Wholly-Owned Subsidiaries or any Affiliate thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon the representations and warranties expressly made in Article 3, in the certificate to be delivered to Purchaser pursuant to Section 7.2(b), in any other agreement or document delivered pursuant to this Agreement or in any certificate delivered by Sellers pursuant to Section 1.2(c)(v) of Annex 1, its own independent investigation, verification, analysis and evaluation.

Section 4.10. Liability for Brokers’ Fees. Sellers, and, prior to Closing, the Companies, shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Article 5

COVENANTS OF THE PARTIES

Section 5.1. Access.

(a) On and after the Execution Date to the Closing Date, Sellers will give Purchaser and its representatives reasonable access to the E&P Business (and to personnel and representatives of Sellers, Companies, the Company Subsidiaries and their respective Affiliates responsible for the E&P Business at such times as Purchaser may reasonably request) and reasonable access to and the right to copy, at Purchaser’s expense, the Company Records in Sellers’, the Companies’, the Company Subsidiaries’ and/or their respective Affiliates’ possession or readily available to any of them at immaterial cost or expense, for the purpose of conducting a due diligence review of the E&P Business, the Companies and the Company Subsidiaries and for transition and integration planning. Such reasonable access by Purchaser shall be limited to Sellers’ normal business hours, and Purchaser’s investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the E&P Business or the other businesses of Sellers or their Affiliates. Purchaser’s right of access shall not entitle Purchaser to operate Company Equipment to conduct intrusive or environmental testing or sampling, and prior to the Closing Purchaser shall not operate Company Equipment or conduct intrusive or environmental testing or sampling. Purchaser shall provide Sellers with prior notice before the E&P Business is accessed pursuant to this Section 5.1, along with a description of the activities Purchaser intends to undertake. All information obtained by Purchaser and its representatives under this Section 5.1 shall be subject to the terms of that certain confidentiality agreement between El Paso and an Affiliate of Purchaser, dated as of November 3, 2011 (the “Confidentiality Agreement”), and any applicable privacy Laws regarding personal information.

(b) Section 5.1(a) shall not require Sellers to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with outside counsel) would reasonably be expected to result in violation of any Contract to which any Seller or any of Sellers’ Affiliates is a party or applicable Laws, including the Antitrust Laws, or is subject to or would cause any privilege (including attorney-client privilege) which any Seller or any of Sellers’ Affiliates would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in any such Seller’s or such Seller’s Affiliates’ good faith judgment (after consultation with counsel) adversely affect in any material respect such Seller’s or such Seller’s Affiliates’ position in any pending, or what any such Seller’s or such Seller’s Affiliates’ believes in good faith (after consultation with counsel) could be, future litigation; provided, however, that the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not reasonably be likely (in the good faith belief of the Party (or its Affiliate) disclosing such information) to result in the violation of any such Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or could reasonably (in the good faith belief of the Party (or its Affiliate) disclosing such information) be managed through the use of customary “clean-room”

arrangements pursuant to which non-employee representatives of the other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (i) notify the other Party that such disclosures are reasonably likely to violate its or its Affiliate’s obligations under any such Contract or Law or are reasonably likely to cause such privilege to be undermined, (ii) communicate to the other Party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the immediately preceding proviso) and (iii) in the case where such disclosures are reasonably likely to violate its or its Affiliate’s obligations under any Contract, use reasonable commercial efforts to seek consent from the applicable third Person to any such Contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such Contract).

Section 5.2. Press Releases. Neither Sellers nor Purchaser, nor an Affiliate of any of them, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding preferential rights to purchase any of the assets of the E&P Business, rights of consent or other rights that are applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over such Party or its respective Affiliates or (iii) subject to the Confidentiality Agreement, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 5.3. Operation of Business. Except as (i) required by applicable Law, (ii) provided in the Capital Expenditure Plans, (iii) set forth on Schedule 5.3 or 5.4 or (iv) required pursuant to the terms of this Agreement, until the Closing, Sellers shall cause the Companies and the Wholly-Owned Subsidiaries to each operate the E&P Business in the ordinary course consistent with past practice and not engage in any business other than the E&P Business, and shall (w) use their commercially reasonable efforts to keep available the services of their directors, officers and key employees, (x) use their commercially reasonable efforts to maintain in effect all Company Contracts and preserve the present relationships with their customers, suppliers, lenders and other Persons having material business relationships with them, (y) manage their working capital in the ordinary course of business consistent with past practice and (z) use commercially reasonable efforts to implement the drilling program and other activities in accordance with and as contemplated by the Capital Expenditure Plans. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise set forth on Schedule 5.3 or 5.4, Sellers shall not permit the Companies or the Wholly-Owned Subsidiaries to, and shall cause the Companies and the Wholly-Owned Subsidiaries not to, do any of the following without the prior written consent of Purchaser:

(a) acquire, lease, transfer, sell, hypothecate, encumber, relinquish or otherwise dispose of any assets of the E&P Business, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business consistent with past practice, (ii) sales of assets of the E&P Business not to exceed $25,000,000 individually or $100,000,000 in the aggregate, (iii) other sales and dispositions of surplus, worn-out or obsolete Company Equipment in the ordinary course of business consistent with past practice not exceeding, in the aggregate, $10,000,000, (iv) Company Mineral Interests which have expired in accordance with the terms thereof, (v) reductions or forfeitures of interest due to non-consent elections made in the ordinary course of business consistent with past practice, interests earned by non-consent parties after non-consent payouts, and other interests subject to earnout, back-in interests, net profits interests or similar contingent payout or interests provisions in Company Contracts in effect on the Execution Date, (vi) sales of assets of the E&P Business set forth in Schedule 5.3, (vii) acquisitions of oil and gas properties in the ordinary course of business consistent with past practices, (viii) purchases of inventory and equipment in the ordinary course of business consistent with past practice, (ix) acquisition of seismic, geophysical and similar data and (x) (A) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and (B) Liens constituting Permitted Liens;

(b) terminate, materially amend (or waive any material rights), extend, violate, breach or default under any Material Contracts set forth on Schedule 3.13 (or enter into any Contract that would be a Material Contract if in existence on the Execution Date), other than those Material Contracts relating to Derivatives that are terminated or entered into in accordance with Section 5.9, in each case, except (i) in case of an emergency that, in Seller’s good faith determination, presents a reasonable likelihood of material property or environmental damage and/or any risk to human health or safety; (ii) in connection with terminations of employment or services in the ordinary course of business consistent with past practice; or (iii) Material Contracts in express furtherance of the Capital Expenditure Plans;

(c) (i) fail to maintain insurance coverage on the assets of the E&P Business in the amounts and of the types currently in force or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices or (ii) arrange, enter into or agree to acquire director and officer “tail” insurance coverage for any current or former directors or officers of any of the Companies;

(d) fail to use commercially reasonable efforts to maintain all material Government Authorizations in effect on the Execution Date and necessary or required for the ownership and operation of the E&P Business;

(e) waive, compromise, or settle (i) any material claim involving or against any of the Companies or the Company Subsidiaries, (ii) any stockholder Action against any Company or any Company Subsidiary or any of their respective officers or directors, if such waiver, compromise or settlement would result in any liability on the part of any Company or Company Subsidiary, (iii) any Action that relates to this Agreement or the transactions contemplated hereby or (iv) any Action that could reasonably be expected to adversely affect ownership, operation or value of any material Company Mineral Interests, to the extent that any of the foregoing could reasonably be expected to materially and adversely affect any Company, Company Subsidiary, or the Company Mineral Interests, taken as a whole;

(f) grant or create any material consent or preference right with respect to any material Company Mineral Interests;

(g) with respect to any material Company Property or Company Well, voluntarily resign or transfer operatorship, except in connection with the disposition of such Company Property or Company Well pursuant to the change of control provisions under any Company Contract or the transactions contemplated by this Agreement;

(h) terminate or voluntarily relinquish any material Governmental Authorization necessary for the conduct of the E&P Business except in the ordinary course of business consistent with past practice or in connection with the actions contemplated in Section 8.10;

(i) make any capital expenditure that is not permitted pursuant to the Capital Expenditure Plan and that is in excess of $100,000,000 (excluding any cost overruns with respect to operations conducted by third Persons and in which the applicable Seller, Company, or Company Subsidiary is bound to participate), individually or in the aggregate, except in case of an emergency that Sellers in good faith believe presents a reasonable likelihood of material property or environmental damage and/or any risk to human health or safety; or

(j) agree to do any of the foregoing.

For purposes of clarity, to the extent that the Capital Expenditure Plan directly conflicts with any of the restrictions set forth in this Section 5.3 or Section 5.4, the Capital Expenditure Plan shall govern. Requests for approval of any action restricted by this Section 5.3 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

EPE Acquisition, LLC

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

Attention: Sam Oh

Telephone: (212) 822-0629

Telecopy: (646) 417-6651

Purchaser’s approval of any action set forth in Sections 5.3(c), 5.3(d), 5.3(e) and 5.3(h) above may be granted or withheld in its sole discretion and Purchaser’s approval of any action set forth in Sections 5.3(a), 5.3(b), 5.3(f), 5.3(g), 5.3(i) and 5.3(j) (but, with respect to Section 5.3(j), only to the extent applicable to the other clauses designated in this sentence) above, shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within fifteen (15) days (unless a shorter time is required in an applicable operating agreement, unit agreement, unit operating agreement, or similar agreement, or authority for expenditure or operations notice from a third party, or a rig is onsite and is incurring, or, absent such consent, will incur, standby or similar charges, in which case such shorter time requirement shall be specified in Sellers’ notice to Purchaser but shall not be fewer than two (2) days) of Sellers’ notice to Purchaser requesting such consent. Purchaser acknowledges that the Companies and their Wholly-Owned Subsidiaries may own undivided interests in certain assets or entities, and Purchaser agrees that (i) the acts or omissions by any Company or Wholly-Owned Subsidiary in its capacity as general partner or manager (or similar capacity) of another entity that is listed on Schedule 5.3 shall not be restricted by this Section 5.3 and (ii) the acts or omissions of third Persons shall not constitute a violation of the provisions of this Section 5.3, nor shall any action required by a vote of working or equity interest or the owners of capital stock constitute such a violation so long as Sellers, the Companies and the Wholly-Owned Subsidiaries, in each case, have each voted all of their respective working or equity interest or shares of capital stock in a manner consistent with this Section 5.3, except to the extent that such vote would be inconsistent with such Sellers’, Companies’ or Wholly-Owned Subsidiaries’ fiduciary duties, if any, to such underlying entities or the beneficial owners thereof.

Section 5.4. Conduct of the Companies and the Company Subsidiaries. Without limiting the generality of the provisions of Section 5.3, except as set forth on Schedule 5.4, from the date hereof until the Closing, Sellers shall not permit the Companies or the Company Subsidiaries to, and shall cause the Companies and the Companies Subsidiaries not to, do any of the following without the prior written consent of Purchaser:

(a) amend its Organizational Documents other than in connection with the actions contemplated in Section 8.10;

(b) split, combine, reclassify, issue, deliver, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or issue any option, warrant, commitments, subscriptions, rights to purchase or other right relating to its capital stock or any securities convertible into or exchangeable for any shares of capital stock, declare, set aside or pay any stock-split, dividend or any other payment or distribution (whether in cash, stock or property or any combination thereof) to any Seller or other Affiliate or amend in any respect any of the terms of any such capital stock outstanding on the date hereof, except, in the case of the declaration or payment of dividends, to the extent otherwise contemplated in Section 2.2(a);

(c) incur, create, assume, suffer to exist or otherwise be liable with respect to any Indebtedness (excluding (i) accounts payable incurred in the ordinary course of business consistent with past practice, (ii) the incurrence of Indebtedness and reimbursement obligations in respect of letters of credit under the Revolving Credit Facility, (iii) Indebtedness existing as of the date hereof, (iv) Indebtedness described in clause (v) of the definition of Indebtedness and (v) inter-company Indebtedness owed to Sellers or any of their Affiliates subject to, where applicable, Section 5.7);

(d) make an equity investment in or capital contribution to(i) any of the EgyptCos or (ii) any other Person (except investments in another Company or Wholly-Owned Subsidiary other than the Egypt Cos) in excess of, in the case of clause (ii), $10,000,000 individually or $50,000,000 in the aggregate;

(e) make any change in any method of accounting or accounting principles other than those required by the Accounting Principles;

(f) merge or consolidate with any other entity or purchase capital stock or other equity interests of any Person other than in connection with the actions contemplated in Section 8.10;

(g) acquire the assets of any Person for total consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate;

(h) make any loan or advance to any Person (excluding (i) loans to Affiliates (excluding the EgyptCos but otherwise including Affiliates that are not other Companies or Company Subsidiaries) that bear an interest rate equal to or greater than LIBOR plus two percentage points (LIBOR plus two percent (2%)), (ii) accounts receivable in the ordinary course of business consistent with past practice, (iii) advances or cash call payments to the operator as required under applicable operating agreements, (iv) advances as operator on behalf of co-owners for costs under applicable operating agreements, (v) loans to another Company or Wholly-Owned Subsidiary (other than the EgyptCos) or (vi) other loans, in the ordinary course of business consistent with past practice, to any Person (other than to any of the EgyptCos, Sellers or any of Sellers’ Affiliates (other than any Company or Wholly-Owned Subsidiary));

(i) guarantee or otherwise provide any credit support on behalf of any of the EgyptCos;

(j) except as required under any Employee Plan, as required by applicable Law (including to avoid the imposition of any penalty taxes under Section 409A of the Code), or as set forth in Schedule 5.4, (i) establish, adopt, enter into, materially amend or terminate any material Companies Employee Plans, (ii) materially increase or decrease the benefits or compensation payable to or for Business Employees under any Seller Employee Plans (excluding any Companies Employee Plan), except for changes generally affecting all employees of Seller and its ERISA Affiliates, (iii) enter into any negotiation in respect of any collective bargaining agreement solely covering Business Employees, (iv) pay or agree to pay any material pension, material retirement allowance or other material employee benefit not contemplated by any Employee Plan to any Business Employee, (v) materially increase the compensation or fringe benefits of any Business Employee, except for changes generally affecting all employees of Sellers and its ERISA Affiliates, (vi) grant any severance or termination pay to any Business Employees not provided for under any Employee Plan or (vii) enter into any employment, consulting or material severance agreement or arrangement with any Business Employee (except for at will offers of employment in the ordinary course of business consistent with past practice);

(k) hire or terminate (other than for cause) any employee who is, or would upon hire, be classified both as a Business Employee and senior managerial personnel;

(l) plan, announce, implement or effect any reduction in force, lay-off, early retirement program or other program or effort concerning the termination of employment of any Business Employee that would constitute a “mass layoff” or “plant closing” (as defined in the WARN Act or similar state and local Laws);

(m) fail to prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by applicable Law), and timely file all Tax Returns that are true, correct and complete in all material respects and fully and timely pay all Taxes shown on such Tax Returns, in each case, required to be filed by it on or before the Closing Date (“Post-Execution Date Returns”);

(n) fail to consult with Purchaser with respect to all material Post-Execution Date Returns and deliver drafts of such Post-Execution Date Returns to Purchaser no later than five (5) Business Days prior to the date (including extensions) on which such Post-Execution Date Returns are required to be filed;

(o) fail to promptly notify Purchaser of any material federal, state, local or foreign income or franchise tax, suit, claim, action, investigation, proceeding or audit (collectively, “Tax Actions”) pending or threatened in writing against or with respect to it in respect of any material Tax matter, including (without limitation) material Tax liabilities and refund claims, and not settle or compromise any such material Tax matter or material Tax Action without Purchaser’s consent;

(p) make, modify or revoke any material election with regard to Taxes or file any material amended Tax Returns or make any material change in any Tax accounting method, except as may be appropriate to conform to changes in Tax Laws or in connection with the actions described in Section 8.10, waive any statute of limitations in respect of any material Taxes or agree to any extension of time with respect to a material Tax assessment or deficiency;

(q) take any action that is inconsistent with the intended U.S. federal income tax classification of the Companies and Company Subsidiaries as of the Closing Date, as described in Section 8.10(b);

(r) modify the allocation of costs with respect to, or increase the costs of, in each case, any intercompany services provided by any of Sellers or any of their Affiliates (other than any Company or Company Subsidiary) to any Company or Company Subsidiary;

(s) incur, create, assume, suffer to exist or otherwise be liable with respect to any Derivatives, other than as required or permitted pursuant to Section 5.9 (it being understood that fluctuations in the value of any Derivatives permitted or required to be implemented pursuant to Section 5.9 shall not be violations of this clause (s)); or

(t) agree to do any of the foregoing.

Requests for approval of any action restricted by this Section 5.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

EPE Acquisition, LLC

c/o Apollo Management, L.P.

9 West 57th Street

New York, New York 10019

Attention: Sam Oh

Telephone: (212) 822-0629

Telecopy: (646) 417-6651

Purchaser’s approval of any action set forth in Sections 5.4(a), 5.4(b), 5.4(c), 5.4(e), 5.4(i), 5.4(l), 5.4(m), 5.4(n), 5.4(o), 5.4(p) and 5.4(q) above may be granted or withheld in its sole discretion and Purchaser’s approval of any action set forth in Sections 5.4(d), 5.4(f), 5.4(g), 5.4(h), 5.4(j), 5.4(k) and 5.4(r) (but, with respect to Section 5.4(r), only to the extent applicable to the other clauses designated in this sentence) above, shall not be unreasonably withheld, conditioned or delayed and shall be considered granted within fifteen (15) days (unless a shorter time is required in an applicable operating agreement, unit agreement, unit operating agreement, or similar agreement, or authority for expenditure or operations notice from a third party, or a rig is onsite and is incurring, or, absent such consent, will incur, standby or similar charges, in which case such shorter time requirement shall be specified in Sellers’ notice to Purchaser but shall not be fewer than two (2) days) of Sellers’ notice to Purchaser requesting such consent. Purchaser acknowledges that the Companies and their Wholly-Owned Subsidiaries may own undivided interests in certain assets or entities, and Purchaser agrees that (i) the acts or omissions by any Company or Wholly-Owned Subsidiary in its capacity as a general partner or manager (or similar capacity) of another entity not directly or indirectly wholly-owned by another Company shall not be restricted by this Section 5.4 and (ii) the acts or omissions of third Persons shall not constitute a violation of the provisions of this Section 5.4, nor shall any action required by a vote of working or equity interest or the owners of capital stock constitute such a violation so long as Sellers, the Companies and the Wholly-Owned Subsidiaries, in each case in this clause (ii), have each voted all of their respective working or equity interest or shares of capital stock in a manner consistent with this Section 5.4, except to the extent that such vote would be inconsistent with such Sellers’, Companies’ or Wholly-Owned Subsidiaries’ fiduciary duties, if any, to such underlying entities or the beneficial owners thereof.

Section 5.5. Indemnity Regarding Access. Purchaser agrees to indemnify, defend and hold harmless Sellers, their Affiliates (including until Closing the Companies and the Company Subsidiaries),

the other owners of interests in the Company Properties (and operating Affiliates conducting operations thereof, or with respect thereto), and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, caused by access to the E&P Business prior to the Closing by Purchaser, its Affiliates, or its or their directors, officers, employees, agents or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR LEGAL FAULT OF ANY INDEMNIFIED PERSON (BUT NOT SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

Section 5.6. Reasonable Best Efforts; Further Action.

(a) Except with respect to efforts to obtain the Financing, which are exclusively addressed in Section 5.19, Sellers and Purchaser shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Companies that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement, and all Parties will cooperate fully with the other Parties in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and Orders. Upon the terms and subject to the conditions of this Agreement, each Party agrees to make any appropriate filings, if necessary, pursuant to the Hart-Scott-Rodino Act or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Laws (collectively, the “Antitrust Laws”) with respect to the transactions contemplated by this Agreement as promptly as practicable and to supply as promptly as practicable and advisable to the appropriate Governmental Authorities any additional information and documentary material that may be requested, necessary, proper or advisable pursuant to the Antitrust Laws. All antitrust filings to be made shall be made in substantial compliance with the requirements of the Antitrust Laws. Purchaser shall be solely responsible for the payment of any and all filing fees due under any of the Antitrust Laws with respect to all antitrust filings.

(b) The Parties shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 5.6(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder. Each Party shall use its reasonable best efforts to provide or cause to be provided promptly to the other Party all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to these filings or in connection with any other review or investigation of the transactions contemplated by this Agreement by a Governmental Authority. The Parties shall consult with each other prior to taking any material substantive position with respect to the filings under the Antitrust Laws, in any written submission to, or, to the extent practicable, in any discussions with, any Governmental Authority. Each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities with respect to such filings. Each Party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of the transactions contemplated by this Agreement under the Antitrust Laws. The Parties shall, and shall cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Companies; (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Purchaser shall, and shall cause each of its Affiliates to, use their reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every legal impediment under any applicable Antitrust Law that may be asserted by any antitrust or competition Governmental Authority or any other Party so as to enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the End Date, including, proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their assets, properties or businesses, and the entrance into such other arrangements, as are necessary or reasonably advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Purchaser shall, and shall cause each of its Affiliates to, defend through litigation on the merits any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the End Date; provided, however, that such litigation in no way limits the obligations of the Parties to comply with their reasonable best efforts obligations under the terms of this Section 5.6. Purchaser shall have the sole and exclusive right to direct and control any litigation, negotiation or other action, with counsel of its own choosing, and Sellers agree to cooperate with Purchaser with respect thereto; provided, however, that Purchaser shall consult in advance with Sellers and in good faith take Sellers’ views into account regarding the overall strategic direction of the defense of any such litigation and consult with Sellers prior to taking any material substantive positions, making dispositive motions or other material substantive filings or entering into any negotiations concerning such litigation.

(d) Purchaser shall, to the extent practicable and permitted by the relevant Governmental Authority, give Sellers (through their counsel) the opportunity to attend and participate in all substantive meetings, telephone calls or discussions in respect of any filings, investigation (including settlement of the investigation), litigation or other inquiry.

Section 5.7. Intercompany Indebtedness. At or prior to Closing, Sellers and their Affiliates (other than the Companies and Wholly-Owned Subsidiaries) shall (i) either capitalize or cause each Company and Wholly-Owned Subsidiary to repay by cash payment any Loans of such Company or Wholly-Owned Subsidiary from Sellers or any other Affiliates and (ii) repay any loans (together with all accrued and unpaid interest thereon) of Sellers or any such Affiliate from any Company or Wholly-Owned Subsidiary. Notwithstanding the foregoing, with respect to any such loan outstanding between (x) EP Brazil and Brazil O&G, (y) EP Brazil and El Paso Maritime BV or (z) EP Brazil and UnoPaso (as such Loans are further described in Schedule 3.5) (collectively, the “Foreign Loans”), upon Purchaser providing written notice to Sellers (such notice to be provided no later than thirty (30) days before the Closing Date), Sellers and their Affiliates (other than the Companies and Wholly-Owned Subsidiaries) shall capitalize all or a portion of such Foreign Loans to the equity of the relevant obligor, as stipulated in such written notice. To the extent all or a portion of such Foreign Loans are not capitalized pursuant to the preceding sentence Purchaser shall purchase the non-capitalized portion of such Foreign Loans from EP

Brazil for an amount equal to the principal amount of each Foreign Loan as of the Closing. Nothing to the contrary in this Agreement withstanding, the purchase or capitalization of the Foreign Loans pursuant to this Section 5.7 will have no impact on the Unadjusted Purchase Price and will not result in any adjustments pursuant to Section 2.3; however, to the extent the Foreign Loans are purchased by Purchaser a portion of the Purchase Price equal to the amount paid for such Foreign Loans will be allocated to the Foreign Loans pursuant to Section 2.2(b).

Section 5.8. Third Person Indebtedness.

(a) Sellers shall use commercially reasonable efforts to deliver a draft Debt Payoff Letter from each payee of a Third-Party Loan to the applicable payor Company or Wholly-Owned Subsidiary at least two (2), but no more than five (5), Business Days prior to the Closing Date, copies of which shall be promptly delivered to Purchaser.

(b) At or prior to Closing, except as set forth in Schedule 5.8(b), Sellers shall have paid or caused the Companies and Wholly-Owned Subsidiaries to pay all amounts payable as set forth in any applicable Debt Payoff Letter. Purchaser, each Seller and each Company shall cooperate in arranging for such Lien releases as of Closing.

Section 5.9. Hedges.

(a) As soon as reasonably practicable after the Execution Date and in consultation with Purchaser, Sellers shall cause the Companies and Wholly-Owned Subsidiaries to enter into new swaps so that the commodity price risk associated with the anticipated future production of the Companies and Wholly Owned Subsidiaries set forth on Schedule 5.9 for the calendar years of 2012 and 2013 will be hedged at market prices prevailing at the time of entering into such swaps. Sellers shall consult with Purchaser concerning the counterparties to such hedges and the quantities to be hedged. As such hedges are entered into, Sellers shall promptly notify Purchaser of the counterparty to the transaction, the product involved, the quantity hedged, the hedge price under the new hedge, any premiums or other payments made or received to enter into any new hedge and all other details of the transaction and provide Purchaser copies of the confirmations and other documentation evidencing such transactions. Purchaser may request that Sellers enter into new swaps so that the commodity price risk associated with the anticipated future production of the Companies and the Wholly Owned Subsidiaries for calendar year 2012 or 2013 will be hedged to a greater percentage level than the levels set forth on Schedule 5.9, or that commodity price risk associated with the anticipated future production of the Companies and the Wholly Owned Subsidiaries for calendar years 2014 and 2015 will be hedged at specified percentage levels (the “Requested Swaps”). Sellers shall (and shall cause the Companies and Company Subsidiaries to) reasonably cooperate with Purchaser to accommodate such request and implement the Requested Swaps, as permitted under the Revolving Credit Facility. Notwithstanding anything to the contrary herein, in no event shall Sellers, the Companies and the Company Subsidiaries be required to (i) enter into any transaction relating to Derivatives that would constitute a breach of, or default under, the Revolving Credit Facility or the EP Revolver or (ii) enter into any transactions relating to Requested Swaps unless Purchaser has agreed to pay and/or post (and does pay and/or post) any required premium, fee or other cost or expense associated with, or collateral required by, such transaction prior to its consummation.

(b) If this Agreement is terminated pursuant to Article 9, Sellers shall have the right to terminate any Requested Swaps by giving Purchaser written notice thereof on or before ten (10) Business Days after such termination. To the extent Sellers elect to terminate a Requested Swap, Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates (including, until termination of this Agreement, the Companies and Company Subsidiaries) from and against any and all direct fees, losses and expenses resulting from actions taken by such Persons at Purchaser’s request with respect to such terminated Requested Swap. To the extent Sellers do not elect to terminate such Requested Swap, Sellers shall promptly refund any required premium, fee or other cost or expense paid by or on behalf of Purchaser with respect to the applicable terminated Requested Swap.

Section 5.10. Further Assurances. After Closing, each of Sellers and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 5.11. Employee Matters.

(a) Prior to Closing, Sellers and their Affiliates shall cause each of the Business Employees to be employed by either EP E&P Management, Brazil O&G or Egypt Production, subject to exceptions due only to terminations and resignations, in each case, in the ordinary course, consistent with Sellers’ and their Affiliates’ past employment practices.

(b) Schedule 5.11(b), which is subject to changes due only to hirings, terminations and resignations, in each case, in the ordinary course, consistent with the Companies’ and the Company Subsidiaries’ past employment practices, lists, as of the Execution Date, the Business Employees by reference to their employee identification number and job category, Sellers acknowledging and agreeing that contemporaneously with the execution of this Agreement, Sellers have provided a corresponding list of the names of such Business Employees and their date of hire, rate of base salary or hourly wage, annual bonus, active employee status and job description, which will not be listed on Schedule 5.11(b). At Closing, Sellers shall deliver to Purchaser a revised Schedule 5.11(b) that lists the Business Employees and the information in the preceding sentence with respect to each such employee as of ten (10) days prior to the Closing (Sellers acknowledging and agreeing that contemporaneously with the delivery of the revised Schedule 5.11(b), Sellers shall provide a corresponding list of the names of such Business Employees and their dates of hire, rate of base salary or hourly wage, annual bonus, active employee status and job description, which will not be listed on Schedule 5.11(b)), provided, that, any revisions to Schedule 5.11(b) shall be due only to hirings, terminations and resignations, in each case in the ordinary course, consistent with the Companies’ and the Company Subsidiaries’ past employment practices. Commencing on the Closing Date and continuing through the date that is twelve (12) months following the Closing Date, Purchaser shall provide or cause to be provided to each Business Employee, other than any such Business Employee covered by a collective bargaining agreement, levels of base pay and annual cash bonus opportunities that are no less favorable than those provided to such Business Employee as of the Closing Date, and employee benefits that are substantially comparable in the aggregate to those provided to such Business Employee as of the Closing Date (in all cases without regard to any equity-based incentive compensation, defined benefit pension plan, any retiree medical or other post-retirement welfare plan, or benefits under any frozen employee benefit plan; provided, that notwithstanding the foregoing, Purchaser shall be required to take the value of such compensation and benefits into account as part of Purchaser’s obligation to provide employee benefits that are substantially comparable in the aggregate).

(c) With respect to each of the Business Employees, Purchaser agrees to (i) assume and perform the obligations of El Paso and its Affiliates under the severance plans set forth in Schedule 5.11(c) (the “Severance Plans”) from and after the Closing Date, in the same manner, and to the same extent that El Paso and its Affiliates would be required to perform if the transactions contemplated by this Agreement had not taken place and (ii) if the Kinder Morgan Merger is consummated, treat the Closing as a “Change in Control” event for purposes of each of the Severance Plans. Purchaser’s obligations under this Section 5.11(c) shall continue until at least the end of the Continuation Period (as defined in the Kinder Morgan Merger Agreement) or such longer period as may be required under any Severance Plan in effect as of the Execution Date; provided, that notwithstanding anything to the contrary contained in this Section 5.11(c), Purchaser shall be solely responsible for any severance payments and benefits under the Severance Plans which may be payable to any Business Employees as a result of any termination of employment deemed to have occurred under the Severance Plans on or following the Closing Date and Sellers shall be solely responsible for any severance payments or benefits under the Severance Plans which may be payable to any Business Employee as a result of any termination of employment deemed to have occurred under the Severance Plans prior to the Closing Date (without any action of Purchaser). No later than five (5) days prior to the Closing Date, Sellers shall provide Purchaser with the aggregate amount of all severance obligations under the Severance Plans in respect of Business Employees (assuming for such purpose that their termination of employment occurred on the day after the Closing Date).

(d) Effective as of the Closing Date, all Business Employees shall cease to be active participants in all Seller Employee Plans (other than Companies Employment Plans) and shall cease to accrue additional benefits under such plans for any periods after the Closing Date; provided that if the Closing Date occurs prior to the consummation of the Kinder Morgan Merger, the Business Employees shall be deemed to have remained employed through the date of the consummation of the Kinder Morgan Merger for purposes of any rights such Business Employees may have to any accrued benefits and accelerated vesting under the Seller Employee Plans as contemplated by the Kinder Morgan Merger Agreement. Effective as of the Closing Date, each of EP E&P Management, Brazil O&G and Egypt Production shall cease to be a participating employer in all Seller Employee Plans, other than the Companies Employee Plans.

(e) As of the Closing Date, all Business Employees shall be eligible to participate in and, if elected, shall commence participation in each of the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, fringe benefits, or arrangements (whether written or unwritten) of Purchaser or its Affiliates (collectively, “Purchaser Employee Plans”). Purchaser shall (i) to the extent within Purchaser’s control and ability under any Purchaser Employer Plan waive, or use commercially reasonable efforts to cause any third-party insurance carriers to waive, all limitations as to pre-existing condition exclusions and waiting periods with respect to Business Employees and their spouses and dependents, if applicable, under any Purchaser Employee Plan which is a welfare benefit plan and (ii) cause each Purchaser Employee Plan to provide, to the extent within Purchaser’s control and ability under any Purchaser Employee Plan, or use commercially reasonable efforts to cause any third-party insurance carriers to provide, each Business Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out of pocket requirements under Purchaser Employee Plans for the plan year in which the Closing Date occurs.

(f) Purchaser shall accept or cause to be accepted transfers from Sellers’ or any ERISA Affiliate’s health care flexible spending account plan of each Business Employee’s account balance as of the Closing Date and credit such employee with such amounts under the applicable Purchaser Employee Plan. On and after the Closing Date, Business Employees shall have no further claim for reimbursement under Sellers’ or any ERISA Affiliate’s health care flexible spending account and all claims must be submitted under the applicable Purchaser Employee Plan, including expenses incurred prior to the Closing Date.

(g) Purchaser shall cause to be provided to each Business Employee credit for prior service with any Seller or its Affiliates to the extent such service would be recognized if it had been performed as an employee of Purchaser or its Subsidiaries or Affiliates for all purposes (including vesting, eligibility, benefit accrual and/or level of benefits) in all Purchaser Employee Plans (but not for benefit accruals under any defined benefit pension plan, any retiree medical or other post-retirement welfare plan, or benefits under any frozen employee benefit plan), including fringe benefit plans, vacation and sick leave policies, severance plans or policies, defined contribution pension plans and matching contributions under defined contribution plans maintained or provided by Purchaser or its Subsidiaries or Affiliates in which such Business Employees are eligible to participate after the Closing Date; provided, however, that, such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(h) During the calendar year in which the Closing occurs, Purchaser or its Affiliates shall maintain Sellers’ vacation policy with respect to each Business Employee and shall credit each such individual with all earned but unused vacation as of the Closing Date with respect to any year prior to 2012, as determined under any and all of Sellers’ time off policies. Each Business Employee shall be entitled in 2012 to the greater of (i) such Business Employee’s previously earned but unused vacation, determined as of the Closing Date under Sellers’ vacation policy or (ii) the number of vacation days with respect to calendar year 2012 to which such Business Employee is entitled under Purchaser’s vacation policy, less any 2012 vacation days used by such Business Employee prior to the Closing Date. No Business Employee will be allowed to carry forward any unused vacation time beyond 2012 unless allowed under Purchaser’s vacation policy. With respect to each year after 2012, Purchaser shall consider each Business Employee’s prior full-time service with Sellers in determining the amount of vacation the Business Employee will be eligible for under Purchaser’s vacation policy.

(i) To the extent allowable by Law, Purchaser shall take any and all necessary action to cause the trustee of a defined contribution plan of Purchaser or one of its Affiliates, if requested to do so by a Business Employee, to accept a “direct rollover” pursuant to Section 401(a)(31) of the Code of all or a portion of such employee’s “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) from the El Paso Corporation Retirement Savings 401(k) Plan; provided, however, that Purchaser shall be required to accept a rollover of a Business Employee’s plan loans only if such Business Employee rolls over one hundred percent (100%) of such Business Employee’s distribution from such plan. Except for plan loans, all “direct rollovers” shall be made in cash and shall be subject to such administrative terms determined by Purchaser, including with respect to timing of any such “direct rollover.”

(j) With respect to each Business Employee who is not actively at work and who is, as of the Closing Date, receiving any form of pay/wage continuation (including short-term sickness, short-term disability, military leave or vacation pay) or unpaid leave (including Family and Medical Leave Act of 1993 leave or military leave), Sellers or the appropriate ERISA Affiliate shall be responsible for any such payments due prior to the Closing Date and Purchaser shall be responsible for any payments due on or after the Closing Date.

(k) If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Business Employees at any time on or after the Closing, Purchaser shall be solely responsible for providing all notices required under the WARN Act and for taking all remedial measures, including the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided. On the Closing Date, Sellers shall provide Purchaser with a schedule of all Business Employees whose employment was terminated by Sellers in the ninety (90) day period prior to the Closing Date and their dates of termination.

(l) None of Purchaser, the Companies, the Company Subsidiaries or any of their respective Affiliates, shall assume or retain any Seller Employee Plans or any Liability whatsoever related to Seller Employee Plans (other than the Companies Employee Plans and, as contemplated by Section 5.11(c), the Severance Plans), and Sellers shall retain sole responsibility for all Liabilities, claims, rights and payments under each Seller Employee Plan (other than the Companies Employee Plans and, as contemplated by Section 5.11(c), the Severance Plans).

(m) Sellers shall provide, or cause to be provided, to Purchaser, on a timely basis, all pertinent and requisite information reasonably requested by Purchaser to effect the transactions contemplated by this Section 5.11 and to facilitate the transition of the employment of Business Employees with Purchaser or its Affiliates.

(n) Except as expressly provided in this Section 5.11, the Parties acknowledge and agree that no provision of this Agreement shall be construed to: (i) create any right to any compensation or benefits whatsoever on the part of any Business Employee or other future, present or former employee of the Companies or the Company Subsidiaries, Purchaser or its Affiliates; (ii) guarantee employment for any period of time or preclude the ability of Purchaser to terminate any employee, independent contractor or Business Employee for any reason at any time; (iii) require Purchaser to continue any Purchaser Employee Plan, or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date or (iv) constitute an amendment to any Seller Employee Plan, Purchaser Employee Plan, or other employee benefit or compensation plan or arrangements.

(o) Nothing in this Section 5.11 or elsewhere in this Agreement shall be deemed to make any current or former employee, officer, director or independent contractor or any other individual associated therewith (including any beneficiary or dependent thereof) a third-party beneficiary of this Agreement.

Section 5.12. Transition Committee and Transition Services Agreement. Sellers and Purchaser agree to (i) as promptly as practicable after the date hereof, establish a transition committee to take certain actions, each as further set forth on Annex 2 and (ii) prior to Closing, cooperate in good faith to design and implement a mutually agreeable transition plan with respect to the services listed on the schedules to the Transition Services Agreement.

Section 5.13. Replacement of Bonds, Letters of Credit and Guarantees; Insurance.

(a) The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or any other Affiliate of the Companies (including the Companies and the Company Subsidiaries to the extent Sellers or their Affiliates (except the Companies and the Company Subsidiaries) provide credit support for any such bonds, letters of credit or guarantees) with any Governmental Authority or third Person and relating to the E&P Business are to be transferred to Purchaser. On or before the Closing, Purchaser shall use its commercially reasonable efforts to (i) obtain, or cause to be obtained in the name of Purchaser, replacements for the bonds, letters of credit and guarantees identified in Schedule 5.13 (which, for the avoidance of doubt, shall contain letters of credit that are exclusive to the Companies or Company Subsidiaries only, and not letters of credit that are shared between or among the Companies or Company Subsidiaries and El Paso or any subsidiary other than the Companies or Company Subsidiaries) and such other bonds, letters of credit and guarantees posted (or supported) by Sellers or such Affiliates that may arise between the Execution Date and Closing in the ordinary course of business consistent with past practice that are disclosed in writing by Sellers to Purchaser at least five (5) Business Days prior to the Closing Date (collectively, the “Financial Guaranties”) (which, for the avoidance of doubt, shall contain letters of credit that are exclusive to the Companies or Company Subsidiaries only, and not letters of credit that are shared between or among the Companies or Company Subsidiaries and El Paso or any subsidiary other than the Companies or the Company Subsidiaries) and (ii) cause, effective as of the Closing, the cancellation or return to Sellers of the Financial Guaranties, and Sellers shall provide reasonable cooperation to Purchaser in connection therewith. Purchaser may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Purchaser has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted (or supported) by Sellers. Schedule 5.13 identifies the bonds, letters of credit and guarantees posted (or supported) by Sellers or any other Affiliate of the Companies (including the Companies and the Company Subsidiaries to the extent Sellers or their Affiliates (except the Companies and the Company Subsidiaries) provide credit support for any such bonds, letters of credit or guarantees) with respect to the E&P Business as of the date noted on such Schedule, which Sellers may update through the Closing to include Financial Guaranties entered into after the date hereof in compliance with Sections 5.3 and 5.4. Notwithstanding anything to the contrary set forth herein, (i) neither the Company nor any Company Subsidiary shall be responsible for any collateral currently provided by Sellers under any shared insurance program and (ii) with respect to letters of credit outstanding under any Third Party Loan facilities, Purchaser shall take such action to replace, cash collateralize or provide third Person backstops so as to enable a Debt Payoff Letter with respect the applicable Third Party Loan to be received prior to Closing.

(b) If, as of the Closing, any one or more Financial Guaranties has neither been released nor expired in accordance with its terms (the “Unreleased Financial Guaranties”), then Purchaser shall, at Closing, execute and deliver to Sellers for the benefit of Sellers and their Affiliates (to the extent Sellers and such Affiliates are obligors under the Unreleased Financial Guaranties (the “Obligors”)) an indemnity agreement in form and substance reasonably acceptable to Sellers pursuant to which Purchaser, the Companies and the Wholly-Owned Subsidiaries agree to indemnify the Obligors from and against all of their obligations arising under the Unreleased Financial Guaranties except to the extent such obligations are otherwise subject to Section 10.1(b). If all Unreleased Financial Guaranties have not been so released or expired on or before one (1) year from the Closing Date, or should the indemnitor under any indemnity agreement delivered in connection with this Section 5.13(b) not have and maintain a minimum investment grade rating on all of its outstanding senior unsecured long-term debt of at least BBB-, as determined by Standard & Poor’s Rating Agency Group, or Baa3, as determined by Moody’s Investors Service, Inc., or, in each case, any nationally-recognized successor thereto (“Investment Grade”), Purchaser shall (i) cause an Affiliate of Purchaser or other third Person that, in each case, has, and for the previous five (5) years has maintained, an Investment Grade senior unsecured long-term debt rating, to provide a guarantee in favor of Sellers that is in form and substance substantially similar to the indemnity agreement provided by Purchaser at Closing pursuant to this Section 5.13 or (ii) provide, or cause to be provided, such other security for the obligations under the indemnity agreements that is in form, substance, and amount reasonably satisfactory to Sellers. No such provision of an indemnity agreement shall relieve any Purchaser or any other Person providing an indemnity, guarantee, or other form of surety or security of its obligations thereunder. Purchaser agrees that Sellers will not have an adequate remedy at Law if Purchaser violates (or threatens to violate) any of the terms of this Section 5.13. In such event, Sellers shall have the right, in addition to any other they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 5.13.

(c) Purchaser acknowledges and agrees that, effective upon the Closing, all insurance coverage provided with respect to the Companies and the Company Subsidiaries pursuant to “claims made” or “claims first made” based policies maintained by Sellers (or any of their Affiliates, other than any Company or Company Subsidiary) shall not be available to the Companies or the Company Subsidiaries under such policies but (subject to the terms of any relevant policy or arrangement) without prejudice to any claims or accrued claims which any Company or Company Subsidiary may have at or prior to the Closing or based upon wrongful acts committed or alleged to be committed by any Company or Company Subsidiary prior to the Closing. Each Company and Company Subsidiary shall retain the benefit of each “occurrence” based policy, which is underwritten and/or issued by any Person under which any Company or any Company Subsidiary is an insured, hereinafter referred to as “Occurrence Based Policies,” in relation to events occurring prior to Closing in respect of claims for which it may have coverage thereunder, it being understood and agreed that such coverage shall be without prejudice to the rights of Sellers (provided, however that Sellers shall not, and shall cause their Affiliates not to, terminate or amend or waive any of its rights under the Occurrence Based Policies), and other current or former Affiliates (other than the Companies and the Company Subsidiaries) to access and continue to retain the benefit of such Occurrence Based Policies at and after the Closing as such policies were in effect on the date prior to the Closing Date. From and after the Effective Date, at the request of Purchaser, Sellers shall, and shall cause the Companies and the Company Subsidiaries to, cooperate in the procurement of such named windstorm insurance coverage with respect to the Companies, the Company Subsidiaries and/or the E&P Business as may be requested by Purchaser; provided, however that none of Sellers, the Companies or the Company Subsidiaries shall be required to make any payment of any premium for such named windstorm coverage prior to June 1, 2012. Promptly following any termination of this Agreement, if at all, Purchaser shall reimburse Sellers for one hundred and fifty percent (150%) of any actual and reasonable out of pocket costs incurred by Sellers under the preceding sentence of this Section 5.13(c).

(d) Purchaser acknowledges and agrees that, following the Closing, El Paso insurance coverage as set forth on Schedule 3.20 (less and except any Company or Company Subsidiary policies in effect) (the “EPC Insurance Policies”) shall be terminated or modified to exclude coverage of all or any portion of the Companies or Company Subsidiaries by the Sellers, and, as a result, Purchaser will need to, at or before Closing, obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by any of the Companies or Company Subsidiaries. Purchaser further acknowledges and agrees that Purchaser will need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Companies or Company Subsidiaries following Closing. For avoidance of doubt, the Companies and Company Subsidiaries, as applicable, shall have the right to pursue claims or losses under such EPC Insurance Policies.

Section 5.14. Surviving Agreements. At or prior to the Closing, the applicable Seller (or Affiliate of such Seller), on the one hand, and the applicable Company (or applicable Company Subsidiary), on the other hand, shall terminate all Affiliate Transactions pursuant to termination agreements in form and substance reasonably acceptable to Purchaser, other than those agreements (the “Surviving Agreements”) set forth in Schedule 5.14.

Section 5.15. Preferential Purchase Rights; Consents.

(a) Promptly after the Execution Date, Sellers shall prepare and send (i) notices to the holders of any consents that are set forth in Schedule 5.15 requesting consents to the transactions contemplated by this Agreement and (ii) notices to the holders of any applicable preferential rights to purchase, rights of first negotiation or similar rights in compliance with the terms of such rights and requesting waivers of such rights. Prior to Closing, the Parties shall reasonably cooperate to cause such consents and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing; provided, however that Sellers and their Affiliates shall not be required to make payments or undertake obligations to or for the benefit of the holders of such consent rights in order to obtain such consents and waivers.

(b) Should the holder of any preferential purchase right set forth in Schedule 3.14 validly exercise the same (whether before or after Closing), then:

(i) the Company or Wholly-Owned Subsidiary owning the applicable asset of the E&P Business shall transfer such asset to the holder of the preferential purchase right on the terms and provisions set out in the applicable preferential purchase right provision; and

(ii) such Company or Wholly-Owned Subsidiary shall be entitled to the consideration paid by such holder.

(c) Purchaser may, pursuant to a notice substantially in the form of a Title Defect Notice (a “Consent Notice”), delivered on or before the Title Claim Date, allege that the consents identified thereon (that are not set forth on Schedule 5.15), if not obtained or waived, would impair (or cause a defect in) any Company’s or Company Subsidiary’s title to any Company Mineral Interest, Company Well or Right of Way (each such consent, an “Alleged Required Consent”). With respect to any Alleged Required Consent, Sellers may, pursuant to written notice to Purchaser on or before the date that is ten (10) Business Days after their receipt of a Consent Notice with respect thereto, agree or disagree that such Alleged Required Consent, if not obtained or waived, would so impair or cause a defect in such title (provided that, if Sellers do not respond within such period, they shall be deemed to have disagreed that such Alleged Required Consent, if not obtained or waived, would so impair or cause a defect in such title). In the event that any consent has not been raised by Purchaser pursuant to the foregoing provisions of this Section 5.15(c), this Section 5.15 (other than Section 5.15(h)) shall no longer apply thereto, and such consent shall be solely and exclusively covered by Sections 5.15(h), 10.1(a)(iii) and 10.1(b)(iv).

(d) All disputes as to whether an Alleged Required Consent would, if not obtained or waived, impair (or cause a defect in) any Company’s or Company Subsidiary’s title to any Company Mineral Interest, Company Well or Right of Way, or whether, and to what extent, the rights of the holder of a Required Consent have been barred under applicable Law (each such dispute, a “Required Consent Dispute”), shall be determined by a Title Arbitrator pursuant to Section 1.5(i) of Annex 1.

(e) In the event any (i) consent set forth on Schedule 5.15, (ii) Alleged Required Consent that Sellers and Purchaser have agreed in writing would, if not obtained or waived, impair (or cause a defect in) any Company’s or Company Subsidiary’s title to any Company Mineral Interest, Company Well or Right of Way or (iii) Alleged Required Consent that a Title Arbitrator has finally determined, would, if not obtained or waived, impair (or cause a defect in) any Company’s or Company Subsidiary’s title to any Company Mineral Interest, Company Well or Right of Way (each consent described in the foregoing clauses (i), (ii) and (ii), a “Required Consent”) is not obtained (in form and substance reasonably acceptable to Purchaser) on or before the end of the Consent Period and the rights of the holder of such Required Consent are not otherwise barred pursuant to applicable Law, then Sellers shall pay to Purchasers promptly (but in any event within five (5) Business Days after the end of the Consent Period for the relevant Required Consent) an amount equal to (x) in the case of a Company Mineral Interest or Company Well, the Allocated Value thereof (or portion thereof affected by the Required Consent), or (y) in the case of a Right of Way, the Damages actually incurred or suffered by the Companies or Company Subsidiaries with respect to such Required Consent (such amount, the “Required Consent Adjustment Amount”). For the avoidance of doubt, neither the Title Threshold nor the Title Deductible, nor either of the limitations set forth in Sections 10.1(d)(iv) and 10.4(c) shall apply to the determination of the Required Consent Adjustment Amount. As used herein, the term “Consent Period” means, with respect to each Required Consent, the later of (x) the date that is nine (9) months after the Closing Date and (y) the date on which the Title Arbitrator finally resolves Required Consent Dispute (if any) with respect to such Required Consent in accordance with the provisions of Section 1.5(i) of Annex 1; provided, however, that, if a lawsuit, arbitration or other proceeding is pending with respect to any Required Consent, the Consent Period with respect to such Required Consent may, at Sellers’ option, be extended until the end of one (1) month after the final disposition of the same at Sellers’ sole cost, risk, and expense.

(f) Except as set forth in Section 5.15(g), Section 10.1(a)(iii) and Section 10.1(b)(iv) shall be the sole and exclusive remedy for all consent and alleged consent requirements covering (or created under) a Company Mineral Interest, Company Well or Right of Way that are not Required Consents. This Section 5.15 shall be the sole and exclusive remedy of Purchaser with respect to Required Consents.

(g) Notwithstanding anything to the contrary herein, any consent right that provides it may not be unreasonably withheld, shall not be subject to this Section 5.15, Section 10.1(a)(iii) or Section 10.1(b)(iv).

(h) Purchaser hereby covenants and agrees to bear fifty percent (50%) of each dollar of any Damages attributable to a claim for indemnity pursuant to Section 10.1(b)(iv), until the total amount of such Damages (measured in the aggregate and not as to the fifty percent (50%) for which Purchaser is liable pursuant to this Section 5.15(h)) exceeds $15,000,000.

Section 5.16. Transfer of Certain Assets Not Held by the Companies or Wholly-Owned Subsidiaries. At Closing, Sellers or any of their Affiliates, as applicable, shall assign to Purchaser (or its designee) certain personal property set forth in Schedule 5.16 (as may be modified by the agreement of the Parties to reflect any matters that the Parties agree to between the Execution Date and Closing) pursuant to an assignment substantially in the form set forth on Exhibit E (the “Personal Property Assignment”). EXCEPT AS OTHERWISE PROVIDED IN THE PERSONAL PROPERTY ASSIGNMENT, THE ASSIGNMENT OF SUCH PERSONAL PROPERTY SHALL BE “AS IS, WHERE IS” WITH ALL FAULTS, AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS ARE HEREBY DISCLAIMED.

Section 5.17. Directors’ and Officers’ Indemnification.

(a) After Closing, the Organizational Documents of the Companies and the Wholly-Owned Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in their respective Organizational Documents immediately prior to Closing and set forth in any indemnification agreement currently in effect between any Seller, Company or Wholly-Owned Subsidiary and any current or former officer or director of any Company or Wholly-Owned Subsidiary or any current or former Business Employee, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, officers, fiduciaries or agents of any Company or Wholly-Owned Subsidiary or Business Employees; provided, that, in the event that any claim for indemnification is asserted or made within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

(b) This Section 5.17 is intended to be for the benefit of, and shall be enforceable by, present or former directors and officers of each Company and Wholly-Owned Subsidiary, their respective heirs and personal representatives and shall be binding on Purchaser and its successors and assigns. In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser assume and honor the obligations set forth in this Section 5.17. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Company or Wholly-Owned Subsidiary or their respective officers and directors and Business Employees, it being understood and agreed that the indemnification provided for in this Section 5.17 is not prior to or in substitution for any such claims under any such policies.

Section 5.18. Title Matters. The Parties shall comply in all respects with the provisions of Annex 1 and hereby agree that the rights and remedies of Purchaser set forth in Annex 1 represent Purchaser’s sole and exclusive rights and remedies with respect to any defect in title with respect to the Company Properties.

Section 5.19. Financing.

(a) Purchaser shall use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Financing Letters (provided, that Purchaser may (i) amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as such Persons are reasonably acceptable to Sellers or (ii) otherwise replace or amend the Debt Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to Purchaser, with respect to conditionality, than those in the Debt Commitment Letter as in effect on the date of this Agreement). Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters without the prior written consent of Sellers if such amendment, supplement, modification or waiver:

(i) with respect to the Financing Letters, reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related fee letters in effect on the date hereof unless the Debt Financing or the Equity Financing is increased by such amount);

(ii) (A) imposes new or additional conditions or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in the case of clause (B), in a manner that would reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Closing on the Closing Date; or

(iii) would otherwise materially adversely impact the ability of Purchaser to enforce its rights against other parties to the Financing Letters or otherwise to timely consummate the transactions contemplated by this Agreement.

Purchaser shall promptly deliver to Sellers copies of any such amendment, modification, waiver or replacement. For purposes of this Agreement, references to “Financing” or “Debt Financing,” as applicable, shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.19(a) or 5.19(c) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.19(a) or 5.19(c).

(b) Purchaser shall use reasonable best efforts to:

(i) maintain in effect the Financing Letters;

(ii) negotiate and enter into definitive agreements (which with respect to the bridge facility documentation shall not be required until reasonably necessary in connection with the funding of the Financing), and provide Sellers with copies of all substantially final drafts of documents with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms in the aggregate materially no less favorable to Purchaser, as to conditionality, than the terms and conditions in the Debt Commitment Letter; provided, that in no event shall any such definitive agreement contain terms (other than those included in the Debt Commitment Letter) that would reasonably be expected to prevent or materially delay the Closing;

(iii) satisfy (or, if deemed advisable by Purchaser, seek the waiver of) on a timely basis all conditions applicable to Purchaser that are within its control as set forth in the Financing Letters and to comply with all of its material obligations pursuant to the Debt Commitment Letter;

(iv) upon satisfaction of such conditions, cause the funding of the Debt Financing at or prior to Closing (together with other sources of funds, including the Equity Financing, with respect to amounts required to pay the Required Amounts);

(v) enforce all of its rights under the Debt Commitment Letter (including, for the avoidance of doubt, by instituting litigation in respect thereof); provided that all of the conditions to Purchaser’s obligations under Section 6.2 (except those to be satisfied at the Closing) have been satisfied or waived; and

(vi) give Sellers prompt notice of any material breach by any party to the Debt Commitment Letters of which Purchaser has become aware or any termination of any of the Commitment Letters. Purchaser shall keep the Company apprised of material developments relating to the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Purchaser agrees to notify Sellers promptly if at any time any financing source that is a party to the Debt Commitment Letter notifies Purchaser that such source no longer intends to provide financing on the terms set forth therein.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.19(b) shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser or any Affiliate thereof to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Funding Letter or (ii) pay any material fees in excess of those contemplated by the Financing Letters (including pursuant to the “flex” provisions contained in any fee letter relating to the Debt Financing).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Purchaser for any reason, Purchaser shall promptly notify Sellers in writing and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Purchaser in any material respect as those contained in the Debt Commitment Letter and in an amount sufficient, together with the Equity Financing and cash on hand of the Companies, if any, to fund the Required Amount (the “Alternate Financing”) and, if obtained, will provide Sellers with a copy of, a new financing commitment that provides for at least the same amount of financing as provided under the Debt Commitment Letter originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) no less favorable in any material respect to Purchaser than those included in the Debt Commitment Letter (an “Alternate Debt Commitment Letter”). Purchaser shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Debt Commitment Letter, including by complying with its obligations under clause (b) above as though the references therein to Debt Commitment Letter and Debt Financing were instead references to the Alternate Financing and the Alternate Debt Commitment Letter.

Notwithstanding anything to the contrary in this Agreement, Purchaser may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Funding Letter, adversely affect the rights of Purchaser to enforce its rights against the other parties to the Equity Funding Letter, or otherwise constitute a waiver or reduction of Purchaser’s rights under the Equity Funding Letter.

For the avoidance of doubt, in the event that (i) all or any portion of the Debt Financing contemplated to be raised in lieu of the bridge financing contemplated under the Debt Commitment Letter has not been consummated and (ii) the conditions set forth in Article 6 have been satisfied or waived (and which are, to the extent not satisfied or waived, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) and (iii) all of the conditions set forth in the Debt Commitment Letters have been satisfied or waived (other than those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction of those conditions), Purchaser shall use reasonable best efforts to cause the proceeds of the bridge facility contemplated by the Debt Commitment Letters to be used to cause the Closing to occur in accordance with the terms and conditions hereunder.

(d) Prior to the Closing Date or as expressly provided for in subclause (vi) below, Sellers shall use their respective reasonable best efforts to provide, and shall cause each Company and each Company Subsidiary to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its respective directors, officers, employees, consultants, agents, financial advisors, attorneys, accountants or other representatives (collectively, “Representatives”) to use reasonable best efforts to provide, to Purchaser such cooperation as may be reasonably requested by Purchaser; provided, that such requested cooperation does not materially and adversely interfere with the E&P Business. Such cooperation shall include:

(i) as promptly as reasonably practical, (x) furnishing Purchaser and Purchaser’s financing sources and their respective Representatives with the Required Information; provided that Sellers shall provide to Purchaser, or shall cause to be provided to Purchaser, the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Companies and Company Subsidiaries for 2011 no later than March 15, 2012 and (y) inform Purchaser if the Companies or the Company Subsidiaries shall have knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with the Accounting Principles;

(ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing and assisting Purchaser in obtaining ratings as contemplated by the Debt Financing;

(iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Purchaser’s draft of a business description and “Management’s Discussion and Analysis” of Seller’s financial statements to be included in offering documents contemplated by the Debt Financing;

(iv) providing to Purchaser upon request a copy of each semi-annual proved oil and gas reserves report, which may be prepared internally by petroleum engineers who are employees of each Company and each Company Subsidiary, for the periods ended December 31, 2011, together with audit reports prepared by third-party independent petroleum engineering firms reasonably acceptable to Purchaser and the debt financing sources in respect of any such reports prepared as of December 31 of each year and six (6) months thereafter, and including consents from such independent petroleum engineering firms to inclusion of such reports in any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents in connection with the Financing;

(v) (A) using reasonable best efforts to obtain and provide customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings, internal and audited oil and gas reserves reports and such other engineering reports required to be provided by the Debt Financing (such reports, collectively, the “Reserve Reports”) and (y) accountants’ comfort letters, and (B) using commercially reasonable efforts to obtain and provide appraisals, and surveys, and using reasonable best efforts to permit and/or facilitate environmental and other inspections (including providing reasonable access to Purchaser and its Representative to all properties of proved oil and gas reserves included in the Reserve Reports and other owned or leased real property for such purposes), title information, and other documentation and items relating to the Debt Financing, as contemplated by the Debt Commitment Letter or reasonably requested by Purchaser and, if requested by Purchaser, to cooperate with and assist Purchaser in obtaining such documentation and items, with the understanding that depending on the specific properties represented and the timing of the Closing Date, additional technical work may be required before post-dated “comfort” can be provided;

(vi) both before the Closing and, to the extent reasonably necessary to allow Purchaser or any of its Affiliates to consummate a securities offering or comply with SEC requirements, after the Closing, providing appropriate representations in connection with the preparation of financial statements and other financial data of each Company and each Company Subsidiary and requesting accountants’ consents in connection with the use of each Company’s and each Company Subsidiary’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC;

(vii) using reasonable best efforts to assist Purchaser in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary (or reasonably required by Purchaser’s financing sources) to be included in any offering documents; provided that Purchaser shall have provided Sellers or the Companies with information relating to the proposed debt and equity capitalization that is required for such pro forma financial information in financial reports;

(viii) using reasonable best efforts to (x) provide monthly financial statements (excluding footnotes) within fifteen (15) Business Days of the end of each month prior to the Closing Date and (y) providing quarterly financial statements within forty-five (45) days of the end of each fiscal quarter prior to the Closing Date;

(ix) executing and delivering as of the Closing any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of any of the Companies or Company Subsidiaries with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interest);

(x) using reasonable best efforts to assist Purchaser in obtaining waivers, consents, estoppels and approvals from other parties to material leases, other than leases constituting Company Mineral Interests, rights of way and other encumbrances and Company Contracts to which any Company or any Company Subsidiary is a party and to arrange discussions among Purchaser, the Equity Providers and the Debt Providers and their respective Representatives with other parties to material leases, rights of way and other encumbrances and Contracts as of the Closing;

(xi) taking all commercially reasonable actions necessary to (A) permit the prospective lenders involved in the Debt Financing (through any Debt Provider) and the Debt Providers to evaluate the Companies’ and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations reasonable and customary for oil and gas industry reserve-based financing) and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing;

(xii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at each Company and each Company Subsidiary, if any (not needed for other purposes), to be made available on the Closing Date to consummate the transactions contemplated by this Agreement; and

(xiii) providing all documentation and other information about the Companies and the Company Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act to the extent reasonably requested at least five (5) Business Days prior to the anticipated Closing Date;

provided, that no obligation of any Company or any Company Subsidiary, or any Lien on any of their respective assets, in connection with the Financing shall be effective until the Closing; no Company or any Company Subsidiary or any Representatives of any of the foregoing shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Closing; and no director or officer of any Company or any Company Subsidiary shall be required to execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Closing.

(e) Sellers shall, and shall cause the Companies to, use reasonable best efforts to periodically update any Required Information provided to Purchaser as may be necessary so that such Required Information is (i) Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Purchaser may, to most effectively access the financing markets, require the cooperation of any Company under Section 5.19(d) at any time, and from time to time and on multiple occasions, between the date hereof and the Closing.; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. El Paso shall timely (taking into account any extensions permitted by the applicable SEC rules) file SEC documents and other materials with the SEC to the extent required by the SEC in accordance with Law to the extent such SEC documents relate specifically to any Company or any Company Subsidiary. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Purchaser reasonably requests Sellers to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to each Company and each Company Subsidiary, which Purchaser reasonably determines (in consultation with Sellers) to include in a customary offering memorandum for the Debt Financing, then, upon Sellers’ review of and reasonable satisfaction with such filing, Sellers shall file such Current Report on Form 8-K.

(f) Sellers hereby consent to the use of their logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or the reputation or goodwill of Sellers.

(g) Purchaser shall promptly, upon request by Sellers, reimburse Sellers, the Company or any Company Subsidiary, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by such Person in connection with its cooperation contemplated by this Section 5.19.

(h) Purchaser shall indemnify and hold harmless Sellers, the Companies and the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing (other than information provided in writing specifically for use by or on behalf of any Seller, any Company or any Company Subsidiary), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, any of the Companies, any of the Company Subsidiaries or any of their respective Affiliates and Representatives.

Section 5.20. Confidentiality. After the Closing, each Seller shall hold and shall cause each of its Affiliates to hold, and each Seller shall use its reasonable best efforts to cause its and its Affiliates’ respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process, Order or by other requirements of Law, all confidential documents and information concerning each Company and each of the Company Subsidiaries or their respective businesses, except to the extent that such information (a) was or is in the public domain through no fault of such Seller or its Affiliate, (b) was or is later lawfully acquired by such Seller from sources other than those related to its prior ownership of any of the Companies or any of the Company Subsidiaries or (c) is permitted to be disclosed pursuant to Section 5.2.

Section 5.21. Release. Effective as of the Closing, (i) each Seller, on its own behalf and on behalf of its Affiliates and their respective heirs, estate, executors, administrators, successors and assigns, hereby unconditionally and irrevocably releases and waives any claims that such Seller or any of its Affiliates has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against any of the Companies, their subsidiaries, the JV Entity or any of their respective directors, officers, employees, Affiliates or equity holders, in each case arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any Surviving Agreement and (ii) Purchaser shall cause each Company, each of its subsidiaries, on its own behalf and on behalf of its Affiliates or their respective heirs, estate, executors, administrators and the JV Entity, successors and assigns, to unconditionally release and waive any claims that such Company or any of its subsidiaries or the JV Entity has or may in the future have against any Seller or any of their respective directors, officers, employees, Affiliates or equity holders in such Seller’s capacity as an equity holder, member, manager or similar capacity of any Company, in each case arising out of, resulting from or relating to actions, commissions, facts or circumstances occurring, arising or existing at or prior to the Closing, in each case, other than with respect to claims under this Agreement or any Surviving Agreement.

Section 5.22. Seismic Transfer. Until a date that is one hundred eighty (180) days after the Closing, Sellers and Purchaser shall use commercially reasonable efforts to obtain replacement licenses in the name of Purchaser (or its designee), or approval for transfer of the existing licenses, for seismic data relating solely to the Company Properties which Sellers, the Companies, or the Company Subsidiaries hold under license and the transfer of which is prohibited or subjected to payment of a fee or other consideration in connection with the transactions contemplated by this Agreement. All costs of such replacement licenses or license transfers shall be borne by Purchaser. Purchaser and Sellers shall reasonably cooperate with each other in this effort; provided, however, that Sellers (and, until the Closing, Companies and Company Subsidiaries) shall not be required to pay any fee, or undertake any obligations for the benefit of any third Person pursuant to the foregoing.

Article 6

CONDITIONS TO CLOSING

Section 6.1. Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) as though made on and as of the Closing Date, except for any failures that would not be expected to have more than an immaterial adverse impact on Sellers or their benefit of the transactions contemplated by this Agreement;

(b) Performance. Purchaser shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date, except for any such failures as are not material in the aggregate in the context of the transactions contemplated by this Agreement;

(c) No Order or Law. On the Closing Date, no injunction, Order or Law restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d) Governmental Consents. All consents and approvals of any Governmental Authority that are set forth on Schedule 6.1(d) shall have been granted without condition and any waiting periods (including those required under the Antitrust Laws) applicable to the transactions contemplated hereby shall have expired (or the early termination thereof shall have been granted); and

(e) Kinder Morgan Merger. Either (A) (i) all of the conditions to closing set forth in Article VI of the Agreement and Plan of Merger, dated as of October 16, 2011 (the “Kinder Morgan Merger Agreement”), among Kinder Morgan, Inc. (“Kinder Morgan”), Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, Sirius Holdings Merger Corporation, Sirius Merger Corporation and El Paso Corporation (“El Paso”) shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Kinder Morgan Merger) (ii) Kinder Morgan is and has irrevocably confirmed in writing to El Paso that it is ready, willing and able to close the Kinder Morgan

Merger immediately following the Closing and (iii) Kinder Morgan and its Financing Source (as defined in the Kinder Morgan Merger Agreement) have irrevocably committed in writing to El Paso to effect the closing of the Kinder Morgan Merger immediately following the Closing or (B) the consummation of the Kinder Morgan Merger shall have occurred; provided, however, that the condition set forth in this Section 6.1(e) shall no longer be applicable if Sellers properly waive the automatic termination of this Agreement pursuant to Section 9.1(ii).

Section 6.2. Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Sellers (i) set forth in Article 3 (other than Seller Fundamental Representations) shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, of representations and warranties as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect (except to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 6.2(a)) and (ii) set forth in Article 3 that are Seller Fundamental Representations shall be true and correct as of the Execution Date and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for any failures that would not be expected to have more than an immaterial adverse impact on Purchaser or its benefit of the transactions contemplated by this Agreement(except to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 6.2(a));

(b) Performance. Sellers shall have performed and observed all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date, except for any such failures as are not material in the aggregate in the context of the transactions contemplated by this Agreement;

(c) No Order or Law. On the Closing Date, no injunction, Order or Law restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d) Governmental Consents. All consents and approvals of any Governmental Authority that are set forth on Schedule 6.1(d) shall have been granted without condition and any waiting periods (including those required under the Antitrust Laws) applicable to the transactions contemplated hereby shall have expired (or the early termination thereof shall have been granted);

(e) Debt Payoff Letters. Each payee (or agent or trustee therefor) of a Third-Party Loan (other than any Loan that, in accordance with Section 5.8(b), is not required to be repaid by the Closing) shall have executed and delivered a Debt Payoff Letter to the applicable payor Company or Wholly-Owned Subsidiary and the Debt Payoff Amount stated in each Debt Payoff Letter so delivered;

(f) FIRPTA Affidavits. New EPE shall have delivered to Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that New EPE is not a “foreign person” as defined in Section 1445 of the Code, and Sellers shall have caused EP Production International Cayman Company to have delivered to Purchaser an affidavit dated as of the

Closing Date in form and substance reasonably acceptable to Purchaser stating that neither the quotas nor the assets of the BrazilCos constitute a “United States real property interest” as defined in Section 897(c)(1) of the Code (together the “Tax Affidavits”);

(g) Restructuring. Sellers shall have effected the restructuring steps described in Section 8.10(a) and shall have provided evidence, reasonably satisfactory to Purchaser, that such restructuring steps have been effected; and

(h) No Material Adverse Effect. Since December 31, 2010, no change, event, circumstance, development, state of facts, or condition has occurred (or existed, as applicable), that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect

Article 7

CLOSING

Section 7.1. Time and Place of Closing. The consummation of the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at a law firm located in New York, New York, as mutually agreed upon by the Parties or, if the Parties cannot mutually agree, at the office of Simpson Thatcher & Bartlett LLP, located at 425 Lexington Avenue, New York, New York (a) at such time as may be mutually agreed by the Parties on a date after May 9, 2012 that all conditions set forth in Article 6 have been satisfied or waived, which time shall be immediately prior to the consummation of the Kinder Morgan Merger if the condition in Section 6.1(e) remains in effect (but not prior to the third (3rd) Business Day after the date that all conditions set forth in Article 6 have been satisfied or waived, other than those that, by their nature, are to be satisfied only on the Closing Date, but subject to the satisfaction or waiver of such conditions on the Closing Date), subject to the provisions of Article 9; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 6 (other than those that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver in writing of those conditions), notwithstanding the satisfaction or waiver of such conditions, Purchaser shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Purchaser on not less than two (2) Business Days’ notice to Sellers and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver in writing of all of the conditions set forth in Article 6 as of the date determined pursuant to this proviso), or (b) at such other time and date as shall be agreed upon in writing between Purchaser and Sellers. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 7.2. Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 7.3, Sellers shall deliver or cause to be delivered to Purchaser the following:

(a) valid instruments of assignment of the Shares(in form and substance reasonably acceptable to Purchaser) to Purchaser, free and clear of all Liens, duly executed by the applicable Sellers;

(b) a certificate duly executed by an authorized corporate officer of each Seller, dated as of the Closing, certifying on behalf of each Seller that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(c) a certificate duly executed by the secretary or any assistant secretary of each Seller, dated as of the Closing, (i) attaching and certifying on behalf of such Seller complete and correct copies of (A) the Organizational Documents of such Seller, each as in effect as of the Closing, (B) the resolutions of the Board of Directors or other governing body of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby and (C) any required approval by the stockholders or members, as applicable, of such Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;

(d) where notices of approval are received by any Seller pursuant to a filing or application under Section 5.6, copies of those notices of approval;

(e) counterparts of (i) a transition services agreement by and among Sellers, Purchaser and the other parties thereto substantially in the form attached here to as Exhibit C (the “Transition Services Agreement”), duly executed by the Sellers and (ii) a lease agreement by and among EPEC Realty, Inc. and EP Energy in the form attached hereto as Exhibit D (the “Lease”), duly executed by EPEC Realty, Inc.;

(f) counterparts of the Personal Property Assignment, duly executed by Sellers and/or any Affiliates of Sellers (other than any Company or Company Subsidiary);

(g) the Tax Affidavits, duly executed by an authorized corporate officers of New EPE and EP Production International Cayman Company; and

(h) all other documents and instruments reasonably requested by Purchaser from Sellers to transfer the Shares to Purchaser.

Section 7.3. Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 7.2, Purchaser shall deliver or cause to be delivered to Sellers the following:

(a) a wire transfer of the Closing Payment in same day funds to New EPE for the account of Sellers;

(b) a certificate by an authorized corporate officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled;

(c) a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of Purchaser complete and correct copies of (A) the Organizational Documents of Purchaser, each as in effect as of the Closing, (B) the resolutions of the Board of Directors or other governing body of Purchaser authorizing the execution, delivery, and performance by Purchaser of this Agreement and the transactions contemplated hereby and (C) any required approval by the stockholders of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing;

(d) where notices of approval are received by Purchaser pursuant to a filing or application under Section 5.6, copies of those notices of approval;

(e) evidence of replacement bonds, guarantees and letters of credit pursuant to Section 5.13, to the extent obtained prior to the Closing;

(f) counterparts of (i) the Transition Services Agreement, duly executed by Purchaser and (ii) the Lease, duly executed by EP Energy; and

(g) counterparts of the Personal Property Assignment, duly executed by the Purchaser and/or any of its Affiliates (including any of the Companies or the Company Subsidiaries).

Article 8

TAX MATTERS

Section 8.1. Liability for Taxes.

(a) Tax Indemnification by Sellers. Subject to Section 8.1(d), Section 8.8 and Section 10.4(d), from and after Closing, Sellers shall be liable for, and shall, jointly and severally, indemnify and hold harmless Purchaser, the Companies, the Company Subsidiaries, and their respective Affiliates (each a “Tax Indemnified Purchaser Party” and collectively, the “Tax Indemnified Purchaser Parties”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable fees for outside counsel, outside consultants and outside accountants) (each a “Tax Loss” and collectively, the “Tax Losses”) incurred by a Tax Indemnified Purchaser Party arising out of (without duplication) (i) any Income Taxes imposed on, relating to, or incurred by any Company or Company Subsidiary attributable to a Pre- Closing Period (“Pre-Closing Income Taxes”); (ii) any Non-Income Taxes imposed on, relating to, or incurred by any Company or Company Subsidiary attributable to a Pre-Effective Time Period (“Pre-Effective Time Non-Income Taxes,” and together with Pre-Closing Income Taxes, “Sellers Indemnified Taxes”); (iii) any Taxes of a Person other than a Company or Company Subsidiary for which any Company or Company Subsidiary is liable by virtue of any affiliation, merger or other event occurring prior to the Closing (including pursuant to Treasury Regulations Sections 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. law)); (iv) any breach of a Seller Fundamental Tax Representation or Seller Fundamental Tax Covenant (provided, that (A) for purposes of this Section 8.1(a)(iv) only, any breach of any such Seller Fundamental Tax Representation or Seller Fundamental Tax Covenant shall be determined without reference to any materiality qualifier with respect thereto , and (B) to the extent that a breach of any covenant or agreement set forth in Section 5.4(m) gives rise to a Post-Effective Time Period Non-Income Tax, the Tax Loss relating to such Post-Effective Time Period Non-Income Tax shall be reduced by the amount that such Post-Effective Time Period Non-Income Tax would have been had no such breach occurred); (v) the restructuring steps described in Section 8.10(a) or the actions of Sellers or their Affiliates pursuant to Section 5.7; and (vi) any withholding Taxes relating to the sale of the Brazilian Shares hereunder. Notwithstanding the preceding sentence, Sellers shall have no obligation to indemnify the Tax Indemnified Purchaser Parties from and against, and Purchaser hereby waives any claims against, and releases, Sellers from any Tax Losses relating to, or suffered or incurred by, any EgyptCo. Subject to Section 8.1(d), Section 8.8 and Section 10.4(d), Sellers shall pay the Tax Indemnified Purchaser Parties with respect to a Tax Loss under this Section 8.1(a) promptly in cleared funds no later than the later of (i) two (2) Business Days before the date on which the relevant Taxes (if applicable) are required to be paid and (ii) five (5) Business Days after Sellers’ receipt of notice and supporting work papers (or other appropriate documentation) from Purchaser of Sellers’ liability therefor.

(b) Tax Indemnification by Purchaser. Subject to Section 8.8, from and after Closing, Purchaser shall be liable for, and shall indemnify and hold harmless each Seller and its Affiliates (other than the Companies and Company Subsidiaries) (each, a “Tax Indemnified Seller Party”) from and against all Tax Losses incurred by a Tax Indemnified Seller Party arising out of (i) any Income

Taxes imposed on, relating to, or incurred by a Company or Company Subsidiary and attributable to any Post-Closing Period and any Non-Income Taxes imposed on, relating to, or incurred by a Company or Company Subsidiary and attributable to any Post-Effective Time Period (in each case, other than any such Taxes (A) for which such Company or Company Subsidiary is liable by virtue of any affiliation, merger or other event occurring prior to the Closing (including pursuant to Treasury Regulations Sections 1.1502-6 or 1.1502-78 (or any similar provision of state, local or non-U.S. law)), (B) that result from a breach of a Seller Fundamental Tax Representation or a Seller Fundamental Tax Covenant (provided, that for purposes of this Section 8.1(b)(i)(B) only, any breach of any such Seller Fundamental Tax Representation or Seller Fundamental Tax Covenant shall be determined without reference to any materiality qualifier with respect thereto), (C) that result from the restructuring steps described in Section 8.10(a) or (D) that are withholding Taxes relating to the sale of the Brazilian Shares hereunder)) (“Purchaser Indemnified Taxes”) and (ii) any Transfer Taxes required to be borne by Purchaser pursuant to Section 11.3. Subject to Section 8.8, Purchaser shall pay Sellers or their Affiliates with respect to a Tax Loss under this Section 8.1(b) promptly in cleared funds no later than the later of (i) two (2) Business Days before the date on which the relevant Taxes (if applicable) are required to be paid and (ii) five (5) Business Days after Purchaser’s receipt of notice and supporting work papers (or other appropriate documentation) from Sellers of Purchaser’s liability therefor.

(c) Straddle Period Taxes. Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes of or with respect to any Company or Company Subsidiary for a Straddle Income Period which is allocable to the Pre-Closing Period or the Post- Closing Period or for a Straddle Non-Income Period which is allocable to the Pre-Effective Time Period or the Post-Effective Time Period, as the case may be, the determination shall be made as if each of the Companies and the Company Subsidiaries was not a member of its respective Seller’s consolidated, affiliated, combined or unitary group for Tax purposes. Any Income Taxes attributable to a Straddle Income Period will be allocated between the Pre-Closing Period and the Post-Closing Period based on an interim closing of the books (such Taxes allocable to the Pre-Closing Period being determined as if such taxable period ended as of the Closing Date). Any Non-Income Taxes attributable to a Straddle Non-Income Period will be allocated between the Pre-Effective Time Period and the Post-Effective Time Period based upon the number of days in the applicable period falling on or before, or after, December 31, 2011. To the extent necessary, a Seller shall estimate Taxes based on Seller’s liability for Taxes with respect to the same or similar Tax item in the immediately preceding year. Notwithstanding anything to the contrary herein, (i) any franchise Tax paid or payable with respect to each Company or Company Subsidiary shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax, (ii) any ad valorem or property Taxes paid or payable with respect to the assets of the E&P Business shall be allocated to the taxable period applicable to the ownership of the assets of the E&P Business regardless of when such Taxes are assessed and (iii) any severance, production and similar Taxes based upon or measured by the quantity of or the value of the production of Hydrocarbons shall be apportioned between Sellers and Purchaser based on the number of units or value of production actually produced and subject to Tax, as applicable, on or before, and after, December 31, 2011 and any such Taxes shall be deemed attributable to the period during which the relevant production occurred.

(d) Survival of Tax Indemnification. The right to assert an indemnification claim pursuant to this Section 8.1 shall survive Closing and remain in full force and effect until the date which is sixty (60) days after the date upon which liability to which any such claim may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

Section 8.2. Preparation and Filing of Company or Company Subsidiary Tax Returns.

(a) Subject to Section 8.2(b), with respect to each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) that is required to be filed for, by or with respect to a Company or Company Subsidiary after the Closing Date, Purchaser shall cause such Tax Return to be prepared and, subject to Sellers’ obligations under Section 8.1, shall cause each Company to file timely such Tax Return with the appropriate Governmental Authority and pay timely the amount of Taxes shown to be due on such Tax Return. Subject to Section 8.8, Sellers shall pay Purchaser or its designee in cleared funds an amount equal to all Sellers Indemnified Taxes due in respect of such Tax Returns no later than the later of (i) three (3) Business Days prior to the due date (including extensions) for such Tax Returns and (ii) five (5) Business Days after Sellers’ receipt of notice and supporting work papers (or other appropriate documentation) from Purchaser of Sellers’ liability therefor).

(b) With respect to each Tax Return relating to Income Taxes that is required to be filed after the Closing Date for, by or with respect to any consolidated, combined or unitary group of which a Company or Company Subsidiary is a member (but the parent thereof is not a Company or Company Subsidiary), Sellers shall cause such Tax Return to be prepared and shall cause such Tax Return to be timely filed with the appropriate Governmental Authority and pay timely the amount of Taxes shown to be due on such Tax Return.

(c) Any Tax Return to be prepared pursuant to Section 8.2(a) in respect of a Pre-Effective Time Period (or, in the case of a Tax Return relating to Income Taxes, in respect of a Pre-Closing Period) and any Tax Return to be prepared pursuant to Section 8.2(b) shall, in each case, shall be prepared in a manner consistent with practices, elections, and methods of accounting followed in prior years with respect to similar Tax Returns for the applicable entity, except for changes required by applicable Law, subject to the return preparer’s ethical and legal obligations under applicable Laws.

(d) With respect to Tax Returns of a Company or Company Subsidiary for a Pre-Effective Time Period or Pre-Closing Period to be filed after the Closing Date, if Sellers may be liable for any portion of the Tax payable in connection with such Tax Return, Purchaser shall prepare and deliver to Sellers a copy of such return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which Sellers are or may be liable under this Agreement not later than forty-five (45) days before the date on which the Tax Return is due to be filed (taking into account any valid extensions) (the “Due Date”) (or, in the case of ad valorem property Taxes, within thirty (30) days of receipt of the bill for such ad valorem property Taxes from the applicable Governmental Authority) or, in the case of any such Tax Returns due within sixty (60) days after the Closing Date, as soon as reasonably practicable. Purchaser shall not file such return or cause such return to be filed until the earlier of either the receipt of written notice from Sellers indicating Sellers’ consent thereto, or the Due Date. If Sellers dispute any item on such Tax Return, they shall notify Purchaser of such disputed item (or items) and the basis for their objection. The Parties shall act in good faith to resolve any such dispute prior to the date on which such Tax Return is required to be filed. If the Parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Sellers and Purchaser. The fees and expenses of such accounting firm shall be borne equally by Sellers and Purchaser.

(e) Notwithstanding any other provision of this Agreement to the contrary, Purchaser and its Affiliates shall be entitled to prepare and file all Tax Returns, and to conduct all Tax audits, adjustments, claims, examinations, assessments or other proceedings, with respect to their operations, assets, and activities for any Tax period beginning after the Closing Date or with respect to any consolidated, combined or unitary group of which Purchaser or any of its Affiliates is a member in such manner as Purchaser may determine in Purchaser’s sole discretion; provided, however, that this Section 8.2 shall not limit Purchaser’s liability under this Agreement for breaches of covenants or agreements contained in Sections 2.2(b), 8.7 or 10.1(h).

Section 8.3. Tax Sharing Agreement. Effective as of December 31, 2011 (in respect of Non-Income Taxes) and the Closing Date (in respect of Income Taxes), any tax indemnity, sharing, allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) that may be in effect between or among a Company or Company Subsidiary, on the one hand, and its Seller or any of its Affiliates (other than the Companies and the Company Subsidiaries), on the other hand, shall be extinguished in full as the Tax Sharing Agreement relates to such Company or Company Subsidiary, and any liabilities or rights existing under any such agreement or arrangement by or with respect to a Company or Company Subsidiary shall cease to exist and shall no longer be enforceable as to all past, present and future taxable periods.

Section 8.4. Access to Information.

(a) From and after Closing, each Seller shall grant to Purchaser (or its designees) reasonable access at all reasonable times to the information, books and records relating to a Company or Wholly-Owned Subsidiary within the possession of such Seller (including work papers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b) From and after Closing, Purchaser shall grant to Sellers (or Sellers’ designees) reasonable access at all reasonable times to the information, books and records relating to the Companies or Wholly-Owned Subsidiaries within the possession of Purchaser, the Companies or Wholly-Owned Subsidiaries (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Purchaser’s legal counsel and personnel files), and shall afford Sellers (or Sellers’ designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or Sellers’ designees) to prepare Tax Returns, to conduct negotiations with, or contest deficiencies asserted by, Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c) Each of the Parties hereto will preserve and retain all schedules, work papers and other documents within the Party’s possession relating to any Tax Returns of or with respect to Taxes of the Companies or Wholly-Owned Subsidiaries or to any claims, audits or other proceedings affecting the Companies or Wholly-Owned Subsidiaries until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d) At either Purchaser’s or Sellers’ request, the other Party shall provide reasonable access to Purchaser’s or Sellers’, as the case may be, and their respective Affiliates’ (including the Companies’ and Wholly-Owned Subsidiaries’) personnel who have knowledge of the information described in this Section 8.4. In addition, at Sellers’ request, Purchaser shall provide to Sellers in a timely manner such information and assistance as Purchaser may reasonably request (including pro forma Tax Returns and supporting information and documentation related thereto) so as to permit Sellers to accurately prepare and timely file any Tax Returns of Sellers or their Affiliates that include tax attributes of any Company or Company Subsidiary.

(e) In the case of any Tax Return to be prepared pursuant to the provisions of this Article 8, if the Party that is not preparing the Tax Return (or any of its Affiliates) is required to pay any Taxes shown on the Tax Return, then the Party preparing the Tax Return shall provide the Party not preparing the Tax Return with appropriate documentation and computations reasonably requested by such latter Party supporting the determinations made by the Party preparing the Tax Return as to the amount of Tax so due by the Party not preparing the Tax Return (or any of its Affiliates).

(f) Any information obtained under this Section 8.4 or Section 8.9 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Audit or other Tax proceeding.

Section 8.5. Contest Provisions.

(a) From and after Closing, each of Purchaser, on the one hand, and Sellers, on the other hand (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate person) of New EPE or Purchaser, as the case may be, in writing within fifteen (15) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to a Company or Wholly-Owned Subsidiary (a “Tax Audit”) which are likely to affect the liability for Taxes of such other Party. If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice actually and materially adversely affects the other Party.

(b) If such Tax Audit relates solely to Taxes for which Purchaser is indemnified under Section 8.1(a), Sellers shall, at their expense, conduct and control the defense and settlement of such Tax Audit, but Purchaser shall have the right to participate in such Tax Audit at its own expense, and Sellers shall not be able to settle, compromise and/or concede any portion of such Tax Audit that is reasonably likely to affect the Tax liability of Purchaser, a Company or a Company Subsidiary for any post-Closing Period without the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if Sellers fail to assume control of the conduct of any such Tax Audit within a reasonable period following the receipt by Sellers of notice of such Tax Audit, Purchaser shall have the right to assume control of such Tax Audit and shall be able to settle, compromise and/or concede such Tax Audit in its sole discretion. If such Tax Audit relates to Taxes for which Purchaser is indemnified under Section 8.1(a) and Taxes for which Purchaser is not indemnified under Section 8.1(a), Purchaser shall control the conduct of such Tax Audit, but Sellers shall have the right to participate in such Tax Audit at their own expense, and Purchaser shall not settle, compromise and/or concede such Tax Audit without the consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned. If such Tax Audit relates solely to Taxes for which Purchaser is not indemnified under Section 8.1(a), Purchaser shall conduct and control the defense and settlement of such Tax Audit.

Section 8.6. Post-Closing Actions Which Affect Sellers’ Tax Liability. Except to the extent required by applicable Laws, neither Purchaser, on the one hand, nor Sellers, on the other hand, shall and they shall not permit their respective Affiliates, including the Companies and the Company Subsidiaries, to amend any Tax Return of the Companies or the Company Subsidiaries with respect to a Pre-Effective Time Period without the prior written consent of the other (such consent not to be unreasonably withheld, delayed or conditioned) if such amended Tax Return would materially increase the amount of Taxes for which the other Party is responsible.

Section 8.7. Refunds. Purchaser agrees to pay to Sellers any refund received together with any interest thereon from a Governmental Authority after the Closing by Purchaser or its Affiliates, including the Companies and the Company Subsidiaries in respect of any Non-Income Taxes of any Company or Company Subsidiary for a Pre-Effective Time Period and any Income Taxes of any Company or Company Subsidiary for a Pre-Closing Period (in both cases, other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of Purchaser) to the extent not taken into account in determining the Effective Time Net Working Capital. Any such refund received by Purchaser, its Affiliates, a Company or Company Subsidiary shall be paid to Sellers, reduced by any Taxes imposed thereon and net of any reasonable costs or expenses incurred by Purchaser or its Affiliates in procuring such refund, within thirty (30) days after such refund is received. Purchaser agrees to notify Sellers within ten (10) days upon receipt of any such refund. Purchaser shall be entitled to any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon), with respect to or relating to any of the Companies or Wholly-Owned Subsidiaries, other than those to which Sellers are entitled pursuant to this Section 8.7.

Section 8.8. No Duplication. Notwithstanding anything to the contrary in this Article 8, (i) Sellers shall not have any liability for, and shall not be required to pay to Purchaser, any amounts pursuant to this Article 8 in respect of any Taxes to the extent such Taxes were taken into account in determining the Effective Time Net Working Capital and (ii) Purchaser shall not have any liability for, and shall not be required to pay to Sellers, any amounts pursuant to this Article 8 in respect of any Taxes to the extent such Taxes were taken into account in determining any adjustments to the Unadjusted Purchase Price described in Section 2.3, in each case, as ultimately determined pursuant to Article 2.

Section 8.9. Cooperation.

(a) Each Party shall provide the other Party with such cooperation and information as it reasonably may request with respect to the Companies and Wholly-Owned Subsidiaries in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each Party shall bear its own expenses in complying with the foregoing provisions.

(b) Purchaser and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 8.10. Intended U.S. Federal Income Tax Treatment of Transaction.

(a) Prior to Closing, (i) EP Energy Corporation, a Delaware corporation, formed New EPE, as a direct wholly owned Subsidiary, (ii) New EPE formed El Paso EPE Merger Company, a Delaware corporation (“Merger EPE”), (iii) Merger EPE merged with and into EP Energy Corporation with EP Energy Corporation surviving (and shares of EP Energy Corporation stock previously held by El Paso were converted into shares of New EPE), (iv) EP Energy Corporation then converted into a Delaware limited liability company (referred to in this Agreement as “EPE LLC”) and became a disregarded entity for United States federal Tax purposes and corresponding state income Tax laws, (v) El Paso Exploration & Production Management, Inc., a Delaware corporation, converted into a Delaware limited liability company and became a disregarded entity for United States federal Tax purposes and corresponding state income Tax laws (referred to in this Agreement as “EP E&P Management”), (vi) MBOW Four Star Corporation, a Delaware corporation, converted into a Delaware limited liability company and became a disregarded entity for United States federal Tax purposes and corresponding state income Tax laws, (vii) El Paso Preferred Holdings Company, a Delaware corporation, converted into a Delaware limited liability company and became a disregarded entity for United States federal Tax purposes and corresponding state income Tax laws (“EP Preferred Holding LLC”), (viii) EP Preferred Holdings LLC distributed its preferred shares in EP Production International Cayman Company and EP Egypt to EPE LLC, (ix) EPE LLC distributed its common and preferred shares in EP Production International Cayman Company and EP Egypt and distributed all intercompany receivables associated with the Brazil and Egypt projects to New EPE (as further described on Schedule 3.5) and (x) EP Brazil, each of the BrazilCos and each of the EgyptCos (other than EP Egypt) has previously made a check-the-box election to be a disregarded entity for United States federal Tax purposes.

(b) Accordingly, the Parties intend for the United States federal Tax purposes and for relevant state income Tax purposes, (i) EPE LLC and each of its United States Wholly-Owned Subsidiaries that is classified as a corporation for United States federal Tax purposes will be treated as completely liquidated in a nontaxable transaction pursuant to Sections 332 and 337 of the Code, (ii) the purchase and sale hereunder of the EPE LLC Membership Interests as a single-member limited liability company will be treated as a taxable sale by New EPE of the assets of EPE LLC and its United States Wholly-Owned Subsidiaries to Purchaser, and the purchase of such assets by Purchaser from New EPE, for the applicable portion of the Purchase Price and the assumption of liabilities allocable to the EPE LLC Membership Interests, (iii) this Agreement is a plan of complete liquidation of EPE LLC and each of its United States Wholly-Owned Subsidiaries that is classified as a corporation for United States federal Tax purposes pursuant to Section 332 of the Code, (iv) the purchase and sale hereunder of the BrazilCos Shares for United States federal income Tax purposes will be treated as a taxable sale by EP Production International Cayman Company (a controlled foreign corporation wholly-owned by New EPE) of the assets of the BrazilCos and the purchase of such assets by Purchaser from EP Production International Cayman Company for the applicable portion of the Purchase Price and the assumption of liabilities allocable to the BrazilCos Shares and (v) the purchase and sale hereunder of the EP Egypt Shares for United States federal income tax purposes will be treated as a taxable sale by New EPE of the EP Egypt Shares.

(c) The Parties agree not to take any position inconsistent with such intended Tax consequences.

Section 8.11. Section 754 Election. The parties agree to cause each subsidiary of a Company or Company Subsidiary that is treated as a partnership for U.S. federal income tax purposes to make a valid election under Section 754 of the Code for the taxable year which includes the Closing Date.

Section 8.12. Conflict. In the event of a conflict between the provisions of this Article 8 and any other provision of this Agreement, this Article 8 shall control.

Article 9

TERMINATION AND AMENDMENT

Section 9.1. Termination. This Agreement may be terminated at any time prior to Closing:

(i) by the mutual prior written consent of the Parties;

(ii) without any additional action by any Party at the end of the tenth (10th) Business Day following termination of the Kinder Morgan Merger Agreement unless Sellers elect to waive such automatic termination by providing Purchaser with written notice of such election before the expiration of such ten (10) Business Day period;

(iii) by Sellers (other than in the case of a Funding Failure) or Purchaser, by written notice to Purchaser or Sellers, respectively, if Purchaser or if any Seller, respectively, is in breach of any representation or covenant in this Agreement, which breach would give rise to the failure of a condition set forth in Article 6 to be satisfied and is incapable of being cured, or is not cured, by such breaching Party within the earlier of (A) thirty (30) days following receipt of written notice from the non-breaching Party of such breach or such longer period reasonably required to cure such breach and (B) the End Date;

(iv) by Sellers or Purchaser, by written notice to the other Party, if Closing has not occurred on or before the End Date;

(v) by Sellers or Purchaser, by written notice to the other Party, pursuant to the terms of Section 1.7 of Annex 1; or

(vi) by Sellers, by written notice to Purchaser, if a Funding Failure shall have occurred;

provided, however, that (A) neither Sellers nor Purchaser shall be entitled to terminate this Agreement under Section 9.1(iii) or 9.1(iv) if, in the case of Section 9.1(iii), at the time such termination right arises, or, in the case of Section 9.1(iv), the Closing has failed to occur, in each case, such Party is in breach of any of its representations, warranties or covenants in this Agreement and such breach would give rise to the failure of a condition set forth in Article 6 to be satisfied and (B) no one Seller may terminate this Agreement pursuant to this Section 9.1 unless all of Sellers terminate this Agreement (and elect to exercise such right to terminate this Agreement). As used in this Agreement, the term “End Date” means October 1, 2012; provided, however, that if the Marketing Period has commenced prior to the End Date and has not been completed by the End Date, the End Date shall be extended to the third (3rd) Business Day after the date on which the Marketing Period is completed, and, in the event of such an extension, such date shall be the “End Date” for purposes of the foregoing; provided, further, however, that, if all of the conditions to Closing set forth in Section 6.1(a), 6.1(b), 6.1(c) and 6.1(d) have been satisfied, and the Closing shall not have occurred as of such time, Purchaser shall have the right to elect to extend the End Date until the termination date set forth in the Kinder Morgan Merger Agreement (including as such termination date may be further extended thereunder), and in the event of such an execution, such date shall be the “End Date” for purposes of the foregoing.

Section 9.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, Section 3.15, Section 4.10, Section 5.2, Section 5.5, Section 5.9, Article 9, Section 11.1, Section 11.2, Section 11.4, Section 11.7, Section 11.8, Section 11.9, Section 11.10, Section 11.11, Section 11.12, Section 11.13, Section 11.14, Section 11.15, Section 11.16, Section 11.17, Section 11.18, Section 11.19 and Section 11.20 and of the Confidentiality Agreement, all of which shall continue in full force and effect). In such event, no Party shall have any liability except as expressly provided in this Section 9.2.

(b) Certain Termination Fees Payable by Purchaser. In the event this Agreement is terminated:

(i) by Sellers pursuant to Section 9.1(iii), then Purchaser shall pay, or cause to be paid (x) to Sellers an amount equal to the total Transaction Costs and Expenses incurred by Sellers and (y) to Kinder Morgan an amount equal to the KM Transaction Costs and Expenses; or

(ii) by Sellers pursuant to Section 9.1(vi), then Purchaser shall pay, or cause to be paid, to Sellers the Purchaser Termination Fee.

For the avoidance of doubt, in no event shall Purchaser be required to pay the amount of any Transaction Costs and Expenses incurred by Sellers, the KM Transaction Costs and Expenses, the amount of the Purchaser Termination Fee, or any amounts under Section 9.2(d) as applicable, on more than one occasion or be required to pay any amounts under more than one of Sections 9.2(b)(i), 9.2(b)(ii) or 9.2(d). Payment of the amount of any Transaction Costs and Expenses incurred by Sellers, or the amount of the Purchaser Termination Fee, as applicable, by Purchaser shall be made by wire transfer of same day funds promptly after termination of this Agreement (and, in any event, within five (5) Business Days thereof) to the account or accounts designated by Sellers.

(c) Certain Termination Fees Payable by Kinder Morgan. In the event this Agreement is terminated:

(i) pursuant to Section 9.1(ii), then Kinder Morgan shall pay, or cause to be paid, to Purchaser, substantially simultaneously with such termination, an amount equal to the Seller Termination Fee by wire transfer of same day funds to the account or accounts designated by Purchaser;

(ii) by Purchaser pursuant to Section 9.1(iii), then Kinder Morgan shall, jointly and severally, pay, or cause to be paid, to Purchaser an amount equal to the Debt Financing Expenses plus the total amount of all Transaction Costs and Expenses incurred by Purchaser, by wire transfer of same day funds promptly after termination of this Agreement (and, in any event, within five (5) Business Days thereof) to the account or accounts designated by Purchaser;

(iii) by either Party pursuant to Section 9.1(iv), then, if, at the time of such termination all of the conditions to Closing set forth in Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) have been satisfied and Purchaser stands ready, willing and able to consummate the Closing, then Kinder Morgan shall pay, or cause to be paid, to Purchaser an amount equal to the Seller Termination Fee by wire transfer of same day funds promptly after termination of this Agreement (and, in any event, within five (5) Business Days thereof) to the account or accounts designated by Purchaser; or

(iv) by either Party pursuant to Section 9.1(v), then Kinder Morgan shall, jointly and severally, pay, or cause to be paid, to Purchaser an amount equal to the Debt Financing Expenses plus the total Transaction Costs and Expenses incurred by Purchaser, by wire transfer of same day funds promptly after termination of this Agreement (and, in any event, within five (5) Business Days thereof) to the account or accounts designated by Purchaser.

For the avoidance of doubt, in no event shall Kinder Morgan be required to pay the Seller Termination Fee (or, if applicable, the amount of Transaction Costs and Expenses incurred by Purchaser or the Debt Financing Expenses) or any amounts under Section 9.2(d) on more than one occasion or be required to pay any amounts under more than one of Sections 9.2(c)(i), 9.2(c)(ii), 9.2(c)(iii), 9.2(c)(iv) or 9.2(d).

(d) Willful and Material Breaches. In lieu of the payment of the amounts owed pursuant to Section 9.2(b) or 9.2(c), as applicable, as a result of the termination of this Agreement contemplated by Sections 9.2(b) and 9.2(c), as applicable, Purchaser or Sellers may assert a claim for Willful and Material Breach in accordance with the definition thereof by the other Party(ies), and, solely in the case of a final determination of a Willful and Material Breach by a court of competent jurisdiction, the Party that has successfully asserted such Willful and Material Breach shall be paid by the Party that has committed such Willful and Material Breach, an amount equal to $200,000,000 (which shall not constitute liquidated damages or place any other limitation on full recovery of monetary damages set forth below, subject to Section 9.2(e)) (plus, if the demanding Party is Purchaser, an amount equal to the Debt Financing Expenses) (the “Willful and Material Breach Fee”), in which case, such Party shall in addition be entitled to pursue all legal remedies available to it at law to recover from the Party that has committed such Willful and Material Breach all actual damages incurred by it with respect to such Willful and Material Breach less the amount of the Willful and Material Breach Fee previously paid to the Party that successfully asserted such Willful and Material Breach, subject to the limitations set forth in Section 9.2(e) below.

(e) Effect of Payment; Limitations.

(i) Except for the Purchaser Guarantors (but only to the extent set forth in the Parent Guarantees), no current, former or future directors, officers, general or limited partners, stockholders, members, managers, partners, controlling persons, Affiliates, agents, employees or Representatives of Purchaser (or any Affiliates of any of the foregoing) shall have any liability for any obligation or liability of the Parties or for any claim for any loss suffered as a result of any breach of this Agreement, the Parent Guarantees or the Financing Letters (including any Willful and Material Breach or any Funding Failure), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise.

(ii) The maximum aggregate monetary liability of the Purchaser Parties for any loss suffered by Sellers as a result of any breach of this Agreement that causes this Agreement to terminate, the Parent Guarantees or the Financing Letters (including any Funding Failure), the failure of the transactions contemplated hereby or thereby to be consummated or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, shall, in each case, be limited to an amount equal to (I) in circumstances where a termination fee under Section 9.2(b) is elected, (A) the amount set forth in Section 9.2(b), plus (B) the amount of any payment obligations pursuant to Sections 5.5, 5.9, 5.13(c) or 5.19(g) plus (C) the amount of all court costs and attorneys’ fees of Sellers incurred to recover any such amount or (II) in circumstances where a Willful and Material Breach has been finally determined to have occurred pursuant to Section 9.2(d), an amount equal to $3,000,000,000 (subject to the terms and conditions set forth in the Parent Guarantees). In no event shall any Seller seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such respective foregoing amounts.

(iii) If the amount determined pursuant to Section 9.2(e)(ii) has been paid, then neither Purchaser nor the Purchaser Guarantors (nor any other Purchaser Party) shall have any further liability or obligation relating to or arising out of this Agreement, the Parent Guarantees or the Financing Letters, or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, and in such event, no Seller nor any of its Representatives or Affiliates shall seek to recover (or shall obtain) any money damages (including consequential, indirect or punitive damages, or damages on account of a Willful and Material Breach, if applicable) or obtain any equitable relief from any Purchaser Party.

(iv) Except for the El Paso Guarantor (but only to the extent set forth in the El Paso Guarantee), no current, former or future directors, officers, general or limited partners, stockholders, members, managers, partners, controlling persons, Affiliates (other than Sellers themselves), agents, employees or Representatives of a Seller shall have any liability for any obligation or liability of the other Parties or for any claim for any loss suffered as a result of any breach of this Agreement (including any Willful and Material Breach), or the failure of the transactions contemplated hereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise.

(v) The maximum aggregate monetary liability of Sellers and the El Paso Guarantor for any loss suffered by Purchaser as a result of any breach of this Agreement that causes this Agreement to terminate or the El Paso Guarantee, the failure of the transactions contemplated hereby or thereby to be consummated or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, shall, in each case, be limited to an amount equal to (I) in circumstances where a termination fee under Section 9.2(c) is elected, (A) the amount set forth in Section 9.2(c) plus (B) the amount of all court costs and attorneys’ fees of Purchaser incurred to recover any such amount or (II) in circumstances where a Willful and Material Breach has been finally determined to have occurred pursuant to Section 9.2(d), an amount equal to $3,000,000,000 (subject, if applicable, to the terms and conditions set forth in the El Paso Guarantee). In no event shall Purchaser seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such respective foregoing amounts.

(vi) If the amount determined pursuant to Section 9.2(e)(v), along with any court costs and attorneys’ fees of Purchaser incurred to recover any such amount, has been paid, then neither Sellers nor the El Paso Guarantor shall have any further liability or obligation relating to or arising out of this Agreement or the failure of the transactions contemplated hereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, and in such event, neither Purchaser nor any of its Representatives of Affiliates shall seek to recover (or shall obtain) any money damages (including consequential, indirect or punitive damages) or obtain any equitable relief from any Seller or the El Paso Guarantor.

Article 10

INDEMNIFICATION; LIMITATIONS

Section 10.1. Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Sellers and their current and former Affiliates (other than the Companies and any Wholly-Owned Subsidiary) and its and their respective officers, directors, employees, shareholders, members, partners and agents from and against all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in this Agreement or the failure of any representation or warranty made by Purchaser contained in this Agreement to be true and correct as of the Closing (other than any representation or warranty that refers to a specified date, which need only be true and correct on and as of such specified date); or

(iii) resulting from Purchaser’s breach of its obligations set forth in Section 5.15(h).

but excepting in each of clauses (i) and (ii) above, Damages against which any Seller would be required to indemnify Purchaser under Section 10.1(b) at the time the claim notice is presented by Purchaser.

(b) From and after Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser, its current and former Affiliates (including, for the avoidance of doubt, the Companies and the Company Subsidiaries) and its and their respective officers, directors, employees, shareholders, members, partners and agents against and from all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from any Seller’s breach of any of such Seller’s covenants or agreements contained in this Agreement;

(ii) caused by or arising out of or resulting from any breach of any representation or warranty made by any Seller contained in this Agreement (other than the representations and warranties contained in Section 3.10), or the failure of any representation or warranty made by any Seller (except as they may relate to the representations and warranties contained in Section 3.10) to be true and correct as of the Closing (other than any representation or warranty that refers to a specified date, which need only be true and correct on and as of such specified date);

(iii) with respect to any Excluded Asset;

(iv) subject to Section 10.4(c), with respect to any consent (other than any Required Consent) referred to in any Consent Claim Notice received by either Party, any Company, any Company Subsidiary or any of their respective Affiliates on or prior to the date that is nine (9) months after the Closing Date; or

(v) with respect to the failure of Sellers to obtain any consent from ANP that is necessary or advisable in connection with the transactions contemplated hereby.

Sellers have no obligation to indemnify Purchaser, its current and former Affiliates and its and their respective officers, directors, employees and agents against and from, and Purchaser hereby waives any claims against, and releases, Sellers from, any liability, loss, cost, expense, claim, award or judgment suffered or incurred by any EgyptCo, except to the extent any Damages related thereto are suffered or incurred by any Company or any Subsidiary of any Company thereof other than any EgyptCo.

(c) Notwithstanding anything to the contrary contained in this Agreement (other than Article 8), from and after Closing, Sellers’ and Purchaser’s exclusive remedy for money damages against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article 3, Article 4 and Article 5, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 7.2(b) or Section 7.3(b), as applicable, and any consent referred to in any Consent Claim Notice referred to in Sections 10.1(a)(iii) and 10.1(b)(iv), is set forth in this Article 10; provided, however, that with respect to a claim for indemnification for the breach of any representation or warranty set forth in Article 3 that resulted from intentional fraud on the part of any Seller (A) the limitation set forth in clause (iv) of the final sentence of the definition of “Damages” shall not be applicable, (B) the limitation on the time period for asserting an indemnification claim as set forth in Section 10.4(a) shall not be applicable, (C) the limitation set forth in Section 10.4(b) shall not be applicable, (D) the limitation set forth in Section 10.4(c) shall not be applicable and (E) the limitation set forth in Section 10.4(e) shall not be applicable. Without limiting the generality of the preceding sentence, (i) Purchaser agrees that from and after Closing its only remedy with respect to any Seller’s breach of its representations, warranties, covenants and agreements set forth in Article 3 and Article 5 shall be the indemnities of Sellers in Section 10.1(b), as limited by the terms of this Article 10 and (ii) each Seller agrees that from and after the Closing its only remedy with respect to Purchaser’s breach of its representations and warranties, covenants and agreements set forth in Article 4 and Article 5 shall be the indemnities of Purchaser in Section 10.1(a), as limited by the terms of this Article 10.

(d) “Damages” means the amount of any actual liability, loss, cost, expense, claim, award, judgment, settlement, obligation, damage, injury, Tax, fine, lien, penalty or deficiency incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, Contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, Purchaser and Sellers shall not be entitled to indemnification under this Section 10.1 for, and Damages shall not include, (i) Tax Losses; (ii) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third Persons for which responsibility is allocated between the Parties); (iii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions of any Indemnified Person after the Closing; (iv) only in the case of claims under Section 10.1(b)(ii) (other than with respect to the Seller Fundamental Representations), any liability, loss, cost, expense, claim, award, judgment, settlement, obligation, damage, injury, Tax, fine, lien, penalty or deficiency that does not individually exceed $1,000,000 (less any amount in respect of any individual item that is incurred as described in Section 2.3(g) in connection with curing or attempting to cure the applicable breach of representation of warranty) and (v) any effects of a breach of representation or warranty in this Agreement that have been cured at the time of Closing for which there is no continuing Damage.

(e) Any claim for indemnity under this Section 10.1 by any current or former Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Sellers and Purchaser shall have any rights against any Seller or Purchaser under the terms of this Section 10.1 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Section 10.1(e). Each of Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 10.1(e) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 10.1(e).

(f) The conduct of any environmental investigation, material remediation or other response action (and communication or negotiation with any Governmental Authority regarding same) with respect to any claimed Damages under this Section 10.1 or relating to a breach of Sellers’ representation or warranty pursuant to Section 3.11 or any Claim relating to the subject matter of such representation or warranty shall be subject to the following:

(i) Sellers and Purchaser agree that no environmental investigation, material remediation or other response action with respect to any claimed Damages shall be undertaken unless required by Environmental Laws, a Governmental Authority, a Contract in effect as of the Closing or as otherwise agreed to by the Parties;

(ii) Sellers and Purchaser agree to take all reasonable actions to avoid and minimize damages that would otherwise be subject to indemnification under this Section 10.1, including not causing, soliciting or importuning any Governmental Authority to require any environmental action, investigation, monitoring or remediation not required by Environmental Laws;

(iii) From and following the Closing, Purchaser shall not conduct (or have conducted on its behalf) any environmental investigation, material remediation or other response action that includes invasive testing or could reasonably be expected to result in a claim for damages without first giving Sellers notice of such action with reasonable detail at least thirty (30) days prior thereto (or such shorter period of time as shall be required by any Governmental Authority or as may be necessary to address an emergency that Purchaser in good faith believes presents a reasonably likelihood of material property damage and/or any risk to human health of safety). Sellers shall have the option to observe such investigation, remediation, or response operations. With respect to any investigation, remediation or other response action subject to the provisions of this Section 10.1(f), Purchaser agrees to provide Sellers with copies of all reports submitted to the overseeing Governmental Authority and all results of sampling and analysis activities after such results have been subject to reasonable quality assurance and quality control; provided, however, that, with respect to any samples taken, Purchaser shall take split samples and provide one of such samples, properly labeled and identified, to Sellers free of charge.

(iv) Any remediation activities undertaken with respect to the assets of the E&P Business for which any Seller may have responsibility shall be reasonable in extent and cost effective and shall be designed or implemented in such a manner as to achieve the least stringent risk-based closure or remediation standard applicable to the property in question under Environmental Laws, subject to the approval of any Governmental Authority with jurisdiction over such remediation activities, and to the extent either Party has legal capacity to do so, Purchaser and the applicable Seller agree to impose reasonable environmental deed or use restrictions that reduce the cost of any such remediation activities; provided, however, that nothing in this Section 10.1(f)(iv) shall be construed to require a closure or remediation standard that would pose an ongoing risk or hazard to any operator or occupant of the affected property, that would violate the terms of any existing agreement pertaining to the property, or that would cause Purchaser to be subject to a materially increased risk of a claim by a third-party for Damages; and

(v) No Indemnifying Person shall have any obligation to indemnify any Indemnified Person under this Section 10.1 for any Damages constituting costs of any remedial, removal or other response action taken in order to meet a more stringent cleanup standard (in comparison to the standard in effect as of the Closing Date) triggered by a change by any Indemnified Person in land use from such use in effect as of the Closing Date (unless such change in use was required by any agreement in effect as of the Closing Date), or from a change in applicable Environmental Law after the Closing Date. In connection with any remedial, removal or other response action required in connection with any such change in use not already required as of the Closing Date, the Indemnifying Person shall be responsible for Damages to achieve the original standard in effect as of the Closing Date and the Indemnified Person shall be responsible for all incremental additional Damages, if any, necessary to achieve the more stringent standard.

(g) After becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to any Damages, the Indemnified Persons shall use commercially reasonable efforts to mitigate damages, for which efforts such Indemnified Persons are entitled or may be entitled to indemnification under this Section 10.1. In connection with each Indemnified Person’s obligation to use commercially reasonable efforts to mitigate Damages, none of the Parties shall knowingly or intentionally take any action that would be expected to provoke a Governmental Authority or other Person to take any action that would materially exacerbate any damages, taking into consideration the situation as a whole.

(h) The Parties shall treat, for Tax purposes, any amounts paid under Article 8 or this Article 10 as an adjustment to the Purchase Price, which adjustment shall be reflected in the Share Unadjusted Purchase Price Allocation and applicable Asset Unadjusted Purchase Price Allocation(s) in the same manner as provided in Section 2.2.

Section 10.2. Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a) For purposes of this Article 10, the term “Indemnifying Person” when used in connection with particular Damages means the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10 and the term “Indemnified Person” when used in connection with particular Damages means a Person having the right to be indemnified with respect to such Damages pursuant to this Article 10 (including those Persons identified in Section 10.1(e)).

(b) To make a claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the reasonably specific details of and reasonably specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure actually prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 10. The Indemnified Person may, during such thirty (30) day period and upon ten (10) days prior written notice to the Indemnifying Person, file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to defend, at its sole cost and expense, and with counsel reasonably satisfactory to the Indemnified Person, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the penultimate sentence of this Section 10.2(d)) and, in the event the Indemnified Person settles any claim over the objection of the Indemnifying Person, the Indemnified Person shall be deemed to have waived any right to indemnity therefor. If requested by the Indemnifying Person, the Indemnified Person agrees to reasonably cooperate, at the Indemnifying Person’s sole cost and expense, in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). Notwithstanding an Indemnifying Person’s election to assume the defense of a Claim, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such Claim, and the Indemnifying Person shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of such counsel chosen by the Indemnifying Person to represent the Indemnified Person would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Person and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Person (in which case the Indemnifying Person shall not have the right to assume the defense of such claim on the

Indemnified Person’s behalf); (iii) the Indemnifying Person shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such claim or (iv) the Indemnifying Person shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) provides for relief other than monetary damages that are to be paid in full by the Indemnifying Person or (iii) includes or contains a finding or admission of any violation of Law or has any effect on any other Claims that may be made against the Indemnified Person. In the event an Indemnifying Party assumes the defense of a claim, such Indemnifying Party shall defend such claim vigorously and in good faith.

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject and accept the obligation with respect to the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed (and continues) the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) fully cure the Damages complained of, if such Damages are capable of being fully cured within such period, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has fully cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

Section 10.3. Casualty and Condemnation. If, after the Execution Date but prior to the Closing Date, any portion of the assets of the E&P Business is destroyed or damaged by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to comply with the covenants in Article 7 and attend the Closing if all conditions to Closing set forth in Section 6.2 are satisfied. In the event of any such casualty or taking after the Execution Date but prior to the Closing Date, the applicable Seller shall cause to be transferred to the applicable Company or Wholly-Owned Subsidiary all sums paid to such Seller or its Affiliates (other than the Companies or their Wholly-Owned Subsidiaries) by third Persons by reason of the casualty or taking of such assets of the E&P Business, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto such Company or Wholly-Owned Subsidiary all of the rights, title and interest of Sellers or its Affiliates (other than the Companies or their Wholly-Owned Subsidiaries) in and to any claims, causes of action, unpaid proceeds or other payments from third Persons, including any policy or agreement of insurance or indemnity, arising out of such casualty or taking.

Section 10.4. Limitation on Actions.

(a) The right to assert an indemnification claim pursuant to Section 10.1 with respect to the representations and warranties of Sellers and Purchaser in Article 3 and Article 4 and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 7.2(b) or Section 7.3(b), as applicable, shall survive the Closing for twelve (12) months except that (i) the right to assert an indemnification claim pursuant to Section 10.1 with respect to Seller Fundamental Representations or the Purchaser Fundamental Representations, as applicable, shall survive the Closing without time limit and (ii) there shall be no post-Closing right to indemnification pursuant to Section 10.1 with respect to the diminution or loss of value in the EgyptCos or the EP Egypt Shares arising as a result of a breach of the representations and warranties of Sellers relating to the EP Egypt Shares or E&P Business of the EgyptCos. The right to assert an indemnification claim pursuant to Section 10.1 for the breach of (x) covenants requiring performance on or prior to the Closing shall survive the Closing for twelve (12) months and (y) covenants requiring performance after the Closing shall survive the Closing for twelve (12) months following the date on which any such covenant expires in accordance with its terms or after the applicable statute of limitations period, if shorter.

Representations, warranties, covenants and agreements shall be of no further force and effect after the date of the expiration of a right to assert an indemnification claim with respect thereto, provided that there shall be no termination of any claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the applicable expiration date.

(b) The indemnities in Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(b)(i) and Section 10.1(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Sections 10.1(a)(iii) and 10.1(b)(iv) shall survive the Closing for a period of nine (9) months, except with respect to any Damages with respect to any of the consents referred to in any Consent Claim Notice received by any Party, any Company or any Company Subsidiary prior to the date that is nine (9) months after the Closing Date, with respect to which such indemnities shall survive until such matters are fully and finally resolved. Section 10.1(b)(v) shall survive the Closing without time limit.

(c) No Seller shall have any liability for any indemnification under Section 10.1(b)(ii) (other than with respect to the Seller Fundamental Representations) until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser exceed two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2.0%) of the Unadjusted Purchase Price. Sellers shall be required to bear (and indemnify Purchaser from and against) (i) fifty percent (50%) of each dollar of any Damages attributable to a claim for indemnity pursuant to Section 10.1(b)(iv) until the total amount of such Damages exceeds $15,000,000, in the aggregate and (ii) one hundred percent (100%) of any Damages suffered or incurred by the Companies and/or the Company Subsidiaries and attributable to claims for indemnity pursuant to Section 10.1(b)(iv) after the Companies and/or the Company Subsidiaries have suffered or incurred an amount equal to $7,500,000 with respect to such Damages.

(d) No Seller shall have any liability for any Brazil Tax Loss until and unless the aggregate amount of the liability for all Brazil Tax Losses exceeds $15,000,000, and then only to the extent such aggregate amount exceeds $15,000,000.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, no Seller shall be required to indemnify Purchaser under Section 10.1(b)(ii) (other than with respect to the Seller Fundamental Representations and the indemnity in Section 10.1(b)(iv)) for aggregate Damages in excess of ten percent (10%) of the Unadjusted Purchase Price.

(f) For purposes of determining Damages subject to indemnification pursuant to this Article 10 (but not, for the avoidance of doubt, for purposes of determining whether any representation and warranty has been breached or is true and correct, other than the representations and warranties set forth in Section 3.5 (No Undisclosed Liabilities) and Section 3.12 (Compliance with Laws, but solely to the extent arising out of or related to compliance with Laws that are in existence on the Execution Date), in each case, for which the representations and warranties contained therein shall be deemed to have been made, for purposes of indemnification pursuant to this Article 10, without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications for purposes of determining whether any such representation or warranty has been breached or is true and correct), the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications; provided, however, that for purposes of determining whether a representation or warranty in Section 3.6 (Labor Matters), Section 3.7 (Employee Benefits), Section 3.9 (Litigation), Section 3.11 (Environmental Laws) or Section 3.19 (Assets of the E&P Business) has been breached or is true and correct as of the Closing for purposes of indemnification pursuant to this Article 10, any reference in such representation or warranty to “Material Adverse Effect” shall instead be deemed to be a reference to an adverse effect on the E&P Business or the ownership, assets, operations or financial condition of the Company and Company Subsidiaries, taken as a whole, that would result in Damages of at least $62,500,000; provided, further, however, that for purposes of determining whether a representation or warranty in Section 3.8 (Accuracy of Data) has been breached or is true and correct as of the Closing for purposes of indemnification pursuant to this Article 10, any reference in such representation or warranty to “Material Adverse Effect” shall instead be deemed to be a reference to an adverse effect on the E&P Business or the ownership, assets, operations or financial condition of the Company and Company Subsidiaries, taken as a whole, that would result in Damages of at least $25,000,000.

(g) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds actually realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs and associated premium increases, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates, any retrospective insurance policies and any captive insurance policies). In the event that an Indemnified Person is entitled to any insurance, indemnification or other recovery from any third Person with respect to any Damages for which such Indemnified Person seeks indemnification, such Indemnified Person shall use commercially reasonable efforts to obtain any such indemnification or recovery, as the case may be. In the event that any insurance proceeds or other amounts from any third Person are actually recovered or realized by an Indemnified Person subsequent to receipt by such Indemnified Person of any indemnification payment hereunder in respect of the claims to which such insurance proceeds or other amounts relate, a portion of such indemnification payment equal to the net amounts so recovered or realized shall promptly be refunded to the Indemnifying Person.

Article 11

MISCELLANEOUS

Section 11.1. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement.

Section 11.2. Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized courier service, as follows:

If to any Seller:	EP Energy Holding Company
1001 Louisiana Street
Houston, Texas 77002
Attention: General Counsel
Telecopy: (713) 420-5043

with a copy to:	Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attention: Joe Perillo
Telephone: (713) 226-1284
Telecopy: (713) 229-2610

If to Purchaser:	EPE Acquisition, LLC
c/o Apollo Management, L.P.
9 West 57th Street
New York, New York 10019
Attention: Sam Oh
Telephone: (212) 822-0629
Telecopy: (646) 417-6651

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of Americas
New York, NY 10019-6064
Attention: John M. Scott
Telephone: (212) 373-3574
Telecopy: (212) 492-0574

with a further copy to:	Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: James J. Fox
Telephone: (212) 237-0131
Telecopy: (917) 849-5328

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 11.3. Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary in Article 8, Purchaser shall be solely responsible for any and all sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Purchaser contemplated hereby (other than Section 1.3), except to the extent incurred as a result of the restructuring steps described in Section 8.10(a) (“Transfer Taxes”). Should any Seller, Company or Affiliate of any of them pay prior to Closing, or should any Seller or any continuing Affiliate of any Seller pay after Closing, any amount for which Purchaser is liable under this Section 11.3, Purchaser shall, promptly following Closing and receipt of such Seller’s invoice, reimburse the amount paid. Sellers shall provide reasonable assistance to Purchaser in establishing the applicability of any exemption from sales, use, real property transfer or any other Transfer Taxes that is based wholly or partially on facts and information related to Sellers, including, providing Purchaser and taxing authorities access to books and records establishing the lack of prior similar sales activity and the ability of a particular Seller to separately establish income and expenses attributable to assets being transferred to Purchaser.

Section 11.4. Expenses. Except as provided in Section 5.6, Section 5.19 and Section 11.3, all expenses incurred by Sellers (or by any Company or Wholly-Owned Subsidiary) in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 11.5. Company Records.

(a) As soon as reasonably practicable after the Closing Date, each Seller shall deliver or cause to be delivered to Purchaser any Company Records that are in its possession (or under its control), subject to Section 11.5(b).

(b) Sellers may retain the Excluded Company Records and the originals of those Company Records relating to Tax and accounting matters and provide Purchaser with copies of such Company Records that pertain to (i) Non-Income Tax matters solely related to the Companies or (ii) non-unitary state Income Tax Returns to the extent such Tax Returns are reasonably necessary to satisfy Purchaser’s Tax Return filing obligations under Section 8.2. Sellers may retain copies of any other Company Records.

(c) Purchaser, for a period of seven (7) years following the Closing (and subject to Purchaser’s additional obligations under Section 8.4) shall:

(i) retain copies of the Company Records;

(ii) provide Sellers, their Affiliates, and their respective officers, employees and representatives with access to the Company Records during normal business hours for review and copying at Sellers’ expense; and

(iii) provide Sellers, their Affiliates, and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to:

(A) Sellers’ obligations under Article 8 (including to prepare Tax Returns and to conduct negotiations with Tax Authorities); or

(B) The facts concerning the existence of any claim for indemnification made under Section 10.1 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement);

for review and copying at Sellers’ expense and to the Companies’ and their Affiliates’ personnel for the purpose of discussing any such matter or claim.

Section 11.6. Name Change. On the Closing Date, or as soon as practicable thereafter, Purchaser shall make the filings required in each Company’s and Wholly-Owned Subsidiary’s jurisdiction of organization to eliminate the name “El Paso” and any variant thereof from the name of each Company and Wholly-Owned Subsidiary. As promptly as practicable, but in any case within two hundred and seventy (270) days after the Closing Date, Purchaser shall (i) make all other filings (including assumed name filings) required to reflect the change of name in all applicable records of Governmental Authorities and (ii) use commercially reasonable efforts to eliminate the use of the name “El Paso” and any variant thereof from the assets of the E&P Business and the E&P Business, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to any Seller or any of its Affiliates. Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements. Notwithstanding anything to the contrary set forth in this Section 11.6, the use by Purchaser and its Affiliates (which for the avoidance of doubt shall include any Company and any Company Subsidiary) of “EP Resources” or “EP Energy” shall not be restricted hereunder.

Section 11.7. Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 11.8. Dispute Resolution.

(a) The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each Party consents to personal jurisdiction in any action brought in the Delaware Court of Chancery (or, if jurisdiction is not available in the Delaware Court of Chancery, to personal jurisdiction in any action brought in the state or federal courts located in the State of Delaware) with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement (including any claims made in Contract, tort or otherwise relating to this Agreement or the transactions contemplated hereby), and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the allocation of the Purchase Price pursuant to Section 2.2(b) or the determination of the final Purchase Price pursuant to Section 2.4(b) is referred to an expert pursuant to those Sections and subject to the provisions of Annex 1) will be instituted exclusively in the Delaware Court of Chancery (or, if jurisdiction is not available in the Delaware Court of Chancery, then exclusively in the state or federal courts located in the State of Delaware). The Parties hereby waive trial by jury in any action, proceeding or counterclaim brought by any Party against another in any matter whatsoever arising out of or in relation to or in connection with this Agreement.

(b) Limitation on Suits Against Financing Providers. Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Equity Providers or the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the Parties irrevocably agrees to waive trial by jury in any action, cause of action, claim, cross-claim or third-party claim referred to in this paragraph.

(c) Notwithstanding anything herein to the contrary, Sellers shall be entitled to specific performance to cause Purchaser to draw down the Equity Financing or to consummate the Closing only if:

(i) all conditions in Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied) have been satisfied;

(ii) Purchaser has failed to complete the Closing by the date the Closing is required to occur pursuant to Section 7.1;

(iii) the Debt Financing has been funded or is expected to be funded at the Closing if the Equity Financing is funded at the Closing (provided, that Purchaser shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing is not in fact funded at the Closing); and

(iv) Sellers have irrevocably confirmed in writing to Purchaser that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(d) Notwithstanding anything herein to the contrary, Sellers shall be entitled to specific performance to cause Purchaser to draw down the Debt Financing (or any Alternate Financing) only if the Closing will occur substantially simultaneously with such draw down.

Section 11.9. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.10. Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.11. Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void; provided, however, that each Party shall have the right to assign its rights under this Agreement to any of its Affiliates or as collateral to any lender (or agent or trustee therefor) in connection with any bona fide financing arrangement, including in the case of Purchaser the Debt Financing; provided, further, however, that no such assignment shall relieve such Party of its obligations hereunder in the event of the failure of performance by such assignee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 11.12. Entire Agreement. The Confidentiality Agreement, this Agreement and the documents to be executed hereunder (including the Transition Services Agreement, the Lease and the Personal Property Assignment) and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.13. Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Sellers and Purchaser and expressly identified as an amendment or modification.

Section 11.14. No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 5.17, Section 9.2 and Section 11.20 and except that the Debt Providers and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or Representatives shall be third party beneficiaries of Sections 9.2, 11.7, 11.8(a), 11.8(b), 11.8(d) and this Section 11.14.

Section 11.15. Guarantees. Simultaneously with execution of this Agreement, (i) Purchaser has caused those certain entities party thereto (the “Purchaser Guarantors”) to deliver to Sellers guarantees each in substantially the form attached hereto as Exhibit A (each a “Parent Guarantee”) and (ii) Sellers have caused El Paso (the “El Paso Guarantor”) to deliver to Purchaser a guarantee in substantially the form attached hereto as Exhibit B (the “El Paso Guarantee”).

Section 11.16. Headings. Headings have been provided for the sections of this Agreement, the Schedules and Exhibits for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.17. References. In this Agreement:

(a) references to any gender includes a reference to all other genders;

(b) references to the singular includes the plural, and vice versa;

(c) reference to any Article or Section means an Article or Section of this Agreement;

(d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) unless expressly provided to the contrary, the word “or” is not exclusive;

(g) references to “$” or “Dollars” means United States Dollars; and

(h) “include” and “including” means include or including without limiting the generality of the description preceding such term.

Section 11.18. Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the assets of the E&P Business as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the assets of the E&P Business and their value, operation and suitability. Each of Sellers and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof; it being further understood and agreed that nothing in this Section 11.18 shall limit any representation, warranty, covenant or indemnity contained herein or in any certificate delivered pursuant hereto.

Section 11.19. Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 11.20. Non-Recourse. None of Kinder Morgan (except with respect to its obligations under Section 9.2(c)(i) or Section 9.2(c)(iii)) (or its current or future Affiliates, other than Sellers, the Companies and the Company Subsidiaries), the Purchaser Guarantors (or any of their respective Affiliates, other than Purchaser), any of the Affiliated Apollo Persons (or any of their respective Affiliates, other than Purchaser) or any of the Affiliated Riverstone Persons (or any of their respective Affiliates, other than Purchaser) (the foregoing described persons, the “Covered Persons”), nor any past, present or future director, officer, employee, incorporator, agent, attorney or representative of any of the Covered Persons or, other than Purchaser and Sellers, any member, partner or stockholder of any of the Covered Persons, shall have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 11.20 shall limit (i) any liability of the Parties for breaches of this Agreement, (ii) any liability of the Purchaser Guarantors provided for in the Parent Guarantee or (iii) any liability of the El Paso Guarantor provided for in the El Paso Guarantee.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:	EP ENERGY CORPORATION

	By:	/s/ Brent J. Smolik
	Name:	Brent J. Smolik
	Title:	President

SELLER:	EP ENERGY HOLDING COMPANY

	By:	/s/ Brent J. Smolik
	Name:	Brent J. Smolik
	Title:	President

SELLER:	EL PASO BRAZIL, L.L.C.

	By:	/s/ Antonio de Pinho
	Name:	Antonio de Pinho
	Title:	VP Western & International Divisions

PURCHASER:	EPE ACQUISITION, LLC

	By:	/s/ Sam Oh
	Name:	Sam Oh
	Title:	Vice President

Signature Page to Purchase and Sale Agreement

THE UNDERSIGNED IS EXECUTING THIS AGREEMENT SOLELY FOR PURPOSES OF SECTION 9.2(c) AND ARTICLE XI AND FOR NO OTHER PURPOSE.

KINDER MORGAN, INC.

By:	/s/ David D. Kinder
Name:	David D. Kinder
Title:	Vice President

Signature Page to Purchase and Sale Agreement

ANNEX 1

TITLE MATTERS

Section 1.1 Title. The rights and remedies of Purchaser set forth in (i) this Annex 1, (ii) Sections, 3.10, 3.12, 3.13, 3.14, 3.22 and 3.23 of the Agreement (and the indemnities related thereto), (iii) Section 2.3(h) of the Agreement with respect to any of the matters described therein and (iv) Section 5.15 of the Agreement and the indemnity set forth in Section 10.1(b)(iv) of the Agreement, shall be Purchaser’s sole and exclusive rights and remedies with respect to any defect in title with respect to the Company Properties, including with respect to the Companies’ or the Company Subsidiaries’, as applicable, title to the wells, recompletions, proved undeveloped locations, probable undeveloped locations, possible undeveloped locations and other undeveloped acreage shown on Exhibit C-1, Part 1 (each, a “Well” and, collectively, the “Wells”), the leases and other interests listed on Exhibit C-1, Part 2 (the “Michigan Undeveloped Leases” and together with the Wells, the “Reserve Assets”) and all of the Companies’ and Company Subsidiaries’ other real property interests used in connection with the ownership, development or operation of, or the marketing, transportation or other disposition of production from, the Company Properties, other than the Major Midstream Assets (the “Other Real Property Interests” and together with the Reserve Assets, the “Title Assets”); provided, however, that, for the avoidance of doubt, this Annex 1 shall not cover the Major Midstream Assets, and any defect or deficiency in title with respect thereto (or the right of use thereof) shall not be the basis for, or otherwise contribute to, any Title Defect or Title Defect Amount pursuant to this Annex 1. Capitalized terms used, but not defined, in this Annex 1 shall have the meanings ascribed to them in that certain Purchase and Sale Agreement, dated as of February 24, 2012, between EP Energy Holding Company, EP Energy Corporation, El Paso Brazil, L.L.C. and EPE Acquisition, LLC, to which this Annex 1 is annexed.

Section 1.2 Definition of Defensible Title.

(a) As used in this Annex 1, the term “Defensible Title” means that title (other than to the Major Midstream Assets) of the Companies and the Company Subsidiaries, which, subject to the Permitted Encumbrances (with respect to Company Properties other than Other Real Property Interests) or RE Permitted Encumbrances (with respect to the Other Real Property Interests), as applicable, as of the Execution Date:

(i) entitles the Companies and/or the Company Subsidiaries, as applicable, to receive, in the case of any Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or similar burdens on or measured by production of Hydrocarbons), not less than the applicable net revenue interest share shown in Exhibit C-1, Part 1 of all Hydrocarbons produced, saved and marketed from such Well (from the formation(s) denoted for such Well in Exhibit C-1, Part 1 if a formation(s) is listed in Exhibit C-1, Part 1 with respect to such Well) throughout the duration of the productive life of such Well, or, in the case of any Michigan Undeveloped Lease (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or similar burdens on or measured by production of Hydrocarbons), not less than the net revenue interest share set forth in Exhibit C-1, Part 2 for such Michigan Undeveloped Lease of all Hydrocarbons produced, saved and marketed from the lands covered by such Michigan Undeveloped Lease throughout the duration of the productive life of such Michigan Undeveloped Lease, in each case, except (A) decreases in connection with those operations in which the Companies or any Company Subsidiary may elect after the Execution Date to be a nonconsenting co-owner, (B) decreases resulting from reversions of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from pooling or unitization after the Execution Date and (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

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(ii) as to any Well, obligates the Companies and/or the Company Subsidiaries, as applicable, to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Well throughout the duration of the productive life of such Well not greater than the working interest shown in Exhibit C-1, Part 1 for such Well (with respect to the formation(s) denoted for such Well in Exhibit C-1, Part 1 if a formation(s) is listed in Exhibit C-1, Part 1 with respect to such Well) without increase, except (A) as expressly stated in Exhibit C-1, Part 1 or Exhibit C-2, (B) increases resulting from contribution requirements with respect to defaults by co-owners after the Execution Date and (C) increases that are accompanied by at least a proportionate increase in the Companies’ or Company Subsidiaries’, as applicable, applicable net revenue interest in such Well above that shown in Exhibit C-1, Part 1 for such Well;

(iii) as to any Michigan Undeveloped Lease, covers a number of Net Mineral Acres not less than the number of Net Mineral Acres specified therefor in the “Net Ac” column in Exhibit C-1, Part 2;

(iv)(A) as to any Michigan Undeveloped Lease and any other lease related to the Wells listed on Exhibit C-1 that is not held by production or held by operations, the primary term of such Michigan Undeveloped Lease or other lease, (1) if stated on Exhibit C-1 or Exhibit C-2, as applicable, is correct or (2) will expire after September 30, 2012 and (B) as to any Title Asset, title to which is pursuant to a seismic option or other option to acquire any lease, the end of the period of time in which such option may be exercised (1) if stated on Exhibit C-1 or Exhibit C-2, as applicable, is correct or (2) will expire after September 30, 2012;

(v) as to any Other Real Property Interest, is good and indefensible record title or is a lease or other similar agreement in favor of a Company or a Company Subsidiary that is in full force and effect in all material respects and constitutes the legal, valid and binding obligation of the owner of the property covered thereby; and

(vi) as to any Title Asset, is free and clear of all Liens.

(b) As used in this Annex 1:

(i) the term “Title Defect” means any Lien, charge, encumbrance, obligation or defect affecting any Title Asset (including, with respect to a Reserve Asset, a discrepancy in net revenue interest or working interest) that causes the Companies or the Company Subsidiaries not to have Defensible Title to such Title Asset;

(ii) the term “Title Benefit” means (A) any right, circumstance or condition that operates to increase the applicable net revenue interest in any Reserve Asset above that shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, for such Reserve Asset, without causing a greater than proportionate increase in the working interest in any such Reserve Asset that is a Well above that shown in Exhibit C-1, Part 1, for such Well or (B) any increase in the number of Net Mineral Acres covered by any Michigan Undeveloped Lease above the number of Net Mineral Acres set forth for such Michigan Undeveloped Lease in the “Net Ac” column in Exhibit C-1, Part 2; and

(iii) the term “Net Mineral Acres” means, with respect to any Michigan Undeveloped Lease, the total number of surface acres covered by such Michigan Undeveloped Lease multiplied by the fractional or percentage interest in the minerals underlying such surface acreage covered by such Michigan Undeveloped Lease multiplied by the undivided interest of the Companies or the Company Subsidiaries, as applicable, in such Michigan Undeveloped Lease.

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(c) Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects based solely on a lack of information in Sellers’, any Company’s or any Company Subsidiary’s files;

(ii) alleged defects in the authorization, execution, delivery, acknowledgment or approval of any instrument, unless Purchaser provides evidence that such defect results in a third Person’s superior claim of title to the relevant Company Property;

(iii) with respect to Company Mineral Interests from any Governmental Authority (which, for the avoidance of doubt, for the purposes of this Annex 1, includes any tribal authority and the Bureau of Indian Affairs, the Bureau of Land Management, the Minerals Management Service and the Bureau of Ocean Energy Management, or any successor agency thereto), defects based on a gap in any chain of title in the records of any such Person if the applicable chain of title is reflected in the applicable county or parish;

(iv) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions or lack of heirship, succession or probate proceedings, unless Purchaser provides evidence that such defects or irregularities results in a third Person’s superior claim of title;

(v) with respect to (i) Wells that have been producing and in “pay” status (other than interruptions in the ordinary course of business arising from the transfer in ownership thereof) since January 1, 2002 and (ii) non-producing Title Assets that have common title with any such producing Wells, defects based on alleged gaps in production from such Wells that occurred prior to January 1, 2002; provided that, upon request of Purchaser, in each case, Sellers have provided to Purchaser a certificate, in form and substance reasonably satisfactory to the Parties, representing and warranting that, as of the date thereof, no claim has been made or threatened by any third Person with respect thereto, which such representation and warranty shall survive for a period of twelve (12) months after Closing (it being understood and agreed that any breach of such representation or warranty shall be subject to the Title Threshold and Title Deductible as though such breach constituted a Title Defect with respect to the applicable Title Asset);

(vi) defects arising solely out of lack of survey, overlapping survey, or lack of metes and bounds descriptions, unless one is required by Law;

(vii) defects that have been cured by applicable Laws of limitations or prescription, including adverse possession, the doctrine of laches, and deemed marketable record title;

(viii) defects arising from any change in applicable Laws after the Execution Date;

(ix) defects arising from prior expired oil and gas leases that are not surrendered or released of record;

(x) defects with respect to which the true owner of the applicable Company Property is another Company or Company Subsidiary;

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(xi) defects based on Purchaser’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, operational technique (including completion or stimulation technique) of any Title Asset;

(xii) defects arising out of production payments that have expired of their own terms;

(xiii) defects based on a claim that none of the Companies or the Company Subsidiaries has title to a Company Property (other than a Reserve Asset), if any of the Companies or the Company Subsidiaries has a valid right to use such Company Property for the purposes for which it is being used;

(xiv) defects based solely on Sellers’ failure to have a title insurance policy or survey on any Company Property;

(xv) defects based upon an Impaired Reserve Asset to the extent the basis on which such defect is asserted is any defect or deficiency with respect to the Major Midstream Assets; and

(xvi) defects arising out of mortgages or liens that are unenforceable under applicable statutes of limitations.

(d) The Parties acknowledge and agree that any reference in this Annex 1 to the net revenue interest of any Michigan Undeveloped Lease as set forth in Exhibit C-1, Part 2 shall be a reference to a percentage (expressed as a decimal) equal to the product of (i) one hundred percent (100%) minus the sum (expressed as a percentage) of the amounts set forth in the “Royalty Burden” column and “ORRI Burden” column on Exhibit C-1, Part 2 for such Michigan Undeveloped Lease, as applicable, multiplied by (ii) a fraction, the numerator of which is the number set forth in the “NET AC” column in Exhibit C-1, Part 2 for such Michigan Undeveloped Lease and the denominator of which is the number set forth in the “GR AC” column in Exhibit C-1, Part 2 for such Michigan Undeveloped Lease.

Section 1.3 Definition of Permitted Encumbrances. As used in this Annex 1, the term “Permitted Encumbrances” means any or all of the following:

(a) all Lessors’ royalties and any overriding royalties, reversionary interests, net profits interests, production payments and other burdens to the extent that they do not, individually or in the aggregate, reduce the applicable net revenue interest in any Reserve Asset below that shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, for such Reserve Asset, or increase the working interest in any Reserve Asset that is a Well above that shown in Exhibit C-1, Part 1, for such Well, without a corresponding increase in the applicable net revenue interest in such Well above that shown in Exhibit C-1 for such Well;

(b) all leases, unit agreements, pooling agreements, operating agreements, farmout agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Company Properties, including provisions for penalties, suspensions or forfeitures contained therein, to the extent that they do not, in the absence of non-consent elections or default, individually or in the aggregate, reduce the applicable net revenue interest in any Reserve Asset below that shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, for any Reserve Asset, or increase the working interest in any Reserve Asset that is a Well above that shown in Exhibit C-1, Part 1, for such Well, without a corresponding increase in the applicable net revenue interest in such Well above that shown in Exhibit C-1 for such Well;

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(c) all rights of first refusal, preferential purchase rights and similar rights with respect to the Company Properties;

(d) all third-party consent requirements and similar restrictions;

(e) all liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith by appropriate actions and for which appropriate reserves have been established on the applicable Company’s or Company Subsidiary’s financial statements in accordance with the Accounting Principles;

(f) all materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, that are being contested in good faith by appropriate actions and for which appropriate reserves have been established on the applicable Company’s or Company Subsidiary’s financial statements in accordance with the Accounting Principles;

(g) all rights to consent, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of assets and properties similar to the Title Assets;

(h) all rights of reassignment arising upon final intention to abandon or release the Company Properties or any of them;

(i) all easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations to the extent they do not, individually or in the aggregate, (i) reduce the applicable net revenue interest in any Reserve Asset below that shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, for any Reserve Asset, or increase the working interest in any Reserve Asset that is a Well above that shown in Exhibit C-1, Part 1, for such Well, without a corresponding increase in the net revenue interest in such Well above that shown in Exhibit C-1 for such Well or (ii) materially detract from the value of or materially interfere with the use, ownership or operation of the Company Properties subject thereto or affected thereby as currently used, owned or operated;

(j) all calls on production; provided that the holder of such right must pay an index-based price that adjusts on a monthly (or more frequent) basis for any production purchased by virtue of such call on production;

(k) all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Company Properties in any manner or to assess Tax with respect to any of the Company Properties, the ownership, use or operation of any of the Title Assets, or the revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority, provided that none of the foregoing have the effect, individually or in the aggregate, of reducing the applicable net revenue interest in any Reserve Asset below that shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, for such Reserve Asset, or increasing the working interest in any Reserve Asset that is a Well above that shown in Exhibit C-1, Part 1, for such Well, without a corresponding increase in the applicable net revenue interest in such Well above that shown in Exhibit C-1 for such Well;

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(l) all Liens on or affecting the Company Properties which are expressly waived (by Purchaser), assumed, bonded or paid at or prior to Closing or which is discharged at or prior to Closing (in each case, at no cost to the Companies or any Company Subsidiary);

(m) any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Laws;

(n) any failure to record leases issued by any Governmental Authority in the real property, conveyance, or other records of the county or parish in which such leases are located or, in the case of Reserve Assets located in the United States Outer Continental Shelf, the county or parish to which such Reserve Assets are adjacent;

(o) any matters specifically shown on Exhibit C-1 or C-2 or Schedule 3.9(a);

(p) “most favored nations” and similar clauses that have not been triggered prior to Closing (and are not triggered by the Closing);

(q) legal highways and zoning and building Laws, which (i) affect Other Real Property Assets and (ii) do not materially interfere with the use by the Companies and the Company Subsidiaries of the applicable Other Real Property Asset in the ordinary course of the E&P Business; and

(r) any other Liens (i) that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the ownership, use (or use contemplated by the Companies or Company Subsidiaries) or present or contemplated operation (if contemplated by the Companies or Company Subsidiaries) of the Company Properties subject thereto or affected thereby and (ii) that would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties similar to the Company Properties.

Section 1.4 Allocated Values. The “Allocated Value” for (a) any Well shall be equal to the portion of the Unadjusted Purchase Price allocated to such Well on Exhibit C-1, Part 1 and (b) for each Michigan Undeveloped Lease shall be equal to the number of Net Mineral Acres covered by such Lease as set forth in Exhibit C-1, Part 2, multiplied by $300. Sellers have accepted such Allocated Values for purposes of this Annex 1, but make no representation or warranty as to the accuracy of such value.

Section 1.5 Notice of Title Defects; Defect Adjustments.

(a) To assert a Title Defect, Purchaser must deliver a claim notice or notices to Sellers with respect thereto on or before the date that is seventy-five (75) days following the Execution Date (the “Title Claim Date”); provided that Purchaser agrees to use reasonable efforts to provide Sellers with periodic (but in no event less frequently than once every two (2) weeks) updates in writing concerning the progress of Purchaser’s title due diligence. Each notice of Title Defect shall be in writing and shall include (each such notice, a “Title Defect Notice”):

(i) a reasonably detailed description of the alleged Title Defect(s);

(ii) the Title Asset(s) affected;

(iii) the Allocated Values of the Title Asset(s) subject to or affected by the alleged Title Defect(s); and

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(iv) the amount by which Purchaser reasonably believes the Allocated Values of those Title Assets are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based.

Purchaser shall provide Sellers documentation available to Purchaser supporting Purchaser’s asserted Title Defect(s). Purchaser shall be deemed to have waived all defects in title to the Company Properties (other than as described in Section 1.1 of this Annex 1) of which Sellers have not been given written notice from Purchaser on or before the Title Claim Date.

(b) Should Purchaser discover any Title Benefit on or before the Title Claim Date, Purchaser shall deliver to Sellers on or before the Title Claim Date a written notice including:

(i) a description of the Title Benefit;

(ii) the Title Asset(s) affected;

(iii) the Allocated Values of the Title Asset(s) subject to such Title Benefit; and

(iv) the amount by which Purchaser reasonably believes the Allocated Value of those Title Assets is increased by the Title Benefit(s) and the computations and information upon which Purchaser’s belief is based.

Sellers shall have the right, but not the obligation, to deliver to Purchaser an equivalent notice on or before the date that is the Title Claim Date with respect to each Title Benefit discovered by Sellers. Sellers shall be deemed to have waived all Title Benefits of which no Party has given notice on or before the Title Claim Date, except to the extent Purchaser has failed to give a written notice which it was obligated to give under this Section 1.5(b). If Sellers deliver such notice to Purchaser, Sellers shall provide Purchaser documentation available to Sellers supporting Sellers’ asserted Title Benefit(s).

(c) Sellers shall have the right, but not the obligation, to attempt, at Sellers’ sole cost, to cure or remove on or before sixty (60) days after the Closing Date, any Title Defects of which Sellers have been advised by Purchaser. Purchaser shall reasonably cooperate with Sellers in Sellers’ efforts to cure Title Defects during such period; provided, however that, the Parties agree that the foregoing shall not require Purchaser (or, after Closing, any Company or Company Subsidiary) to incur any costs or expenses (or waive any rights it may have) with respect thereto. No reduction shall be made in the Unadjusted Purchase Price with respect to a Title Defect for purposes of Closing if Sellers have provided written notice to Purchaser of Sellers’ intent to attempt to cure such Title Defect on or before the Closing Date. If the Title Defect is not cured as agreed by Sellers and Purchaser or if Sellers and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured at the end of the sixty (60) day post-Closing period, the adjustment to the Unadjusted Purchase Price required under this Annex 1 shall be made pursuant to Section 2.3 of the Agreement. Sellers’ election to attempt to cure a Title Defect shall not constitute a waiver of Sellers right to dispute the existence, nature or value of, the Title Defect.

(d) With respect to each Title Asset affected by a Title Defect reported under Section 1.5(a), the Unadjusted Purchase Price shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Title Asset(s) caused by such Title Defects, as determined pursuant to Sections 1.5(g) and 1.5(i). Notwithstanding the foregoing provisions of this Section 1.5(d), no adjustment to the Unadjusted Purchase Price shall be made with respect to any Title Defect that is cured within sixty (60) days after the Closing.

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(e) With respect to each Title Asset affected by a Title Benefit reported under Section 1.5(b) (or which Purchaser should have reported under Section 1.5(b)), the Unadjusted Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Asset caused by such Title Benefits, as determined pursuant to Sections 1.5(h) and 1.5(i); provided, however that, in no event will the aggregate adjustments to the Unadjusted Purchase Price as a result of Title Benefits exceed the aggregate adjustments to the Unadjusted Purchase Price due to Title Defects.

(f) This Annex 1, Sections 3.9, 3.10, 3.12, 3.13, 3.14, 3.22 and 3.23 of the Agreement (and the indemnities related thereto), Section 2.3(h) of the Agreement with respect to any of the matters described therein and Section 5.15 of the Agreement and the indemnity set forth in Section 10.1(b)(iv) of the Agreement, shall be the sole and exclusive right and remedy of Purchaser with respect to any defect in title with respect to any of the Company Properties; provided, however, that Section 3.22(b) shall be the sole and exclusive right and remedy of Purchaser with respect to the Major Midstream Assets. In this regard and notwithstanding anything to the contrary in the Agreement, if any Title Defect with respect to any of the Company Properties results from any matter which could also result in the breach of any representation or warranty of a Seller as set forth in Article 3 of the Agreement (other than Sections 3.9, 3.10, 3.12, 3.13, 3.14, 3.22 and 3.23 of the Agreement), then Purchaser shall only be entitled to assert such matter prior to the Title Claim Date as a Title Defect to the extent permitted by this Annex 1 and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty. Except as provided in this Annex 1 (and Sections 3.9, 3.10, 3.12, 3.13, 3.14, 3.22 and 3.23 of the Agreement (and the indemnities related thereto), Section 2.3(h) of the Agreement with respect to any of the matters described therein and Section 5.15 of the Agreement and the indemnity set forth in Section 10.1(b)(iv) of the Agreement), Purchaser releases, remises and forever discharges Sellers and their current and former Affiliates and all such parties’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest or causes of action whatsoever, in law or in equity, known or unknown, which Purchaser might now or subsequently may have, based on, relating to or arising out of, any Title Defect, or other deficiency in title with respect to any of the Company Properties.

(g) The Title Defect Amount (calculated in the case of a Title Defect that affects multiple Title Assets, as a single aggregate amount for all Title Assets affected thereby and not as a separate amount of each of the individual Title Assets affected thereby) resulting from a Title Defect shall be determined as follows:

(i) if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance, or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the relevant Company’s or Company Subsidiary’s interest in the affected Title Asset;

(iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Reserve Asset and (B) the net revenue interest for such Reserve Asset shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, then the Title Defect Amount shall be the product of the Allocated Value of such Reserve Asset multiplied by a fraction, the numerator of which is such net revenue interest decrease and the denominator of which is the net revenue interest for such Reserve Asset shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively, provided that if the Title Defect does not affect such Reserve Asset throughout its entire productive life, the Title Defect Amount determined under this Section 1.5(g)(iii) shall be reduced to take into account the applicable time period only;

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(iv) if the Title Defect results from the failure of any of the Companies or the Company Subsidiaries to have title to the number of Net Mineral Acres set forth in the “Net Ac” column in Exhibit C-1, Part 2 for any Michigan Undeveloped Lease, then the Title Defect Amount shall be $300 per Net Mineral Acre multiplied by the amount of such Net Mineral Acre shortfall;

(v) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Title Asset of a type not described in subsections (i), (ii), (iii) or (iv) above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Asset(s) so affected, the portion of the relevant Company’s or Company Subsidiary’s interest in the Title Asset(s) affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Title Asset or Title Assets, the age of the factual matters causing or constituting the alleged Title Defect, and such other factors as are necessary to make a proper evaluation;

(vi) notwithstanding anything to the contrary in this Annex 1, (A) a claim for a Title Defect for which notice is given prior to the Title Claim Date shall only generate an adjustment to the Unadjusted Purchase Price if the Title Defect Amount (calculated in the case of a Title Defect that affects multiple Title Assets, as a single aggregate amount for all Title Assets affected thereby and not as a separate amount for each Title Asset affected thereby) with respect thereto exceeds $1,000,000 (the “Title Threshold”), (B) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Title Asset shall not exceed the Allocated Value of such Title Asset (it being understood that in the case of a Title Defect affecting multiple Title Assets, the Title Defect Amount will be allocated among affected Title Assets in a fair and equitable manner) and (C) there shall be no adjustment to the Unadjusted Purchase Price for Title Defects unless and until the aggregate amount of all Title Defect Amounts for which an adjustment to the Unadjusted Purchase Price would be permitted pursuant to Section 1.5(g)(vi)(A) exceeds $85,000,000 (the “Title Deductible”), and then only to the extent that such aggregate amount of all such Title Defect Amounts exceeds the Title Deductible;

(vii) if the Title Defect affects an Other Real Property Interest and the loss of such Other Real Property Interest will materially and adversely affect the development, operation or production of one or more Reserve Assets (each an “Impaired Reserve Asset”), then such Title Defect shall be considered to affect the applicable Impaired Reserve Assets and the Title Defect Amount shall take into account the decrease in the Allocated Value for the applicable Impaired Reserve Assets; and

(viii) without limitation of Purchaser’s right to aggregate all Title Defect Amounts attributable to the same Title Defect for purposes of determining if the Title Threshold has been met with respect to such Title Defect, the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Purchase Price.

(h) The Title Benefit Amount for any Title Benefit shall be: (i) in the case of a Title Benefit affecting any Title Asset, the product of the Allocated Value of the affected Title Asset multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the applicable net revenue interest in such Title Asset shown in Exhibit C-1, Part 1 or Exhibit C-1, Part 2, respectively and (ii) in the case of a Title Benefit affecting a Michigan Undeveloped Lease, $300 multiplied by the amount of the increase in the number of Net Mineral Acres for such Michigan Undeveloped Lease above the number of Net Mineral Acres set forth for such Michigan Undeveloped Lease in Exhibit C-1, Part 2, provided that, in each case above, (x) if a Title Benefit affects multiple Title

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Assets, then the Title Benefit Amount shall be calculated as a single aggregate amount for all Title Assets affected thereby and not as a separate amount for each Title Asset affected thereby and (y) if the Title Benefit does not affect a Title Asset throughout the entire life of the Title Asset, then the Title Benefit Amount determined under this Section 1.5(h) shall be reduced to take into account the applicable time period only. Notwithstanding anything to the contrary in this Annex 1, an individual claim for a Title Benefit which is reported under Section 1.5(b) (or which Purchaser should have reported under Section 1.5(b)) prior to the Title Claim Date shall only generate an adjustment to the Unadjusted Purchase Price if the aggregate of all Title Benefit Amounts with respect to all Title Assets affected thereby exceeds the Title Threshold.

(i) Sellers and Purchaser shall attempt to agree on all (i) Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts within thirty (30) days after the Title Claim Date and (ii) Alleged Required Consents within thirty (30) days after the delivery of the Consent Notice with respect thereto (which such thirty (30) day period, for the avoidance of doubt, shall be inclusive of the ten (10) Business Day period described in Section 5.15(c) of the Agreement). The Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts that Sellers and Purchaser are unable to agree with respect to by such date, and all Required Consent Disputes submitted to arbitration pursuant to Section 5.15(d) of the Agreement, shall be exclusively and finally resolved by arbitration pursuant to this Section 1.5(i), and, if the Closing Date occurs prior to the final resolution of any such matters, then, to the extent such unresolved matters relate to a Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount, Sellers’ good faith estimate shall be used to determine the Closing Payment pursuant to Section 2.4(a) of the Agreement. During the ten (10) day period following the expiration of the applicable thirty (30) day period, all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute, or, if applicable, all Required Consent Disputes, shall be submitted (a) with respect to any disputes regarding Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts, to a title attorney with at least ten (10) years’ experience in oil and gas titles in the state or other jurisdiction in which the Title Assets with the largest aggregate Allocated Value of all of the Title Assets in question are located (provided, however, for this purpose, the Title Assets located in the United States outer continental shelf shall be deemed to be located in the state adjacent to which the applicable Title Assets are located, determined pursuant to the currently-existing administrative boundaries for the Gulf of Mexico Region of the Outer Continental Shelf published by the Bureau of Ocean Energy Management), as selected by mutual agreement of Purchaser and Sellers or absent such agreement during the ten (10) day period, by the Houston office of the American Arbitration Association or (b) with respect to any Required Consent Dispute, to a title attorney with at least ten (10) years’ experience in oil and gas titles as selected by mutual agreement of Purchaser and Sellers or absent such agreement during the ten (10) day period, by the Houston office of the American Arbitration Association (each title attorney selected with respect to each of the foregoing described disputes, a “Title Arbitrator”). Likewise, if by the end of the sixty (60) day post-Closing cure period under Section 1.5(c), Sellers have failed to cure any Title Defects which it provided notice prior to Closing that it would attempt to cure, and Sellers and Purchaser have been unable to agree on the Title Defect Amounts for such Title Defects, the Title Defect Amounts in dispute shall be submitted to the applicable Title Arbitrator. No Title Arbitrator shall have worked as an employee or outside counsel for either Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. In connection with the engagement of a Title Arbitrator, each of Sellers and Purchaser shall execute such engagement, indemnity and other agreements as such Title Arbitrator shall require as a condition to such engagement. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 1.5(i). Each Title Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making his determination, each Title Arbitrator shall be bound by (y) with respect to any disputes regarding Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts, the rules

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set forth in this Annex 1 and (z) with respect to any Required Consent Dispute, the provisions of Section 5.15 of the Agreement, and, in each case, may consider such other matters as in the opinion of such Title Arbitrator are necessary or helpful to make a proper determination. Additionally, each Title Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including title attorneys from other states and petroleum engineers. Each Title Arbitrator shall act as an expert for the limited purpose of determining the specified disputed matters submitted to it pursuant to this Section 1.5(i) (or, with respect to any Required Consent Dispute, pursuant to Section 5.15 of the Agreement) and, except in the case of any Required Consent Dispute, may not award damages, interest or penalties to any Party with respect to any matter. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case to a Title Arbitrator. Purchaser shall bear one-half of the costs and expenses of each Title Arbitrator, and Sellers shall be responsible for the remaining one-half of the costs and expenses of each Title Arbitrator. Notwithstanding anything to the contrary set forth herein (or in the Agreement), (1) if any lawsuit, arbitration or other proceeding with respect to any Required Consent is pending at the time such Required Consent becomes the subject of a Required Consent Dispute or (2) if during the determination by any Title Arbitrator of any Required Consent Dispute the Required Consent that is the subject matter of such Required Consent Dispute becomes the subject matter of any lawsuit, arbitration or other proceeding, then, the provisions of this Section 1.5(i) shall, in the situation described in clause (1), not apply to such Required Consent Dispute and, in the situation described in clause (2), immediately cease to apply to such Required Consent Dispute, in each case, until such time as such lawsuit, arbitration or other proceeding is finally determined.

Section 1.6 Limitations on Applicability. The right of Purchaser or Sellers to assert a Title Defect or Title Benefit, respectively, under this Agreement shall terminate on the Title Claim Date; provided there shall be no termination of Purchaser’s or Sellers’ rights under Section 1.5 with respect to any bona fide Title Defect or Title Benefit claim properly reported on or before the Title Claim Date (or which should have been reported by Sellers or Purchaser pursuant to Sections 1.5(a) or 1.5(b), respectively).

Section 1.7 Termination. The Agreement, including this Annex 1, may be terminated prior to Closing by either Purchaser or Sellers, upon written notice to the other Party, in the event that the sum of the Title Defect Amounts properly asserted by Purchaser in good faith less the sum of all Title Benefit Amounts, after giving effect to the Title Threshold and the Title Deductible, as may be applicable thereto, equal or exceed fifteen percent (15%) of the Unadjusted Purchase Price.

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